Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the "Common Stock") of Huntsman Corporation.
(2)	Aggregate number of securities to which transaction applies:
        239,507,119 shares of Common Stock (including 976,284 shares of restricted Common Stock, 6,337,459 shares of Common Stock subject to issuance upon the exercise of outstanding options, 145,421 shares of Common Stock representing phantom stock grants and 26,952 shares of Common Stock subject to issuance upon exercise of outstanding restricted stock units, issued under the terms of Huntsman Corporation's stock plans, and 10,992,204, shares subject to issuance upon the conversion of the 5% Mandatory Convertible Preferred Stock of the Company, in each case as of August 9, 2007).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $28.00 per share (the price per share negotiated in the transaction).

(4)	Proposed maximum aggregate value of transaction:
        $6,571,084,706 (equal to the sum of (A) 233,169,660 shares of Common Stock multiplied by $28.00 per share and (B) 6,337,459 shares of Common Stock subject to issuance upon the exercise of outstanding options multiplied by $6.68 per share (which is the difference between $28.00 and $21.32, the weighted average exercise price per share of the options)).

	(5)	Total fee paid: $201,733 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.0000307, in accordance with Section 14(g) of the Exchange Act).
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Common Stockholder of Huntsman Corporation:

        The board of directors of Huntsman Corporation ("Huntsman") has approved a merger pursuant to which Huntsman will be acquired by Hexion Specialty Chemicals, Inc., an entity owned by an affiliate of Apollo Management, L.P.

        If the merger is completed, holders of Huntsman common stock will receive $28.00 in cash per share of Huntsman common stock they own. In addition, if the merger is not completed by April 5, 2008 (the "Adjustment Date"), then for each day after the Adjustment Date, through and including the closing date of the merger, the merger consideration per share will increase by an amount in cash equal to the excess, if any, of $0.006137 per day over the amount of any dividends or distributions declared, made or paid from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent). The merger consideration will be paid without interest and reduced by any applicable tax withholding.

        The board of directors of Huntsman has, based on the recommendation of a transaction committee comprised entirely of independent directors, unanimously determined that the merger agreement and the merger are in the best interests of the holders of Huntsman common stock and declared the merger agreement and the merger advisable. The board of directors of Huntsman unanimously recommends that holders of Huntsman's common stock vote FOR the adoption of the merger agreement.

        Holders of Huntsman common stock will vote on the adoption of the merger agreement at a special meeting. The date, time and place of the special meeting to consider and vote upon the proposal to adopt the merger agreement is as follows:

                          , 2007
               a.m., local time

        The proxy statement attached to this letter provides you with information about the special meeting, the merger and the merger agreement. We encourage you to read the entire proxy statement carefully.

        Your vote is very important.    Whether or not you plan to attend the special meeting, if you are a holder of Huntsman common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If your shares of Huntsman common stock are held in "street name," please instruct your broker or bank how to vote your shares.

Jon M. Huntsman Chairman of the Board

        The proxy statement is dated                        , 2007, and is first being mailed to holders of Huntsman common stock on or about                        , 2007.

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, UT 84108

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2007

To the Common Stockholders of Huntsman Corporation:

        A special meeting of common stockholders of Huntsman Corporation, a Delaware corporation, will be held on                        ,                         , 2007 at             a.m., local time, at                        , for the following purposes:

          1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2007, among Hexion Specialty Chemicals, Inc., a New Jersey corporation, an entity owned by an affiliate of Apollo Management, L.P., Nimbus Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Hexion Specialty Chemicals, Inc., and Huntsman, pursuant to which each outstanding share of Huntsman common stock will be converted into the right to receive (a) $28.00 in cash plus (b) if the merger is not consummated by April 5, 2008 (the "Adjustment Date"), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess, if any, of $0.006137 per day less any dividends or distributions declared, made or paid from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent), without interest, less any applicable tax withholding; and

          2.     To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The board of directors of Huntsman has fixed the close of business on                        , 2007 as the record date for the determination of holders of common stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, Huntsman had                        shares of common stock outstanding and entitled to vote. Holders of Huntsman's common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See "The Merger—Appraisal Rights."

YOUR VOTE IS IMPORTANT

        If you fail to return your Huntsman proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Huntsman special meeting but will effectively be counted as a vote against adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Huntsman common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

Samuel D. Scruggs Secretary Huntsman Corporation
, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND OUR SPECIAL MEETING

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of common stock of Huntsman Corporation. For important additional information please refer to the more detailed discussion contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms "Huntsman," "Company," "we," "our," "ours," and "us" refer to Huntsman Corporation and its subsidiaries.

Q:    What is the proposed transaction?

A:
The proposed transaction is the acquisition of Huntsman by Hexion Specialty Chemicals, Inc., a New Jersey corporation and an entity owned by an affiliate of Apollo Management, L.P. ("Hexion"), pursuant to an Agreement and Plan of Merger, dated as of July 12, 2007 (the "merger agreement"), among Huntsman, Hexion and Nimbus Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Hexion ("Merger Sub"). Once the merger agreement has been adopted by Huntsman's common stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Huntsman (the "merger"). Huntsman will be the surviving corporation in the merger (the "surviving corporation") and will become a wholly-owned subsidiary of Hexion.

Q:    What will I receive in the merger for my Huntsman common stock?

A:
Upon consummation of the merger, for each share of Huntsman common stock you own you will receive (a) $28.00 in cash plus (b) if the merger is not consummated by April 5, 2008 (the "Adjustment Date"), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess, if any, of $0.006137 per day (which amount represents an accrual of approximately 8% interest per annum from the Adjustment Date) less any dividends or distributions declared, made or paid from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent), without interest, less any required tax withholding. We refer to such amount in this proxy statement as the "merger consideration." After the merger is consummated, you will not own any shares or other equity interest in the surviving corporation or Hexion.

Q:    What will happen in the merger to stock options, restricted stock and other stock-based awards that have been granted to employees, officers and directors of Huntsman?

A:
The merger agreement provides that all outstanding stock options issued pursuant to Huntsman's equity plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by the excess of the merger consideration over the exercise price per share of common stock subject to such option. The merger agreement also provides that the restrictions applicable to each outstanding share of our restricted stock (including restricted stock units and phantom stock) will lapse and, at the effective time of the merger, each share of our restricted stock outstanding (including restricted stock units and phantom stock) will become fully vested and convert into the right to receive the merger consideration except for restrictions with respect to any awards granted after February 15, 2008, one half of which will lapse at the effective time of the merger and become fully vested and convert into the right to receive the merger consideration, and the remaining one half of which will convert into the right to receive the merger consideration six months following completion of the merger.

Q:    What are the interests of the members of Huntsman's Board of Directors and executive officers in the merger?

A:
Members of our board of directors and our executive officers have interests in the merger that are different from yours, including the accelerated vesting of stock options and restricted stock, as well as other interests described in this proxy statement. We encourage you to review the section entitled "The Merger—Interests of Certain Persons in the Merger" for a full discussion of their interests.

Q:    When do you expect the merger to be completed?

A:
We are working to complete the merger as quickly as possible. The merger cannot be completed until each closing condition has been satisfied or waived. We cannot predict the exact timing of the effective time of the merger or whether the merger will be consummated because it is subject to conditions which are not within our control, such as expiration of waiting periods or grants of approvals under competition laws in the United States, Europe and certain other jurisdictions. The merger agreement may be terminated by either party if the merger is not consummated by April 5, 2008, subject to certain extensions for approximately six months or more under certain circumstances. Please see "The Merger Agreement and Voting Agreements—Termination of the Merger Agreement." The entire time period may be required to satisfy all closing conditions.

Q:    What conditions are required to be fulfilled to complete the merger?

A:
We and Hexion are required to complete the merger unless certain specified conditions are not satisfied or waived. These conditions include, among others (i) adoption of the merger agreement by the holders of our common stock at the special meeting, (ii) receipt of regulatory approvals or expiration of required waiting periods, (iii) no material adverse effect occurring with respect to us or our business and (iv) compliance by us with our obligations under the merger agreement, including certain covenants that restrict our ability to conduct our business. Consummation of the merger is not subject to a financing condition; however, if Hexion's financing commitments are terminated or not fulfilled and Hexion is unable to find alternative financing arrangements, Hexion may not be able to consummate the Merger. There can be no assurance that these or the other conditions to consummation of the merger will be satisfied or waived. For a more complete summary of conditions that must be satisfied or waived prior to the effective time of the merger, see "The Merger Agreement and Voting Agreements—Conditions to the Merger."

Q:    What if the proposed merger is not completed?

A:
It is possible that the proposed merger will not be completed. The merger will not be completed if each closing condition is not satisfied or waived. If the merger is not completed, we will remain an independent public company, and shares of our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, if the merger is not completed we may be required to pay Hexion, or Hexion may be required to pay to us, a termination fee or the Reimbursement Amount, or both, as described under the caption "The Merger Agreement and Voting Agreements—Termination Fees and Expenses."

Q:    Where and when is the special meeting?

A:
The special meeting will take place at                        , on                        ,                         , 2007, at             a.m., local time.

Q:    Who is eligible to vote?

A:
All holders of record of our common stock on the close of business on                        , 2007 will be eligible to vote.

Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted. Because adoption of the merger agreement requires the affirmative vote of holders representing a majority of our outstanding shares of common stock, failure to instruct your broker will have the same effect as a vote against adoption of the merger agreement.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our common stockholders.

Q:    What vote is needed to adopt the merger agreement?

A:
The affirmative vote of holders representing at least a majority of the outstanding shares of our common stock is required to adopt the merger agreement. MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P., which are referred to herein as MatlinPatterson, the Huntsman family and the Fidelity Charitable Gift Fund have entered into voting agreements with Hexion, pursuant to which they have agreed to vote the shares of our common stock that they own on the record date for the special meeting in favor of approval of the merger and the adoption and approval of the merger agreement, and against any competing proposal. On the record date for the special meeting, these stockholders beneficially owned shares of our common stock representing in the aggregate approximately    % of our outstanding common stock entitled to vote at the special meeting. The obligations under the voting agreements terminate in certain circumstances including in the event the merger agreement is terminated in accordance with its terms. See "The Merger Agreement and Voting Agreements."

Q:    How does the Huntsman board of directors recommend that I vote?

A:
Our board of directors, based on the recommendation of a transaction committee comprised entirely of independent directors, has unanimously determined that the merger agreement and the merger are in the best interests of holders of our common stock, declared that the merger agreement and the merger are advisable and unanimously recommends that you vote FOR adoption of the merger agreement.

Q:    What happens if I do not return a proxy card?

A:
If you fail to return your proxy card and do not vote in person at the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, because adoption of the merger agreement requires the affirmative vote of holders representing a majority of our outstanding shares of common stock, the failure to return your proxy card or vote in person at the special meeting will have the same effect as voting against the adoption of the merger agreement.

Q:    May I vote in person?

A:
Yes. If you are the record holder of your shares, you may attend the special meeting and vote your shares of common stock in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank in order to attend the special meeting and vote your shares in person. Even if you plan to attend the special meeting, we encourage you to sign and deliver a proxy card, which will not prevent you from attending the meeting and voting your shares in person.

Q:    Do I need to attend the special meeting in person?

A:
No. You do not have to attend the special common stockholders meeting in order to vote your Huntsman shares. You can have your shares voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:    May I change my vote after I have submitted my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Huntsman stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:    What does it mean if I get more than one proxy card or vote instruction card?

A:
If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares of our common stock are voted.

Q:    What is a quorum?

A:
A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:    How are votes counted?

A:
For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because holders of Huntsman common stock holding at least a majority of Huntsman common stock outstanding on the record date must vote FOR the adoption of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the adoption of the merger agreement.

Q:    Who will bear the cost of this solicitation?

A:
We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, D.F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $10,000 plus out-of-pocket expenses. We will, on request, reimburse holders of common stock who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:    Should I send in my Huntsman stock certificates with my proxy card?

A:
No. After the merger is completed, you will receive written instructions for delivering your common stock certificates and exchanging your shares of our common stock for the merger consideration.

Q:    Am I entitled to appraisal or dissenters' rights?

A:
Yes. If the merger is completed, holders of our common stock who do not vote in favor of adoption of the merger agreement and who otherwise comply with the requirements of Delaware law are entitled to appraisal rights under the General Corporation Law of the State of Delaware if they meet certain conditions. See "The Merger—Appraisal Rights."

Q:    Will I owe taxes as a result of the merger?

A:
The merger will be a taxable transaction for United States federal income tax purposes (and also may be taxed under applicable foreign, state and local tax laws). In general, for United States federal income tax purposes, U.S. holders will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of Huntsman common stock and (2) the tax basis of your shares of Huntsman common stock. Please refer to the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on the specific tax consequences of the merger to you.

Q:    What will happen to Huntsman's outstanding 5% Mandatory Convertible Preferred Stock?

A:
Unless Hexion has previously requested that we convert outstanding shares of 5% Mandatory Convertible Preferred Stock of Huntsman, and such conversion has occurred, any outstanding shares of 5% Mandatory Convertible Preferred Stock of Huntsman at the effective time of the merger will remain outstanding and after the merger, each share will, instead of being convertible into our common stock, become convertible into the merger consideration on terms set forth in the certificate of designations of such preferred stock.

Q:    Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., our proxy solicitation agent, at the address or telephone number below. If your broker or bank holds your shares, you should also call your broker or bank for additional information.

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
1-800-578-5378 (toll free)
1-212-269-5550 (call collect)

SUMMARY
The Parties
The Merger
Merger Consideration
Treatment of Stock Option, Restricted Stock and Other Stock-based Awards
Market Price and Dividend Data
Recommendation of the Transaction Committee and Board of Directors
Opinions of Financial Advisors
The Special Meeting of Huntsman Common Stockholders
Share Ownership of Directors and Officers
Interests of Certain Persons in the Merger
Material United States Federal Income Tax Consequences
Regulatory Approvals
Procedure for Receiving Merger Consideration
No Solicitation of Transactions; Limitations on Changes in Recommendation
Conditions to Completion of the Merger
Termination of the Merger Agreement
Fees and Expenses; Remedies
Voting Agreements
Appraisal Rights
FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
Huntsman Corporation
Hexion Specialty Chemicals, Inc.
Nimbus Merger Sub Inc.
THE SPECIAL MEETING
Date, Time and Place
Purpose of Special Meeting
Record Date; Shares Entitled to Vote
Votes Required for Approval; Quorum
Voting by Certain of Huntsman's Stockholders
Voting of Proxies
Revocability of Proxies
Shares Held in "Street Name"
Adjournments
Solicitation of Proxies
THE MERGER
Background of the Merger
Recommendation of the Transaction Committee and Board of Directors and Their Reasons for the Merger
Certain Financial Projections
Opinions of Financial Advisors
Interests of Certain Persons in the Merger
Appraisal Rights
Stockholder Litigation
Material United States Federal Income Tax Consequences of the Merger
Regulatory Matters

i

THE MERGER AGREEMENT AND VOTING AGREEMENTS
Effective Time
Structure
Treatment of Common Stock, Stock Options, Restricted Stock and Other Stock-based Awards
Exchange and Payment Procedures
Representations and Warranties
Conduct of Our Business Pending the Merger
No Solicitation of Transactions
Access to Information
Agreement to Take Further Action and to Use All Reasonable Best Efforts and to Provide Notification
Stockholders Meeting
Employee Matters
Conversion of 5% Preferred Stock
Agreement to Defend
Financing
Debt Tender Offer
Conditions to the Merger
Termination of the Merger Agreement
Fees and Expenses; Remedies
Amendment and Waiver
The Voting Agreements
Debt Financing
MARKET PRICE AND DIVIDEND DATA
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
STOCKHOLDER PROPOSALS
OTHER MATTERS
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
WHERE YOU CAN FIND MORE INFORMATION

APPENDICES
Agreement and Plan of Merger	Appendix A
Huntsman Family/Fund Voting Agreement	Appendix B
MatlinPatterson Voting Agreement	Appendix C
Opinion of Merrill Lynch & Co.	Appendix D
Opinion of Cowen and Company LLC	Appendix E
Section 262 of the General Corporation Law of the State of Delaware—Appraisal Rights	Appendix F

ii

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the merger agreement and transactions contemplated by the merger agreement, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety as it is the legal document that governs the merger.

The Parties (see page 14)

  Huntsman Corporation

        Huntsman Corporation is among the world's largest global manufacturers of differentiated chemical products and also manufactures inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. As of August 6, 2007, our facilities were located in 24 countries, and we employed approximately 13,000 associates worldwide. We had 2006 revenues of over $10.6 billion.

  Hexion Specialty Chemicals, Inc.

        Hexion, an entity owned by an affiliate of Apollo Management, L.P., is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion had 2006 sales of approximately $5.2 billion and as of December 31, 2006 employed approximately 6,900 associates.

  Nimbus Merger Sub Inc.

        Merger Sub was formed on June 12, 2007 for the sole purpose of merging with and into Huntsman. Merger Sub has no operations and is a wholly-owned subsidiary of Hexion.

The Merger (see page 18)

        Hexion and Huntsman have agreed to combine their businesses pursuant to the merger agreement described in this proxy statement. Under the terms of the merger agreement, Merger Sub will be merged with and into Huntsman, with Huntsman continuing its existence as the surviving corporation and a wholly-owned subsidiary of Hexion after the merger. The merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (see page 63)

        If the merger is completed, for each share of Huntsman common stock you own, you will receive (a) $28.00 in cash plus (b) if the merger is not consummated by April 5, 2008 (the "Adjustment Date"), for each day after the Adjustment Date, through and including the closing date of the merger, an amount in cash equal to the excess, if any, of $0.006137 per day (which amount represents an accrual of approximately 8% interest per annum from the Adjustment Date) less any dividends or distributions declared, made or paid from and after the Adjustment Date through and including the closing date of the merger (rounding to the nearest cent), without interest, less any applicable tax withholding. We refer to such amount in this proxy statement as the "merger consideration."

        After the merger is completed, you will have the right to receive the merger consideration (unless you elect to exercise appraisal rights as described below) but you will no longer have any rights as a Huntsman stockholder. You will receive the merger consideration with respect to your shares of common stock after exchanging your Huntsman common stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. Do not send your stock certificates with your proxy. You should retain them until the effective time of the merger after which you will receive a transmittal letter and instructions where to send your certificates.

Treatment of Stock Option, Restricted Stock and Other Stock-based Awards (see page 63)

        We are permitted and intend to take such actions as are necessary to cause all options to purchase shares of Huntsman common stock under any benefit plan, program or arrangement that are outstanding and unexercised at the effective time of the merger, whether or not vested or exercisable, as of the effective time of the merger, to be cancelled and converted into the right to receive, upon delivery of an option surrender agreement, an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price per share of common stock under such option. In addition, pursuant to the merger agreement, the forfeiture restrictions applicable to any shares of restricted stock outstanding on July 12, 2007 (including restricted stock units and phantom stock) under any benefit plan or arrangement will lapse immediately prior to the effective time of the merger and, at the effective time of the merger, will be converted into the right to receive the merger consideration except for restrictions with respect to any awards granted after February 15, 2008, one half of which will lapse at the effective time of the merger and become fully vested and convert into the right to receive the merger consideration, and the remaining one half of which will convert into the right to receive the merger consideration six months following completion of the merger.

Market Price and Dividend Data (see page 85)

        Our common stock is listed on the New York Stock Exchange under the symbol "HUN." On July 3, 2007, the last full trading day prior to the public announcement of the proposed offer by Hexion, our common stock closed at $24.40 per share. Effective June 26, 2007, we entered into a merger agreement with Basell AF ("Basell") and BI Acquisition Holdings for the purchase of Huntsman at a price of $25.25 per share of common stock. The merger agreement was subsequently terminated on July 12, 2007. On June 25, 2007, the last full trading day prior to the public announcement of the Basell transaction, our common stock closed at $18.90 per share. On                        , 2007, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $            .

Recommendation of the Transaction Committee and Board of Directors (see page 30)

        Our board of directors has unanimously:

  •
  determined, based on the recommendation of a transaction committee comprised entirely of independent directors (the "Transaction Committee"), that the merger agreement and the merger are fair to and in the best interests of the holders of Huntsman common stock;

  •
  declared the merger agreement and the merger advisable;

  •
  approved the merger agreement and merger; and

  •
  recommended that holders of our common stock vote FOR the adoption of the merger agreement.

        The Transaction Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and assisted in the negotiation of the terms and conditions of the merger agreement with Hexion and Nimbus Merger Sub. The Transaction Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our common stockholders and recommended to the board of directors that (i) the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (ii) the board of directors recommend the adoption by the holders of Huntsman common stock of the merger agreement.

Opinions of Financial Advisors (see pages 36 and 44)

  Opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated

        Merrill Lynch, Pierce, Fenner and Smith Incorporated, which is referred to herein as Merrill Lynch, delivered its written opinion to the Huntsman board of directors that, as of July 12, 2007, and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that entered into voting agreements with Hexion and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, is fair from a financial point of view to such stockholders. Merrill Lynch's opinion was provided for the information and assistance of the Huntsman board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Huntsman common stock should vote with respect to the merger.

        Pursuant to an engagement letter with Merrill Lynch, we agreed to pay Merrill Lynch a set transaction fee that is contingent upon consummation of the merger. The full text of Merrill Lynch's written opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Appendix D and is incorporated into this proxy statement by reference. Holders of Huntsman common stock are encouraged to carefully read the opinion in its entirety.

  Opinion of Cowen and Company, LLC.

        Cowen and Company, LLC, which is referred to herein as Cowen, delivered its written opinion to the Transaction Committee that, as of July 12, 2007, and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that entered into voting agreements with Hexion and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, is fair from a financial point of view to such stockholders. Cowen's opinion was provided for the information and assistance of the Transaction Committee in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Huntsman common stock should vote with respect to the merger.

        Pursuant to an engagement letter with Cowen, we agreed to pay Cowen an opinion fee that is not contingent on the consummation of the merger or based on the merger consideration. The full text of Cowen's written opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Appendix E and is incorporated into this proxy statement by reference. Holders of Huntsman common stock are encouraged to carefully read the opinion in its entirety.

The Special Meeting of Huntsman Common Stockholders (see page 15)

        Time, Date and Place.    A special meeting of our common stockholders will be held on            ,            , 2007, at                         at     a.m., local time, which is referred to herein as the special meeting.

        Purpose.    You will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Huntsman, and each outstanding share of our common stock (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive the merger consideration.

        The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment of the special meeting.

        Stockholders Entitled to Vote.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on            , 2007, the record date for the special meeting. You may cast one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, there were            shares of our common stock outstanding and entitled to be voted at the special meeting.

        Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Abstaining will have the same effect as a vote against the proposal to adopt the merger agreement but will be counted in determining whether a quorum is present at the special meeting.

        MatlinPatterson and the Huntsman family and the Fidelity Charitable Gift Fund have entered into voting agreements with Hexion, pursuant to which they have agreed to vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement, and against any competing proposal. Stockholders who are parties to the voting agreements beneficially owned shares of common stock representing in the aggregate approximately    % of our outstanding common stock entitled to vote at the special meeting on the record date. The obligations under the voting agreements terminate in certain circumstances including if the merger agreement is terminated in accordance with its terms.

        Your vote is very important. You are encouraged to vote as soon as possible by returning the enclosed proxy card. If you do not indicate how your shares of Huntsman common stock should be voted, the shares represented by your properly completed proxy will be voted as the Huntsman board of directors recommends, which in the case of the proposal to adopt the merger agreement means FOR the proposal.

Share Ownership of Directors and Officers (see page 86)

        On the record date for the special meeting, the directors and officers of Huntsman and their affiliates beneficially owned approximately            shares of Huntsman common stock, collectively representing approximately            % of the shares of common stock outstanding and entitled to vote at the special meeting. Of these shares, approximately            (or            % of the outstanding shares of Huntsman common stock) are subject to voting agreements requiring them to vote in favor of the adoption of the merger agreement. The directors and executive officers of Huntsman have each indicated that they expect to vote for the proposal to adopt the merger agreement.

Interests of Certain Persons in the Merger (see page 49)

        When considering the unanimous recommendation by our board of directors in favor of the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

  •
  certain indemnification arrangements and insurance policies for our directors and officers will be continued for six years by Hexion if the merger is completed;

  •
  certain directors and executive officers hold restricted stock awards and other stock-based awards which will be accelerated and will vest immediately prior to consummation of the merger;

  •
  all stock options outstanding at the effective time of the merger, whether or not vested and including those held by our executive officers and directors, will be cancelled and converted into the right to receive cash equal to the excess, if any, of the merger consideration over the exercise price per share under such stock option (less any applicable withholding taxes);

  •
  certain of our current executive officers may be offered continued employment with Hexion or the surviving corporation after the effective time of the merger and may enter into or be provided new employment, retention and compensation arrangements;

  •
  our executive officers as well as certain other employees will participate in transaction bonus and retention plans;

  •
  any of our executive officers whose employment is terminated under certain circumstances will receive change of control and severance benefits;

  •
  an affiliate of our chairman and our chief executive officer, Huntsman Family Holdings, will be allocated upon the occurrence of the merger 1,783,701 shares of our common stock that are currently held in HMP Equity Trust, in settlement of a dispute among the beneficiaries of HMP Equity Trust over the allocation of such shares; and

  •
  an affiliate of two of our directors as of the date of the merger agreement, MatlinPatterson, which is also a significant beneficial owner of our stock, was granted additional registration rights by us with respect to its shares of common stock, and we agreed to reimburse up to $13 million of investment banking fees MatlinPatterson would have to pay UBS under its engagement terms entered into at the commencement of the sales process if Huntsman were to consummate the merger with Hexion instead of Basell.

Material United States Federal Income Tax Consequences (see page 58)

        If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you under U.S. federal income tax laws. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. Such gain or loss will be capital gain or loss if you held your shares as capital assets, and will be long term capital gain or loss if you have held your shares for more than one year as of the date of the merger. If you are a U.S. holder of compensatory stock options or unvested or unissued restricted stock awards (for which you did not make a timely election under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to Huntsman common stock, in each case granted in connection with the performance of services to Huntsman, you will recognize ordinary income equal to the amount of the cash payment, if any, that you receive upon cancellation of such compensatory stock options or restricted stock awards. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Please refer to the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Approvals (see page 60)

  United States

        Under the Hart-Scott-Rodino Act (the "HSR Act"), the merger may not be completed until notifications have been given to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Huntsman and Hexion each made the required HSR Act filing on August 2, 2007.

  European Commission

        The merger also may not be completed until notification has been submitted to the European Commission in accordance with the European Community Merger Control Regulation (the "ECMR") and all required approvals by the European Commission have been obtained or deemed to be obtained under the ECMR.

  Other Jurisdictions

        Huntsman and Hexion each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the completion of the merger. As a condition to the completion of the merger all required approvals of the competent authority of Canada, South Korea, South Africa and Switzerland must be obtained or any applicable waiting period thereunder must be terminated or expired.

        In connection with the merger we and Hexion have each agreed to:

  •
  cooperate fully with each other and furnish to the other necessary information and reasonable assistance in connection with its preparation of all antitrust filings;

  •
  keep each other reasonably informed of any communication received from, or given to, any antitrust authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the merger and in a manner that protects attorney-client or attorney work product privilege; and

  •
  permit each other to review any filing or communication proposed to be made to any antitrust authority or in connection with any proceeding by a private party related to antitrust laws with any other person, in each case regarding the merger and in a manner that protects attorney-client or attorney work product privilege and to incorporate the other party's reasonable comments in any such communication.

        In the merger agreement we and Hexion have also agreed to use our reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any antitrust laws and approval by any relevant antitrust authority; and to respond to and comply with any request for information regarding the merger or filings under any antitrust laws from any antitrust authority.

        Hexion has agreed to take any and all action necessary (i) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling, injunction, or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, and (ii) to ensure that no antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger, fails to do so by the termination date of the merger agreement. Such required action may include but is not limited to:

  •
  selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Huntsman or Hexion or their respective subsidiaries;

  •
  terminating existing relationships, contractual rights or obligations of the Huntsman or Hexion or their respective subsidiaries;

  •
  terminating any venture or other arrangement;

  •
  creating any relationship, contractual rights or obligations of Huntsman or Hexion or their respective subsidiaries;

  •
  effectuating any other change or restructuring of Huntsman or Hexion or their respective subsidiaries; or

in the case of each of the above, Hexion has also agreed to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any antitrust authority and in the case of actions by or with respect to Huntsman or its subsidiaries or its businesses or assets, to consent to such action by Huntsman. Any such action with respect to Huntsman, its subsidiaries, businesses or assets may, at the discretion of Huntsman, be conditioned upon consummation of the merger. We have agreed to use our reasonable best efforts to assist Hexion in resisting and reducing any of the foregoing actions.

        Hexion is entitled to direct any proceedings or negotiations with any antitrust authority relating to the merger or filings under any antitrust laws, however it must allow Huntsman a reasonable opportunity to participate in such proceedings or negotiations. Neither party is permitted to initiate, or participate in any meeting or discussion with any governmental entity with respect to any filings, applications, investigation, or other inquiry regarding the merger or filings under any antitrust laws without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant governmental entity, the opportunity to attend and participate (which, at the request of either party, will be limited to outside antitrust counsel only).

Procedure for Receiving Merger Consideration (see page 64)

        Immediately prior to the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or book-entry shares in exchange for the merger consideration. Please do not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Limitations on Changes in Recommendation (see page 72)

        Immediately upon signing of the merger agreement, we were required to cease any discussions, negotiations or other activities with respect to any actual or potential competing proposals. In addition, under the merger agreement we are not permitted to, among other things, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a competing proposal, (ii) enter into, participate or engage in discussions or negotiations with third parties regarding any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a competing proposal, or (iii) furnish or provide any non-public information, or access, to any third parties with respect to any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a competing proposal. Notwithstanding these restrictions, prior to the adoption of the merger agreement by holders of our common stock, our board of directors or the transaction committee thereof may respond to an unsolicited written bona fide proposal for a competing proposal if our board of directors or the transaction committee thereof has concluded in good faith (a) after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or could reasonably be expected to lead to, a superior proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. In addition, our board of directors or the transaction committee thereof may withdraw or change its recommendation of the merger, terminate the merger agreement, and, if applicable, enter into an agreement with respect to such superior proposal if prior to taking such action:

  •
  in response to a competing proposal it determines in good faith after consultation with its financial advisors and outside legal counsel that such competing proposal is a superior proposal; provides notice and a copy of such proposal to Hexion and either Hexion does not propose revisions to the terms and conditions of the merger agreement by the third business day after such notice or if in the good faith determination of our board of directors or the transaction committee thereof, after consultation with its financial and legal advisors, that despite any changes proposed by Hexion the competing proposal remains a superior proposal; determines in good faith after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and if it proposes to terminate the merger agreement concurrently pays to Hexion the termination fee and Reimbursement Amount (as defined below); and

  •
  other than in connection with a competing proposal, it determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, provides 48 hours advance notice to Hexion that the Company intends to take such action, and if it proposes to terminate the merger agreement concurrently pays to Hexion the termination fee and Reimbursement Amount (as defined below).

Conditions to Completion of the Merger (see page 78)

        Before we can complete the merger, a number of conditions must be satisfied or waived. These include:

  •
  adoption of the merger agreement by our common stockholders;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act, having expired or been terminated;

  •
  all required approvals by the European Commission applicable to the merger under applicable competition laws, including the ECMR, having been obtained or deemed to be obtained;

  •
  the receipt of certain other authorizations, consents, approvals or expiration of waiting periods of governmental entities in certain additional jurisdictions that are required to be obtained prior to consummation of the merger;

  •
  the absence of any governmental orders, rules, injunctions or laws that have the effect of making the merger illegal or that otherwise restrain or prohibit the consummation of the merger;

  •
  performance by each of the parties of its covenants under the merger agreement in all material respects (subject to certain specified exceptions with respect to antitrust and competition approvals);

  •
  no material adverse effect with respect to Huntsman having occurred after the date of the merger agreement;

  •
  the accuracy of Huntsman's representations and warranties in the merger agreement, except (subject to certain specified exceptions) to the extent the failure of such representations and warranties to be true and correct (without regard to qualifications or exemptions therein as to materiality or material adverse effect on Huntsman) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to Huntsman;

  •
  the accuracy of Hexion's and Merger Sub's representations and warranties in the merger agreement, except (subject to certain specified exceptions) to the extent the failure of such representations and warranties to be true and correct (without regard to qualifications or exceptions therein as to materiality or material adverse effect on Hexion) would be reasonably likely, individually or in the aggregate, prevent or materially delay or impair the ability of Hexion or Merger Sub to consummate the merger or its related financing; and

  •
  the delivery of a solvency letter by Hexion to Huntsman and to the board of directors.

        We can give no assurance when or if all of the conditions to the merger will be either satisfied or, to the extent possible, waived or that the merger will be consummated.

Termination of the Merger Agreement (see page 79)

        We and Hexion may agree in writing to terminate the merger agreement and abandon the merger at any time prior to completing the merger, even after our common stockholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

        by either Hexion or us if:

  •
  a final, non-appealable governmental order, ruling, injunction or law prohibits the merger;

  •
  holders of our common stock do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

  •
  the merger has not been consummated on or before April 5, 2008 (or the date up to 180 days (or more in the event that the marketing period for Hexion's financing begins, but does not end by, such 180 day extension) later to which the termination date is extended pursuant to the merger agreement, which is referred to herein as the termination date); or

  •
  there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the conditions to closing of the merger relating to representations, warranties and performance of obligations would not be satisfied that has not or cannot be cured within 30 days of written notice thereof;

        by Hexion, within 15 business days, if:

  •
  our board of directors or the transaction committee thereof withdraws, modifies or changes its recommendation of the merger in any manner that is adverse to Hexion;

  •
  a tender or exchange offer that would constitute a competing proposal is commenced and our board of directors or a committee thereof fails to recommend against acceptance of such tender or exchange offer within 10 business days after the commencement thereof; or

  •
  our board of directors or the transaction committee thereof approves or recommends any competing proposal or approves any agreement relating to any competing proposal (other than permitted confidentiality agreements);

        by Huntsman if:

  •
  our board of directors or the transaction committee thereof has withdrawn, amended or modified its recommendation, and recommended against adoption of the merger agreement and the merger in accordance with the terms of the merger agreement or our board of directors or the transaction committee thereof changes its recommendation (provided Huntsman has not materially breached the restrictions regarding the solicitation of competing proposals) and in either case we concurrently pay the termination fee and Reimbursement Amount in accordance with the merger agreement; or

  •
  all the conditions to Hexion's obligation to complete the merger have been satisfied or waived (except such conditions that, by their nature, can only be satisfied at closing) and the merger is not consummated on or prior to the termination date, other than as a result of our refusal to close in violation of the merger agreement.

Fees and Expenses; Remedies (see page 81)

        Under the merger agreement we have agreed to pay Hexion a fee of $225 million plus the Reimbursement Amount by wire transfer of immediately available funds if we or Hexion terminate the merger agreement in circumstances where our board of directors or the transaction committee thereof has withdrawn, modified or changed, in any manner that is adverse to Hexion, its approval or recommendation that holders of our common stock approve and adopt the merger agreement and the merger; has failed to recommend against acceptance of a tender or exchange offer that would constitute a competing proposal within 10 business days; or has approved or recommended any competing proposal or approves any agreement relating to any competing proposal (other than a permitted confidentiality agreement).

        We have also agreed in the merger agreement that if either we or Hexion terminate the merger agreement after our common stockholders fail to adopt the merger agreement at a duly called meeting, and within 12 months after the date of the stockholders' meeting, we enter into a definitive agreement with respect to or consummate a competing proposal, then at the closing or other consummation of such competing proposal, we will pay Hexion:

  •
  the Reimbursement Amount if at the time of the meeting less than 50.1% of the total issued and outstanding voting power of our common stock is contractually committed (whether pursuant to the voting agreements or another similar voting agreement with Hexion) to vote in favor of the adoption of the merger agreement; and

  •
  a fee of $225 million plus the Reimbursement Amount if at the time of the meeting there existed a publicly announced bona fide competing proposal that has not been withdrawn at least five business days prior to the date of the meeting.

        Hexion has agreed in the merger agreement to pay us a fee of $325 million if:

  •
  (i) either we or Hexion terminate the merger agreement because a governmental agency has issued a final non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited and (ii) at the same time there exists an order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or any law, rule, regulation or other action is established, preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger (each event in clause (ii) being an "Antitrust Prohibition");

  •
  either we or Hexion terminate the merger agreement when the merger has not been consummated by the termination date and the condition to consummation related to the receipt of regulatory approvals has not been met or there exists an Antitrust Prohibition;

  •
  we terminate the merger agreement due to a breach by Hexion or Merger Sub of their covenants related to making filings and seeking and obtaining approval of regulatory authorities or their covenants related to Hexion's financing; or

  •
  we terminate the merger agreement when Hexion fails to consummate the merger when all of the conditions to its obligations to close have been satisfied or waived (except those conditions that, by their nature, can only be satisfied at closing) and the merger has not been consummated on or prior to the termination date.

        We and Hexion have agreed that the non-terminating party will pay to the terminating party the Reimbursement Amount if the merger agreement is terminated by either party as a result of a willful or intentional breach by the other party of its representations, warranties, covenants or agreements in the merger agreement such that the conditions to closing of the merger relating to representations, warranties and performance of obligations of the non-breaching party would not be satisfied.

        The merger agreement provides that except for remedies of specific performance and except in the case of fraud or a knowing and intentional breach of a covenant in the merger agreement, the payment of the fees and Reimbursement Amount by a party in accordance with the merger agreement will be the sole and exclusive remedy against the other party for failure to consummate the merger. In the event of a knowing and intentional breach of covenants under the merger agreement, the non-breaching party, in addition to the fees and Reimbursement Amount provided for in the merger agreement and to seeking specific performance of the covenants, may seek damages, which in our case can be based upon the amount that would have been paid to our stockholders in the merger and in Hexion's case, can be based upon loss of economic benefits of the transaction. Each of the parties is specifically authorized to seek a decree or order of specific performance to enforce performance of any covenant or obligation under the merger agreement or injunctive relief to restrain any breach or threatened breach, provided that in a case where Hexion is obligated to close the merger, we may not specifically enforce its obligations to consummate the merger but only its obligations to cause its financing to be funded.

        The "Reimbursement Amount" is equal to $100 million and represents the portion of the $200 million termination fee paid to Basell AF pursuant to that certain agreement and plan of merger, dated as of June 26, 2007, among Basell AF, BI Acquisition Holdings Limited and Huntsman that was funded by each of Huntsman and Hexion.

        Except as described above, each party to the merger agreement will pay its own expenses incident to entering into and carrying out the merger agreement.

Voting Agreements (see page 82)

        Simultaneously with the execution and delivery of the merger agreement, MatlinPatterson, Jon M. Huntsman, the Jon and Karen Huntsman Foundation, a charitable foundation managed by the Huntsman family (referred to herein as the J&K Foundation) and the Fidelity Charitable Gift Fund entered into voting agreements with Hexion, pursuant to which they agreed to vote the shares of our common stock that they own or have the right to vote on the record date in favor of approval of the merger and the adoption and approval of the merger agreement, and against any competing proposal. In addition, Jon M. Huntsman, the J&K Foundation and the Fidelity Charitable Trust have agreed to vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Huntsman in the merger agreement or impair the ability of Huntsman to consummate the merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions related to the merger. Stockholders who are parties to the voting agreements beneficially owned an aggregate of approximately    % of our outstanding common stock as of the record date. The voting agreement with Jon M. Huntsman, the J&K Foundation and the Fidelity Charitable Trust prohibits such parties from transferring any shares of our common stock prior to the consummation of the merger, except under limited circumstances. The voting agreement with MatlinPatterson allows for the stockholders party thereto to freely sell all but 19,870,000 shares of our common stock held indirectly by such stockholders through the HMP Equity Trust without requiring the purchaser of such shares to enter into a similar voting agreement. The remaining 19,870,000 shares may also be sold if we agree that certain criteria are satisfied or if the new owner grants all voting rights with respect to the purchased shares to HMP Equity Trust or to Jon M. Huntsman. On August 6, 2007, MatlinPatterson sold all but 19,870,000 of the shares it is currently entitled to sell pursuant to a shelf registration statement. The obligations under the voting agreements terminate in certain circumstances including in the event the merger agreement is terminated in accordance with its terms. See "The Merger Agreement and Voting Agreements—The Voting Agreements."

Appraisal Rights (see page 54)

        Subject to compliance with the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware ("DGCL"), holders of our common stock will be entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the "fair value" of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Shares of our common stock held of record by a holder who does not vote in favor of the adoption of the merger agreement and who has delivered a written demand for appraisal of such shares in accordance with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws his or her right to appraisal and payment under Delaware law. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of appraisal rights. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix F.

FORWARD-LOOKING INFORMATION

        Certain information set forth in this proxy statement contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning the expected consummation and timing of the merger and other information related to the merger, our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. We believe the following factors would cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the failure to satisfy the conditions to consummate the merger, including the receipt of the required approval of holders of our common stock;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement; and

  •
  the amount of the costs, fees, expenses and charges related to the merger.

        For additional discussion of these and other factors, risks and uncertainties, see our reports and documents filed with the SEC (see "Where You Can Find Additional Information").

THE PARTIES TO THE MERGER

Huntsman Corporation

        Huntsman Corporation is among the world's largest global manufacturers of differentiated chemical products and also manufactures inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. As of August 6, 2007, our facilities were located in 24 countries, and we employed approximately 13,000 associates worldwide. We had 2006 revenues of over $10.6 billion.

        We are a corporation incorporated under the laws of the State of Delaware. Our executive offices are located at, and our mailing address is, 500 Huntsman Way, Salt Lake City, Utah 81408, and our telephone number at that address is (801) 584-5700.

Hexion Specialty Chemicals, Inc.

        Hexion, an entity owned by an affiliate of Apollo Management, L.P., is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion had 2006 sales of approximately $5.2 billion and as of December 31, 2006 employed approximately 6,900 associates.

        Hexion is a New Jersey corporation. Hexion's executive offices are located at, and its mailing address is, 180 East Broad Street, Columbus, OH 43215, and its telephone number at that address is (614) 225-2223.

Nimbus Merger Sub Inc.

        Merger Sub is a Delaware corporation formed on June 12, 2007 for the sole purpose of engaging in the merger and related transactions. Merger Sub has no operations and is a wholly-owned subsidiary of Hexion.

        Merger Sub is a corporation incorporated under the laws of the State of Delaware. Merger Sub's executive offices are located at, and its mailing address is, 180 East Broad Street, Columbus, OH 43215, and its telephone number at that address is (614) 225-2223.

THE SPECIAL MEETING

        We are furnishing this proxy statement to holders of our common stock as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

        We will hold the special meeting at                        at             a.m., local time, on            ,            , 2007 or any postponement or adjournment thereof.

Purpose of Special Meeting

        At the special meeting, we will ask holders of our common stock to consider and vote upon the merger agreement. Our board of directors, based on the recommendation of a transaction committee comprised entirely of independent directors, has unanimously determined that the merger agreement and the merger are fair to and in the best interests of our common stockholders and declared the merger agreement advisable. Our board of directors unanimously recommends that our common stockholders vote FOR the adoption of the merger agreement.

Record Date; Shares Entitled to Vote

        Only holders of record of our common stock at the close of business on            , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                        shares of our common stock were issued and outstanding. We had            holders of record as of                        , 2007.

Votes Required for Approval; Quorum

        The adoption of the merger agreement requires the affirmative vote of the holders representing a majority of the shares of our common stock outstanding on the record date. Therefore, if a holder of our common stock abstains from voting on this proposal or is not present, either in person or represented by proxy, at the special meeting, it will effectively count as a vote against the adoption of the merger agreement. In addition, broker non-votes will effectively count as a vote against the adoption of the merger agreement.

        A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or represented by proxy. Any shares of our common stock held in treasury by Huntsman or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Voting by Certain of Huntsman's Stockholders

        Simultaneously with the execution and delivery of the merger agreement, MatlinPatterson and the Huntsman family as well as the Fidelity Charitable Gift Fund entered into voting agreements with Hexion, pursuant to which they have agreed to vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement, and against any competing proposal. In addition, the entities controlled by the Huntsman family and Fidelity Charitable Trust have agreed to vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Huntsman in the merger agreement or impair the ability of Huntsman to consummate the merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions related to the merger. Stockholders who are parties to the voting agreements beneficially owned shares of common stock representing in the aggregate approximately            % of our outstanding common stock entitled to vote at the special meeting. The voting agreement with entities controlled by the Huntsman family and the Fidelity Charitable Trust prohibits such parties from transferring any shares of our common stock prior to the consummation of the merger, except under limited circumstances. The voting agreement with MatlinPatterson allows for the stockholders party thereto to freely sell all but 19,870,000 shares of our common stock beneficially owned by such stockholders without requiring the purchaser of such shares to enter in to a similar voting agreement. The remaining 19,870,000 shares may also be sold if we agree that certain criteria are satisfied or if the new owner grants all voting rights with respect to the purchased shares to HMP Equity Trust or to Jon M. Huntsman. On August 6, 2007, MatlinPatterson sold all but 19,870,000 of the shares it is currently entitled to sell pursuant to a shelf registration statement. See "The Merger Agreement and Voting Agreements—The Voting Agreements." The obligations under the voting agreements terminate in the event the merger agreement is terminated.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not properly execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the adoption of the merger agreement.

        The persons named as proxies by a common stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

        We do not expect that any matter will be brought before the special meeting other than the proposals to adopt the merger agreement. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

        You should not send any stock certificates with your proxy. A letter of transmittal with instructions for the surrender of common stock certificates will be mailed to you as soon as practicable after completion of the merger.

Revocability of Proxies

        A holder of our common stock may revoke a proxy at any time prior to its exercise by:

  •
  filing with our secretary at our principal executive offices a duly executed revocation of proxy;

  •
  submitting a duly executed proxy to our secretary bearing a later date; or

  •
  appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Shares Held in "Street Name"

        If your shares of Huntsman common stock are held in an account at a bank, broker or other nominee and you wish to vote, you must return your voting instructions to the bank, broker or other nominee.

        If you own shares of Huntsman common stock through a bank, broker or other nominee and attend the Huntsman special meeting, you should bring a letter from your bank, broker or other nominee identifying you as the beneficial owner of such shares of Huntsman common stock and authorizing you to vote.

        Your broker will NOT vote your shares of Huntsman common stock held in "street name" unless you instruct your broker how to vote. Such failure to vote will have the same effect as a vote AGAINST adoption of the merger agreement. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your shares of Huntsman common stock.

Adjournments

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of adoption of the merger agreement. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting; provided that, if the adjournment is for more than 30 days, or if after the adjournment our board of directors fixes a new record date for the meeting, a notice of the adjourned meeting must be given to each common stockholder entitled to vote at the meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting and entitled to vote thereat may adjourn the special meeting. Any properly executed proxy received by Huntsman that is voted for the merger proposal or that has no voting instructions will be voted in favor of an adjournment in these circumstances. However, no proxy that is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment of the special meeting for purposes of soliciting additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

        All costs of solicitation of proxies will be borne by us. The directors and officers and employees of Huntsman may, without additional compensation, solicit proxies for common stockholders by mail, telephone, facsimile or in person. However, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. See "Interests of Certain Persons in the Merger."

        You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses.

THE MERGER

        The following discussion summarizes the material terms of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the merger agreement attached hereto as Appendix A carefully for a more complete understanding of the merger.

Background of the Merger

        At various times since Huntsman's initial public offering in February 2005, Huntsman's principal stockholders, board of directors and management have considered, formally and informally, a sale or combination of Huntsman and on several occasions held discussions with certain third parties regarding such a transaction. In early November 2005, Apollo Management, L.P., which is referred to as Apollo, approached Huntsman and made a preliminary acquisition proposal. In response to Apollo's proposal, Huntsman hired Merrill Lynch, Pierce, Fenner and Smith Incorporated, which is referred to as Merrill Lynch, to review and analyze value enhancement alternatives. In order to better assess the value potential of a sale of Huntsman as proposed by Apollo, Merrill Lynch was authorized by the Company to approach other parties to ascertain their potential interest in such a transaction, and, on a preliminary and non-binding basis, the value and structure which they would consider. Three parties, in addition to Apollo, were deemed to be the parties most likely to pay the highest value for Huntsman due to past expressions of interest or potential synergies arising from a combination, and it was not considered prudent to contact additional parties due to heightened risk of a leak and the negative consequences that could result from a leak. Two of these three parties, Access Industries, which is referred to as Access, and its affiliate Basell AF, which is referred to as Basell, and Company A, a publicly traded chemical company, submitted preliminary acquisition proposals.

        After reviewing the preliminary acquisition proposals as well as other value enhancement alternatives at a meeting of the Huntsman board of directors on December 1, 2005, Huntsman management and Merrill Lynch were authorized by the Huntsman board of directors to pursue firm offers and to continue to analyze other value enhancement alternatives.

        Merrill Lynch contacted Apollo, Access and Company A, inviting each to perform due diligence with a view towards submitting a firm offer in early January. Another party, Company B, a prominent private equity firm, expressed an interest in pursuing an acquisition of Huntsman, but, after further analysis, indicated an inability to reach a competitive valuation.

        In late December 2005, Merrill Lynch sent instructions for firm bids and a bid form merger agreement prepared by Huntsman's regular outside counsel, Vinson & Elkins L.L.P., which is referred to as Vinson & Elkins, to three bidders: (i) Hexion Specialty Chemicals, Inc., an Apollo portfolio company, which is referred to as Hexion, (ii) Access and Basell, and (iii) Company A.

        The proposals of Hexion and Company A were sufficient in the judgment of the board of directors to merit further discussions, which progressed through January 2006. In late January 2006 Company A indicated that it would not increase its proposal. On January 31, 2006, Huntsman publicly announced that it had received an indication of interest in, and that it was engaged in discussions regarding, a sale of the company. Thereafter, Huntsman continued discussions only with Apollo and Hexion, who had proposed an acquisition of Huntsman at a price of $25.00 cash per share. In early February 2006, Apollo and Hexion informed Huntsman that their proposal of $25.00 cash per share would need to be reduced in light of certain recent developments, and the parties failed to resolve certain critical terms of the proposed merger agreement. Therefore, Huntsman terminated all discussions regarding the proposal and announced that all discussions regarding a possible transaction with a third party had been terminated and that it would pursue other actions to enhance shareholder value.

        Following the termination of the sale discussions in February 2006, Huntsman pursued its strategy of divesting its base chemicals and polymers businesses. In late 2006, Huntsman sold its European base chemicals and polymers businesses. In early 2007, Huntsman entered into a definitive agreement to sell its North American polymers and base chemicals businesses. The sale of our North American polymers business closed on August 1, 2007. Throughout this period, members of Huntsman management and Jon M. Huntsman, our Chairman, remained in contact with a number of the parties involved in the 2006 sales discussions, including representatives of Apollo and Access, and periodically discussed the possibility of a sale of Huntsman.

        Jon M. Huntsman and Peter R. Huntsman, our chief executive officer, and other members of senior management and the board of directors also met from time to time with parties who had not participated in the 2006 sales discussions regarding their possible interest in acquiring Huntsman. This included in-person meetings in April 2006 with representatives of Company C, a significant Asian industrial company, in-person meetings in September 2006 with Company D, a major investment company, and in-person meetings in October 2006 with Company E, a significant Chinese industrial company.

        In February of 2007, at an investor day conference of the Company held in New York City, Jon Huntsman commented publicly that Huntsman was open to considering opportunities to sell the company.

        On or about March 30, 2007, Matlin Global Advisers LLC, an affiliate of two of our directors at that time, David Matlin and Chris Pechock, and MatlinPatterson, one of Huntsman's largest stockholders at the time, engaged UBS Securities LLC, which is referred to as UBS, as its financial advisor in connection with MatlinPatterson's investment in Huntsman including possible monetization options for MatlinPatterson's interest in Huntsman. On May 15, 2007, Jon Huntsman received a copy of a letter from Company B to UBS proposing an acquisition of Huntsman at a price of $24.00 per share of common stock, subject to further due diligence and obtaining committed financing, which he distributed to the board of directors on May 17, 2007. After discussions with several members of the board of directors in response to the letter proposal from Company B, Jon Huntsman and Peter Huntsman contacted various parties involved in the 2006 sale discussions, including Apollo and Access, in order to gauge the current interest of such parties in a potential acquisition of Huntsman.

        On May 18, 2007, Huntsman received a letter from Apollo on behalf of Hexion setting forth its preliminary proposal for Hexion to acquire Huntsman at a price of $25.00 per share. The letter provided that if the merger did not close within nine months of signing due to the regulatory approval process, Hexion would have an additional six months to close during which time Hexion would compensate Huntsman's stockholders for their delay in the receipt of proceeds under a mechanism to be established between Hexion and the Huntsman board of directors.

        On May 21, 2007, the Huntsman board of directors met telephonically and reviewed the proposals received from Apollo and Company B with input from Merrill Lynch. The board of directors resolved to reestablish sale discussions and authorized management to discretely gauge the interest of additional parties who might be interested in the acquisition of Huntsman. The board of directors also established a transaction committee comprised solely of independent directors, which is referred to as the Transaction Committee, to oversee such process. Further, the Transaction Committee was authorized to engage its own legal counsel and financial advisor. The board of directors determined that establishing a committee consisting of independent directors was in the best interest of Huntsman and its stockholders to ensure a deliberative process that would be fair to the stockholders and to avoid any appearance of conflict of interest. The Transaction Committee consisted of Nolan D. Archibald, Marsha J. Evans, H. William Lichtenberger, Richard Michaelson, Wayne E. Reaud and Alvin V. Shoemaker, who served as Chairman of the Transaction Committee.

        Subsequently, in a brief telephonic meeting, the Transaction Committee determined to hire Merrill Lynch as its financial advisor to the Transaction Committee and Law Firm A as outside legal counsel to the Transaction Committee. Due to a conflict of interest, Law Firm A was not ultimately engaged as counsel to the Transaction Committee. Instead, the Transaction Committee engaged Shearman & Sterling LLP, which is referred to as Shearman & Sterling, as its legal advisor.

        Shortly after its engagement, Merrill Lynch developed specific recommendations as to process that it discussed and refined with Mr. Shoemaker and contacted UBS to identify the parties that UBS had contacted regarding possible monetization options for MatlinPatterson's interest in Huntsman.

        During the following two weeks, at the request of the Transaction Committee, Merrill Lynch contacted ten potential strategic or financial buyers regarding a potential sale of Huntsman, including Company A, Company B, Company C, Company E, Apollo and Access.

        On May 30, 2007, a combined telephonic meeting of the Transaction Committee and the board of directors was held. At the meeting, representatives of Merrill Lynch provided the Transaction Committee and the board of directors with an overview of the sale process being undertaken and outlined the process for seeking proposals from potential bidders.

        On June 1, 2007, Apollo and Basell each entered into a confidentiality agreement with Huntsman, and began to conduct their due diligence thereafter.

        On June 4, 2007, Mr. Shoemaker met with representatives of Shearman & Sterling at their New York City office to discuss the status of the process and the roles the Transaction Committee, Shearman & Sterling and Merrill Lynch would undertake in the sale process.

        On June 5, 2007, Company B entered into a confidentiality agreement with Huntsman, and Company B began to conduct its due diligence thereafter. Seven other third parties previously contacted by Merrill Lynch, including Company A, Company C and Company E, declined to participate in the process.

        From June 5, 2007 through June 8, 2007, Jon Huntsman and members of Huntsman's senior management, including Peter Huntsman, Kimo Esplin, Samuel Scruggs and John Heskett, along with representatives of Merrill Lynch, Vinson & Elkins and Shearman & Sterling, met separately with members of management of Apollo and Hexion, Access and Basell, and Company B, as well as their respective financial and legal advisors, in The Woodlands, Texas to provide management presentations and other diligence presentations regarding Huntsman's operating units, including its financial results. Merrill Lynch advised each potential bidder that it would receive a draft merger agreement later in the week, would be granted access to an electronic data room created to assist in their understanding and investigation of Huntsman and would be expected to respond with firm offers, including their proposed changes to the draft merger agreement, no later than June 28, 2007. During the course of the week, Jon Huntsman and members of senior management of Huntsman as well as representatives of Merrill Lynch also met for dinner separately with members of management of Apollo and Hexion, Access and Basell and Company B and discussed a number of items, including possible synergies and structures of a transaction and next steps to be taken in the process. During this week Vinson & Elkins, with the assistance of Shearman & Sterling and management of Huntsman, prepared a draft merger agreement to be provided to potential bidders. Each of the potential bidders was given access to the electronic data room on June 7, 2007.

        On June 7, 2007, a telephonic meeting of the board of directors was held at which representatives of Vinson & Elkins discussed the key provisions of the draft merger agreement proposed to be provided to the potential bidders, including the initial terms relating to transaction, structure, representations and warranties, treatment of stock options and restricted stock, various covenants, agreements and commitments of the parties, the go-shop provision that would permit Huntsman and its representatives to solicit a superior transaction for a specified period of time after signing and which would be associated with a lower termination fee in the event that Huntsman were to terminate the merger agreement in order to enter into a go-shop transaction, the general prohibition on solicitation activities outside of the go-shop period, closing conditions, termination rights and related fees, as well as the likely request by bidders for a voting agreement with certain significant Huntsman stockholders, the potential need for a longer regulatory approval period in a Hexion transaction as compared to other bidders and the related fees (and other contractual terms) that Hexion was willing to offer to compensate Huntsman stockholders for this extended time period to close, which is referred to as a ticking fee. Representatives of Vinson & Elkins also outlined for the Transaction Committee the preliminary issues expected with various bidders, including the potential competition law analysis associated with a Hexion transaction.

        Also on June 7, 2007, a telephonic meeting of the Transaction Committee attended by Merrill Lynch and Shearman & Sterling was held immediately following the meeting of the board of directors, at which the Transaction Committee members discussed further the key provisions of the draft merger agreement. Representatives of Shearman & Sterling and Merrill Lynch discussed with the Transaction Committee several key provisions of the draft merger agreement, and the treatment of such issues in other recent transactions, including the initial terms relating to the break-up fee, the reverse break-up fee, the go-shop provision, the termination date and the ticking fee. Representatives of Shearman & Sterling also outlined for the Transaction Committee the preliminary issues expected with various bidders, including the potential competition law analysis associated with a Hexion transaction. After discussion, the Transaction Committee determined that the merger agreement would need to account for the potentially longer regulatory approval period required with a Hexion transaction as compared to the other bidders and authorized the distribution of the draft merger agreement to potential bidders.

        On June 8, 2007, Huntsman, through Vinson & Elkins, delivered the draft merger agreement to Apollo, Basell and Company B. In addition, Merrill Lynch, on behalf of the Transaction Committee, delivered to Apollo a memorandum acknowledging that, as stated in its May 18, 2007 letter, the Hexion proposal would seek to extend the termination date set forth in the draft merger agreement and responding that Huntsman would find such extensions acceptable if the final 90-day extension period were subject to a veto right in favor of Huntsman, the Hexion financing commitment letters remained effective for the extension and a ticking fee of eight percent per annum would be added to the merger consideration beginning after the expiration of the initial term of the merger agreement. Merrill Lynch followed up its prior verbal instructions regarding the sale process with a letter to each of the potential bidders dated June 13, 2007.

        On June 12, 2007, Apollo, on behalf of Hexion, delivered to Huntsman through Merrill Lynch a revised written proposal for Hexion to purchase Huntsman, reaffirming a price of $25.00 per share of common stock, and including a revised merger agreement that retained a go-shop provision. The Hexion proposal was conditioned on agreements from the HMP Equity Trust and related stockholders, which collectively held a majority of the voting stock, to vote in favor of the merger, and a non-competition agreement from Jon Huntsman.

        On June 15, 2007, Samuel Scruggs, Huntsman's Executive Vice President and General Counsel and representatives of Vinson & Elkins and Shearman & Sterling met in New York City with members of management of Apollo and Hexion, along with their legal advisors, Wachtell, Lipton, Rosen & Katz and O'Melveny and Myers LLP, which are referred to as Wachtell and O'Melveny, respectively, to discuss the terms of Hexion's proposal and negotiate the terms of a merger agreement.

        On June 16, 2007, Hexion, through O'Melveny, delivered an initial draft of its financing commitments to Huntsman.

        On June 18, 2007, a telephonic meeting of the board of directors was held at which members of senior management of Huntsman, along with representatives of Merrill Lynch, Vinson & Elkins and Shearman & Sterling discussed the terms of the Hexion proposal and answered questions posed by members of the board of directors. At the meeting, representatives of Vinson & Elkins reviewed in detail the proposal received from Hexion, including the structure, the proposed financing terms, Hexion's covenants with respect to obtaining the necessary regulatory approval, the go-shop provision, the non-solicitation provision, the definition of material adverse effect, the conditions to closing, the termination dates, break-up fees, and covenants. During the meeting, the board of directors called a recess to allow for the Transaction Committee along with Merrill Lynch and Shearman & Sterling to meet telephonically to discuss the terms of the Hexion proposal.

        The Transaction Committee immediately convened a separate telephonic meeting. At the meeting, representatives of Shearman & Sterling reviewed with the Transaction Committee its fiduciary duties in connection with its consideration of a possible transaction. Representatives of Shearman & Sterling and Merrill Lynch provided the Transaction Committee with an update regarding the potential proposals from Basell and Company B and discussed the proposal received from Hexion and answered questions of the Transaction Committee. The Transaction Committee discussed issues raised in connection with the Hexion proposal, including the timing and certainty of closing and the risks in connection therewith, such as those related to competition laws. Also at the June 18, 2007 Transaction Committee meeting, representatives of Shearman & Sterling confirmed its independence and briefly discussed the independence review that had been conducted by Shearman & Sterling with respect to the Transaction Committee's financial advisors. The Transaction Committee determined that, while Merrill Lynch was independent, it would be advisable for it to retain an additional financial advisor to provide a second fairness opinion in connection with any transaction. After due consideration and discussion, the Transaction Committee unanimously resolved to engage Cowen and Company, LLC, which is referred to as Cowen, and which had been engaged for a similar purpose in the 2006 sale discussions, to provide a second fairness opinion if and when there is a need for one.

        Following adjournment of the meeting of the Transaction Committee, the board of directors reconvened telephonically to discuss the views of the Transaction Committee regarding the Hexion proposal and authorized management, with the assistance of its financial and legal advisors, to continue negotiations with Apollo and Hexion and to engage with Access and Basell and Company B.

        Also on June 18, 2007, Peter Huntsman and Kimo Esplin, at the request of and in consultation with Alvin Shoemaker, the Chairman of the Transaction Committee, met with representatives of the management of Access and Basell in The Netherlands.

        From June 19, 2007 through June 25, 2007, Vinson & Elkins and Shearman & Sterling, on behalf of Huntsman and the Transaction Committee, respectively, continued to meet telephonically with Wachtell and O'Melveny to negotiate the merger agreement. Separate discussions were held among MatlinPatterson, Whalen LLP, its legal advisor, Vinson & Elkins, Stoel Rives LLP, legal advisor to Jon Huntsman, Wachtell and O'Melveny regarding the voting agreement proposed by Apollo.

        On June 20, 2007, Peter Huntsman, Samuel Scruggs and Kimo Esplin, at the request of and in consultation with Alvin Shoemaker, met with the board of directors of Access and Basell in The Netherlands. Later that day, representatives of Access indicated their intention to submit a bid to purchase Huntsman for $25.25 per share of common stock with no go-shop provision.

        On June 22, 2007, a telephonic meeting of the Huntsman board of directors was held. At the meeting, representatives of Vinson & Elkins and Shearman & Sterling provided the board of directors with an update regarding the negotiations with Apollo with respect to the merger agreement. Representatives of Merrill Lynch noted that it expected to receive a draft merger agreement from Basell shortly. Representatives of Merrill Lynch communicated that Company B had stated that its current valuation for Huntsman was approximately $23.50 - $23.75 per share.

        Later that day, a telephonic meeting of the Transaction Committee was held immediately following the meeting of the board of directors. At the meeting, representatives of Merrill Lynch discussed the status of the process and representatives of Shearman & Sterling provided the Transaction Committee with an update regarding the negotiations with Apollo and Hexion with respect to the draft Hexion merger agreement.

        On June 22, 2007, Basell, through its legal advisors, Skadden, Arps, Meagher & Flom LLP, which is referred to as Skadden, submitted a revised merger agreement setting forth the terms of its proposal to acquire Huntsman. The Basell proposal required agreements from HMP Equity Trust and related stockholders, who collectively held more than a majority of the voting stock to vote in favor of the merger.

        From June 23, 2007 through June 25, 2007, members of management of Huntsman and representatives of Vinson & Elkins, Merrill Lynch and Shearman & Sterling met with members of management of Basell and Skadden in New York City to negotiate a merger agreement. Separate discussions were held among representatives of MatlinPatterson, Whalen LLP, Vinson & Elkins, Stoel Rives LLP and Skadden regarding the Basell voting agreement. These discussions were focused on putting Basell in a position to submit a final proposal on June 25, 2007.

        During this same time period, members of Huntsman's management team, representatives of Vinson & Elkins, Shearman & Sterling and Merrill Lynch continued to conduct separate negotiations with Wachtell, O'Melveny and Apollo and Hexion concerning the proposed merger agreement with Hexion. In addition, representatives of MatlinPatterson, Whalen LLP, Vinson & Elkins, Stoel Rives, Wachtell and O'Melveny continued to negotiate the proposed Hexion voting agreement. These discussions were focused on putting Hexion in a position to submit a final proposal on June 25, 2007.

        Throughout the weekend, members of management and representatives of Merrill Lynch consulted with Alvin Shoemaker and Shearman & Sterling periodically advised the various members of the Transaction Committee on the status of the various negotiations.

        On the afternoon of June 24, 2007, representatives of Merrill Lynch contacted a representative of Apollo and informed him that the board of directors and the Transaction Committee would meet on the afternoon of June 25, 2007 with a view towards concluding the process following its deliberations. Merrill Lynch requested that Apollo, on behalf of Hexion, submit its best and final offer for consideration by the Transaction Committee and advised Apollo that Huntsman would be willing to forego a go-shop provision in exchange for an increase in the per share consideration. Merrill Lynch further advised Apollo and Hexion that Huntsman planned to sign up a definitive transaction following the meeting of the Transaction Committee and the board of directors and that, in the view of Merrill Lynch the current offer of $25.00 per share would not be taken.

        During the morning of June 25, 2007, representatives of Shearman & Sterling contacted a representative of Wachtell and reiterated the communication from Merrill Lynch to Apollo. Shearman & Sterling further advised Wachtell that Apollo and Hexion should include all documentation with its best and final offer as it was expected that Huntsman would seek to enter into a definitive agreement shortly following the meetings of the board of directors and the Transaction Committee.

        On the afternoon of June 25, 2007, Apollo submitted a revised proposal on behalf of Hexion to purchase Huntsman at a price of $26.00 per share including a final proposed merger agreement and financing commitments. The Hexion proposal did not include a go-shop provision. Apollo also communicated to Merrill Lynch that it had done everything possible to maximize the price contained in its revised proposal and that it considered $26.00 to be its final offer. On the same afternoon, Basell submitted a final proposed merger agreement and financing commitment to purchase Huntsman at a price of $25.25 per share.

        That same afternoon, shortly following the receipt of the final proposals from Apollo, on behalf of Hexion, and Basell, the board of directors held a telephonic meeting to review the terms of the Hexion and Basell proposals. During the meeting, representatives of Vinson & Elkins reviewed again for the board of directors the terms and conditions of each of the proposed merger agreements, including the terms, financings, regulatory covenants, non-solicitation provisions, closing certainty, break-up fees, reverse break-up fees, other remedies, stockholder matters and risks associated with each of the Hexion and Basell transactions. Representatives of Huntsman's management then presented to the board of directors their views on the each of the proposed transactions. The board of directors also inquired as to the views of principal stockholders with respect to each of the proposed transactions. In these statements, management and the principal stockholders expressed the view that the Basell transaction, although nominally at a lower price, represented the better alternative of the two proposals in light of the perception that the Basell proposal could be consummated more quickly and with greater certainty. Also during the meeting, Merrill Lynch discussed its financial analyses of Huntsman in relation to the consideration offered in each of the proposed transactions. Merrill Lynch then indicated to the board of directors that, if requested, it would be prepared to render an opinion to the board of directors with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntsman common stock, other than the HMP Equity Trust, certain beneficiaries of the HMP Equity Trust and certain other stockholders of Huntsman, in connection with either proposed transaction. Following these presentations and deliberation, the board of directors recessed so that the Transaction Committee could hold a meeting to determine its recommendation.

        The Transaction Committee immediately convened a separate telephonic meeting. At the meeting, representatives of Shearman & Sterling discussed with the Transaction Committee the significant differences between the proposed Hexion and Basell merger agreements and discussed at length the timing, closing certainty and risks associated with each of the proposed transactions. In connection with the closing certainty and risks discussion, representatives of Merrill Lynch discussed with the Transaction Committee the price per share difference in the Hexion proposal and potential time value implications of a delayed closing. At this meeting representatives of Shearman & Sterling again reviewed with the Transaction Committee its fiduciary duties in connection with a possible transaction. Shearman & Sterling also advised the members of the Transaction Committee of the interests of senior management and other persons involved in the merger, as well as the fees to be received by each of Merrill Lynch and Cowen.

        Also at the June 25, 2007 Transaction Committee meeting, representatives of each of Merrill Lynch and Cowen reviewed with the Transaction Committee their financial analyses of Huntsman in relation to the $26.00 per share merger consideration proposed by Hexion and the $25.25 per share merger consideration proposed by Basell. Representatives of Merrill Lynch then rendered to the Transaction Committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the Basell merger consideration was fair, from a financial point of view, to the stockholders (other than the HMP Equity Trust). Representatives of Cowen then rendered to the Transaction Committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the Basell merger consideration was fair, from a financial point of view, to the stockholders (other than the HMP Equity Trust and the beneficial owners of the interest therein). After considering the proposed terms of the merger agreement, including the price per share weighed against the shorter time to close and lower regulatory risk associated with the Basell transaction as compared with the Hexion proposal, and the other transaction agreements and the various presentations of its legal and financial advisors, the Transaction Committee unanimously resolved to recommend that the board of directors approve and declare advisable the Basell merger agreement and the Basell merger and that the board of directors resolve to recommend that Huntsman's stockholders adopt the Basell merger agreement.

        Immediately following the meeting of the Transaction Committee, the board of directors reconvened its telephonic meeting where representatives of Shearman & Sterling reviewed the recommendation of the Transaction Committee. The board of directors then unanimously approved the Basell merger agreement, declared such merger advisable, fair to, and in the best interests of Huntsman and its stockholders and resolved to recommend that Huntsman's stockholders adopt the Basell merger agreement.

        A merger agreement was executed by representatives of Basell, its merger subsidiary and Huntsman at approximately 8:45 p.m. New York City time on June 25, 2007, which is referred to as the Basell merger agreement. HMP Equity Trust and certain other stockholders also executed voting agreements with Basell at that time.

        On the evening of June 25, 2007, representatives of Shearman & Sterling notified Wachtell that Huntsman had accepted a merger proposal from Basell. Later that night, representatives of Wachtell informed representatives of Shearman & Sterling that Hexion was increasing its proposal to pay a per share price of $27.00. Representatives of Shearman & Sterling notified Wachtell that the Company had already entered into the Basell merger agreement, the details of which would be released to the public in the morning. Representatives of Apollo subsequently confirmed to representatives of Merrill Lynch that Hexion was increasing its proposal to $27.00 per share. On June 26, 2007 and June 27, 2007, representatives of Shearman & Sterling advised the members of the Transaction Committee that, after execution of the Basell merger agreement, Hexion had indicated it had increased its previous proposal to acquire all of the outstanding stock of the Company.

        On June 26, 2007, before the opening of business in New York City, Basell and Huntsman issued a joint press release announcing that they had entered into a definitive merger agreement and setting forth the principal terms thereof.

        On June 29, 2007, Apollo delivered a letter to the board of directors setting forth the terms of a revised proposal for Hexion to purchase Huntsman at a price of $27.25 per share, and reconfirmed the 8% ticking fee and its antitrust covenant and financing commitments.

        On June 29, 2007, representatives of Vinson & Elkins telephonically communicated the revised Hexion proposal to Skadden and provided Access, Basell and Skadden with written notification via facsimile of the same, including the letter from Apollo.

        On July 1, 2007, the Huntsman board of directors held a telephonic meeting to discuss the terms of the revised Hexion proposal. During the meeting, representatives of Vinson & Elkins reviewed for the board of directors the terms and conditions of the revised Hexion proposal. Also during the meeting, Merrill Lynch discussed with the board of directors its financial analysis of Huntsman in relation to the consideration reflected in the revised Hexion proposal. Following deliberation, the board of directors recessed to allow the Transaction Committee to meet to discuss the revised Apollo and Hexion proposal.

        The Transaction Committee immediately convened a separate telephonic meeting. During the meeting, representatives of Shearman & Sterling and Merrill Lynch discussed with the Transaction Committee the revised Hexion proposal. Additionally, representatives of Shearman & Sterling discussed with the Transaction Committee Huntsman's rights and obligations under the terms of the Basell merger agreement. After due consideration and discussion, the Transaction Committee determined, in consultation with its financial advisors and outside counsel that the Hexion proposal, constituted, or could reasonably be expected to lead to a superior proposal (as defined in the Basell merger agreement). As a result, as permitted by the Basell merger agreement, the Transaction Committee unanimously agreed to authorize the management of Huntsman, with the assistance of its financial advisors and outside legal counsel, to participate in discussions and negotiations with Apollo, Hexion and their representatives.

        The board of directors then immediately reconvened and a representative of Shearman & Sterling informed the board of directors of the recommendation of the Transaction Committee. Following deliberation, the board of directors determined that the Hexion proposal could reasonably be expected to lead to a superior proposal (as defined in the Basell merger agreement) and authorized the management of Huntsman and its advisors to engage in discussions with Apollo, Hexion and their representatives. Representatives of Vinson & Elkins communicated this decision to Basell and Skadden.

        Immediately following the July 1, 2007 meetings, representatives of Shearman & Sterling and Vinson & Elkins began discussions and negotiations with Wachtell and O'Melveny regarding the open issues with respect to the Hexion proposal and draft merger agreement.

        On July 2, 2007, the Company received a definitive proposal from Apollo, on behalf of Hexion, pursuant to which Hexion proposed a per share merger consideration of $27.25, reaffirming the 8% ticking fee and including the following improvements to its previous $26.00 offer: a second 90-day extension of the termination date which could only occur if the Huntsman board of directors concluded that the transaction is likely to close during such 90-day period, and an increased $325 million reverse break-up fee. The proposal also indicated that Hexion was prepared to fund $100 million, or one-half, of the break-up fee payable by Huntsman to Basell, in connection with the termination of the Basell merger agreement.

        Throughout the day on July 2, 2007, representatives of Vinson & Elkins and Shearman & Sterling continued to negotiate and discuss with Wachtell and O'Melveny the open issues with respect to the proposed Hexion merger agreement, including the break-up fee payable to Basell in connection with the termination of the Basell merger agreement, the antitrust covenants, the non-solicitation covenants, the requirement that the HMP Equity Trust enter into a voting agreement, the amount of the reverse break-up fee and the financing covenants and commitments.

        Also on July 2, 2007, a telephonic meeting of the board of directors was held. During the meeting, representatives of Vinson & Elkins provided the board of directors with an update regarding the terms and conditions of the Hexion proposal. Also during the meeting, Merrill Lynch presented its financial analysis regarding the Hexion proposal. During this meeting, David Matlin, a Huntsman director at the time and a principal of MatlinPatterson, stated that MatlinPatterson was in the process of evaluating the Hexion proposal and was not yet prepared to execute a voting agreement with respect to its shares held by the HMP Equity Trust. Following deliberation, the board of directors recessed to allow the Transaction Committee to meet to discuss the Hexion proposal.

        The Transaction Committee immediately convened a separate telephonic meeting. At this meeting representatives of Shearman & Sterling and Merrill Lynch provided an update with respect to the Hexion proposal and outlined the material terms of such proposal. After due consideration and discussion, the Transaction Committee determined, in consultation with its financial advisors and outside counsel that the Hexion proposal, with the exception of the outstanding issues regarding the voting agreement, would constitute a superior proposal (as defined in the Basell Merger agreement).

        The board of directors then immediately reconvened and Shearman & Sterling informed the board of directors of the recommendation of the Transaction Committee. Following deliberation, the board of directors determined that the Hexion proposal, with the exception of the outstanding issues regarding the voting agreement, would constitute a superior proposal.

        Throughout the day on July 3, 2007, at the direction of the Transaction Committee, representatives of Shearman & Sterling and Vinson & Elkins continued to negotiate and discuss with Wachtell the open issues with respect to the proposed Hexion merger agreement.

        On July 3, 2007, the Company received an amended definitive proposal from Apollo, on behalf of Hexion, pursuant to which Hexion stated that it would not require a voting agreement with respect to MatlinPatterson's shares. The amended proposal also provided that in the event that fewer than 50.1%

of the shares are committed to vote in favor of the transaction at the time of the stockholder meeting and Huntsman's stockholders do not approve the transaction, Huntsman would pay Hexion $100 million, the same amount of the Basell break-up fee that was funded by Hexion, if Huntsman entered into another transaction within the subsequent 12 months. Additionally, Apollo, on behalf of Hexion, indicated that amended firm financing commitment papers would soon be delivered to Huntsman which would contemplate sufficient funds to pay the merger consideration at the revised price.

        On July 3, 2007, representatives of Vinson & Elkins notified Access, Basell and Skadden of the revised Hexion proposal both orally and via facsimile and provided an advance copy of a press release announcing the receipt of the Hexion proposal and summarizing its terms. The press release also indicated that the Huntsman board of directors, with the unanimous agreement of the Transaction Committee, had concluded that the Hexion proposal could reasonably be expected to lead to a superior proposal (as defined in the Basell merger agreement). Huntsman issued this press release later that evening.

        On July 4, 2007, Vinson & Elkins provided a copy of the definitive Hexion proposal and a copy of the proposed Hexion merger agreement to Access, Basell and Skadden.

        On July 5, 2007, Basell, through Skadden, delivered a written communication to the Transaction Committee arguing that the Basell merger agreement was superior to the Hexion proposal because, in their view, (i) it delivered value to Huntsman stockholders sooner, without extended regulatory or financing delays, (ii) the quicker time to close reduced the risk that Huntsman would incur a material adverse effect, which would provide the buyer with the ability to terminate the agreement, and (iii) the Basell merger agreement had less completion risk than the Hexion proposal. Basell argued that although the Hexion proposal offered a higher price per share, they believed the Hexion price should be discounted to reflect the delay and completion risks inherent in the Hexion proposal.

        On July 5, 2007, the Huntsman board of directors held a telephonic meeting to discuss the terms of the Hexion proposal. During the meeting, representatives of Vinson & Elkins reviewed for the board of directors the terms and conditions of the Hexion proposal and the letter from Basell. Merrill Lynch then presented to the board of directors its view of the arguments made by Basell in its letter to the board of directors. Merrill Lynch agreed with the basic premise of the Basell letter, that the Hexion proposal would likely take more time and had more risk of completion, and highlighted that these were the same principal issues that the board of directors and its advisors had been considering during the last several meetings. However, Merrill Lynch disagreed with Basell's view as to how deeply the Hexion price needed to be discounted to account for these factors. Merrill Lynch also advised that the projected debt levels of a merged Hexion-Huntsman entity were within a range that were then being financed in the market and that the commitment letters backing up the Hexion proposal were firm commitments, thereby minimizing the risk of the transaction not being financed. Following deliberation, the board of directors recessed to allow the Transaction Committee to meet to discuss the Hexion proposal.

        The Transaction Committee then convened a separate telephonic meeting. During the meeting, representatives of Shearman & Sterling and Merrill Lynch provided an update with respect to the amended Hexion proposal and discussed the letter from Basell. After due consideration and discussion, the Transaction Committee determined, in consultation with its financial advisors and outside counsel, that the Hexion merger would, if consummated in accordance with its terms, result in a transaction more favorable to Huntsman's stockholders than the Basell merger agreement (after taking into account the relevant legal, financial, regulatory, estimated timing of consummation and other aspects of the proposed Hexion merger, including Hexion rather than Apollo being the acquiror), and accordingly constituted a superior proposal (as defined in the Basell merger agreement). The Transaction Committee recommended that the board of directors authorize Huntsman to provide notice to Access and Basell of its intent to make an adverse recommendation change (as contemplated by the Basell merger agreement) based upon the determination that the Hexion proposal constituted a superior proposal.

        The board of directors then immediately reconvened and Shearman & Sterling informed the board of directors of the recommendation of the Transaction Committee. Following deliberation, the board of directors determined that the Hexion proposal constituted a superior proposal (as defined in the Basell merger agreement) and empowered the management of Huntsman to provide Access and Basell with notice of its intent to change its recommendation concerning the Basell merger following the expiration of the required notice period.

        On that same day, the management of Huntsman provided Access, Basell and Skadden with a notice of adverse recommendation change (as defined in the Basell merger agreement).

        Merrill Lynch then informed Access that the Huntsman board of directors had carefully considered the Hexion proposal in comparison to the Basell transaction, and, while they differed in certain respects other than price, that all things considered, including the $2.00 difference in the merger price, the Huntsman board of directors viewed the Hexion proposal as superior.

        On July 6, 2007, prior to the opening of trading on the New York Stock Exchange, Hexion issued a press release announcing that the Huntsman board of directors and its Transaction Committee had determined that the amended Hexion proposal was a superior proposal (as defined in the Basell merger agreement).

        From July 6, 2007 through July 8, 2007, members of management of Huntsman, Vinson & Elkins and Shearman & Sterling continued to meet telephonically with members of management of Apollo and Hexion, Wachtell and O'Melveny to finalize open points on the merger agreement, as well as separate voting agreements with the Huntsman family and related entities and MatlinPatterson. Members of management of Huntsman, representatives of Merrill Lynch and members of management of Access and Basell also had discussions during this time frame regarding improving Basell's existing agreement.

        On the evening of July 8, 2007, Jon M. Huntsman, Alvin Shoemaker, the Chairman of the Transaction Committee, and a representative of Shearman & Sterling met telephonically with Apollo to discuss their revised proposal. During such meeting, representatives of Apollo emphasized their commitment to close the transaction on the terms indicated in their revised proposal, including a commitment to take all necessary steps to secure the required financing and necessary regulatory approvals. In addition, a representative of Apollo indicated its intention to increase the Hexion proposal to $28.00 per share. Later that evening, Apollo, on behalf of Hexion, delivered a letter to the Huntsman board of directors confirming its revised proposal for Hexion to purchase Huntsman at a price of $28.00 per share, to fund $100 million of the $200 million break fee due upon termination of the Basell merger agreement, to eliminate any reference in its debt financing commitments to the material adverse effect condition in the merger agreement and to add a covenant on Hexion's part to commence litigation against their financing sources in the event the financing sources fail to fund their commitments when required and to use such funds to either close the merger or deliver the net proceeds to Huntsman.

        On that same day, management of Huntsman notified Access, Basell and Skadden of the amendment to the material financial terms of the Hexion proposal and delivered to Basell a new notice of adverse recommendation change (as defined in the Basell merger agreement).

        From July 8, 2007 through July 11, 2007, members of management of Huntsman, representatives of Vinson & Elkins, Shearman & Sterling and Merrill Lynch engaged in discussions with members of management of each of Apollo and Hexion, and Access and Basell, and their respective advisors. MatlinPatterson and Whalen LLP engaged, indirectly through Vinson & Elkins, in negotiations with Wachtell and O'Melveny concerning a voting arrangement between MatlinPatterson and Hexion. MatlinPatterson indicated a willingness to enter into such a voting agreement if it were permitted to sell its shares, if Huntsman agreed to reimburse it for the $13 million in fees it would have to pay UBS under its engagement terms entered into at the commencement of the sales process initiated by MatlinPatterson in March 2007 if Huntsman were to consummate the merger with Hexion instead of Basell, and if Huntsman agreed to amend its existing registration rights agreement with MatlinPatterson to allow it to cause an immediate registration of the shares of Huntsman common stock held by MatlinPatterson.

        On July 11, 2007, the Transaction Committee met in person at Shearman & Sterling's New York City office and by telephonic conference. At this meeting representatives of Shearman & Sterling discussed a presentation prepared for the Transaction Committee that highlighted the significant differences between the Hexion proposal and the Basell merger agreement. Representatives of MatlinPatterson, in their capacity as stockholders, Huntsman and Vinson & Elkins were also permitted to join the meeting, and present to the Transaction Committee their views on the Hexion proposal and the status of MatlinPatterson's indirect negotiations through Vinson & Elkins with Hexion with respect to the Hexion proposal. Representatives of Merrill Lynch also reviewed with the Transaction Committee their financial analyses of Huntsman in relation to the $28.00 per share merger consideration proposed by Hexion and certain significant issues raised in the valuation of the Hexion proposal and the Basell merger agreement.

        Later on July 11, 2007, Basell notified Huntsman that it was reaffirming its $25.25 per share merger consideration and would not be submitting a revised offer in response to the notice of adverse recommendation change.

        On July 12, 2007, the Huntsman board of directors held a telephonic meeting to discuss the terms of the revised Hexion proposal. During the meeting, representatives of Vinson & Elkins reviewed for the board of directors the directors' fiduciary duties in connection with the transaction as well as the terms and conditions of the Hexion proposal. Representatives of Vinson & Elkins also reviewed the terms and conditions of certain agreements between Huntsman and MatlinPatterson, including and amended registration rights agreement between Huntsman and MatlinPatterson as well as an agreement by Huntsman to reimburse MatlinPatterson for up to $13 million in investment banking fees and expenses that would be owed by MatlinPatterson to UBS upon consummation of the Hexion merger. Also during the meeting, Merrill Lynch presented its financial analysis regarding the Hexion proposal. Merrill Lynch then provided an oral opinion, confirmed by its subsequent written opinion dated July 12, 2007, to the board of directors with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that are parties to the voting agreements and HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates in the proposed merger with Hexion. Following deliberation, the board of directors (i) delegated to the Transaction Committee its authority to review, consider and approve the amended registration rights agreement (including a waiver of any policies restricting MatlinPatterson from selling shares of Huntsman common stock) and the reimbursement by Huntsman to MatlinPatterson of the additional $13 million that MatlinPatterson would owe to UBS if Huntsman were to consummate the merger with Hexion instead of Basell and (ii) recessed to allow the Transaction Committee to meet to discuss the Hexion proposal.

        The Transaction Committee immediately convened a separate telephonic meeting. During the meeting, representatives of Shearman & Sterling reviewed for the Transaction Committee the terms and conditions of the Hexion proposal. The Transaction Committee also discussed the agreements with MatlinPatterson, including Huntsman's agreement to amend its current registration rights agreement with MatlinPatterson, the reimbursement by Huntsman to MatlinPatterson of the investment banking fees that would be owed by MatlinPatterson upon consummation of the Hexion merger to UBS and the terms and conditions of the voting agreement between Hexion and MatlinPatterson. Also during the meeting, Cowen presented its financial analysis regarding the Hexion proposal. Cowen then provided an oral opinion, confirmed by its subsequent written opinion dated July 12, 2007, to the Transaction Committee with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that are parties to the voting agreements and HMP Equity Trust and their respective beneficiaries, controlling persona and affiliates in the proposed merger with Hexion. Following deliberation, the Transaction Committee recommended that the board of directors approve the termination the Basell merger agreement and approve the Hexion proposal and declare the Hexion merger advisable, fair to, and in the best interests of Huntsman and its stockholders. The Transaction Committee also approved the execution and delivery of an amended registration rights agreement with MatlinPatterson and the reimbursement by Huntsman of the additional $13 million fee that would be owed by MatlinPatterson to UBS if Huntsman were to consummate the merger with Hexion instead of Basell.

        The board of directors then reconvened and Shearman & Sterling informed the board of directors of the recommendation of the Transaction Committee. Following deliberation, the board of directors unanimously approved the termination of the Basell merger agreement and approved the Hexion proposal, declared such merger advisable, fair to, and in the best interests of Huntsman and its stockholders and recommended that the Huntsman stockholders approve the Hexion merger.

        Immediately following the meeting of the board of directors, the management of Huntsman provided notice to Access, Basell and Skadden of termination of the Basell merger agreement and delivered the $200 million termination fee ($100 million of which was funded by Hexion) to an account designated by Basell.

        The definitive merger agreement with Hexion was executed by representatives of Huntsman, Hexion and Merger Sub on July 12, 2007. In addition, Hexion entered into separate voting agreements with certain stockholders, including MatlinPatterson, the Huntsman family and Fidelity Charitable Gift Fund. Huntsman also entered into an amended and restated registration rights agreement with MatlinPatterson.

        On July 12, 2007, Hexion and Huntsman issued a joint press release announcing that they had entered into a definitive merger agreement and setting forth the principal terms thereof.

Recommendation of the Transaction Committee and Board of Directors and Their Reasons for the Merger

        After careful consideration, our board of directors has unanimously determined, based on the recommendation of the Transaction Committee, that the merger and the merger agreement are fair to and in the best interests of our stockholders and declared the merger agreement advisable. ACCORDINGLY, THE BOARD OF DIRECTORS OF HUNTSMAN UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

        In reaching this decision, the Huntsman board of directors consulted with Huntsman's management and its financial and legal advisors and considered a variety of factors, including the recommendation of the Transaction Committee and the material factors described below that the Transaction Committee considered in reaching its recommendation. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Huntsman board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Huntsman board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for the proposed merger and all other information presented in this section is forward-looking in nature, and therefor, should be read in light of the factors discussed under "Cautionary Statement Concerning Forward-Looking Statements."

        The Transaction Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and assisted in the negotiation of the merger proposal, including the terms and conditions of the merger agreement with Hexion and Merger Sub. The Transaction Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our stockholders and recommended to the board of directors that (i) the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (ii) the board of directors recommend the adoption by our stockholders of the merger agreement. In making its determination and recommendation, the Transaction Committee also determined that the Hexion proposal was a "superior proposal" under the Basell merger agreement and recommended that the board of directors terminate the Basell merger agreement in order to accept the Hexion proposal.

        In the course of reaching its determination, the Transaction Committee considered the following substantive factors and potential benefits of the merger, each of which the Transaction Committee believed supported its decision:

  •
  the value to our stockholders of the consideration to be received in the merger is greater than the value they would have received in the Basell merger;

  •
  its belief, after a thorough, independent review, that the merger was more favorable to our stockholders than the potential value that might result from other alternatives available, including remaining an independent company and pursuing the current strategic plan or pursuing a significant acquisition;

  •
  the Transaction Committee's belief that $28.00 per share was above the high end of the range that could be expected to be payable in a merger transaction involving us, as reviewed by each of Merrill Lynch and Cowen with the Transaction Committee in connection with their financial analyses described in "—Opinions of Financial Advisors";

  •
  the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $28.00 per share represented a premium of approximately 48.2% to the closing share price on June 25, 2007, the last day of trading prior to the press release announcing the Basell merger, approximately 41.2% to the average closing price of our common stock for the 30 trading days prior to and including June 25, 2007 and approximately 27.7% to the highest closing price for our common stock during the 12-month period prior to June 25, 2007 and the fact that, during the period from February 2, 2005 to June 26, 2007, our common stock closed at or above $28.00 only eight times and never closed at or above $29.00;

  •
  the fact that following public announcement of the Basell merger on June 26, 2007, we received two proposals from Hexion, each at a successively higher price, which resulted in a 10.9% premium over the $25.25 per share consideration provided for in the Basell merger agreement;

  •
  the fact that the process resulted in Hexion's proposal being superior to the Basell merger agreement and that, after Basell was notified of the Hexion proposal, Basell failed to increase its $25.25 per share merger consideration despite the opportunity provided to Basell to do so;

  •
  the information contained in the financial presentation of Merrill Lynch, including the opinion of Merrill Lynch as to the fairness, from a financial point of view, to the stockholders (other than the entities and individuals that are entering into the voting agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates), of the merger consideration to be received by such holders in the merger (see "Opinions of Financial Advisors—Opinion of Merrill, Lynch, Pierce, Fenner and Smith Incorporated");

  •
  the information contained in the financial presentation of Cowen, including the opinion of Cowen as to the fairness, from a financial point of view, to the stockholders (other than the entities and individuals that are entering into the voting agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates), of the merger consideration to be received by such holders in the merger (see "Opinions of Financial Advisors—Opinion of Cowen and Company, LLC");

  •
  the efforts made by the Transaction Committee and its advisors to negotiate and execute a favorable merger agreement;

  •
  the financial and other terms and conditions of the merger agreement as reviewed by the transaction committee, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arm's-length negotiation between the parties;

  •
  the fact that the merger consideration is all cash, so that the transaction allows our stockholders to realize a fair value upon closing, in cash, for their investment and provides such stockholders certainty of value for their shares;

  •
  the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors (or the transaction committee) is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a "superior proposal" as defined in the merger agreement, upon the payment to Hexion of a $225 million termination fee (representing approximately 3.6% of the total equity value of the transaction) and pay $100 million to Hexion, which is the same amount provided to fund one-half of the fee required in connection with terminating the Basell merger agreement;

  •
  the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

  •
  the level of effort that Hexion must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the commitment letters;

  •
  the nature of Hexion's financing commitments received with respect to the merger, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments, including the absence of a material adverse effect provision and the duration of such commitments;

  •
  the fact that, in the merger agreement, Hexion has agreed to take any and all actions necessary to ensure that no governmental entity enters any order or injunction to preliminarily or permanently restrain, enjoin or prohibit the consummation of the merger, including but not limited to any divestiture actions to avoid or resolve such governmental action, and the transaction committee's belief, after review with its legal advisors, in the likelihood of the merger being approved by the appropriate regulatory authorities in light of Hexion's obligations under this provision;

  •
  the fact that the merger agreement provides that the cash price per share to be paid by Hexion in the merger will increase at the rate of 8% per annum (inclusive of any dividends paid) beginning 270 days after the date of the merger agreement if the merger is not consummated prior to that date;

  •
  the commitment (and subsequent payment) by Hexion to fund $100 million of the fee payable to Basell in connection with the termination of the Basell merger agreement;

  •
  the commitment made by Hexion and Nimbus Merger Sub to provide (for one year from the effective date of the merger) base salary, base wages and annual and incentive compensation opportunities and employee benefits plans and programs (excluding equity-based compensation arrangements) which, in the aggregate, are no less favorable than those made available by us to our employees immediately prior to the merger; and

  •
  the fact that we would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances to obtain the $325 million termination fee payable by Hexion.

        In addition, the Transaction Committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Transaction Committee to represent effectively the interests of the company's stockholders. The Transaction Committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to our stockholders. Specifically the Transaction Committee considered the fact that:

  •
  negotiations were conducted under the oversight of a transaction committee comprised solely of independent directors who are not our employees and who have no financial interest in the merger that is different from that of the other stockholders of the company (other than customary fees payable to members of the Transaction Committee that have not yet been set but will not be based or contingent on the Transactions Committee's recommendation of a transaction or the consummation of a transaction and the acceleration of the restricted stock units and restricted stock awards and our stock options granted in 2006 and 2007);

  •
  the Transaction Committee retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

  •
  the Transaction Committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors' approval of the merger agreement;

  •
  the financial and other terms and conditions of the merger agreement were the product of negotiations between the Transaction Committee and its independent advisors, on one hand, and Hexion and its advisors, on the other hand;

  •
  the opinion of Merrill Lynch addresses the fairness, from a financial point of view, to the stockholders (other than the entities and individuals that are entering into the voting agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates) of the merger consideration to be received by such holders in the merger;

  •
  the opinion of Cowen addresses the fairness, from a financial point of view, to the stockholders (other than the entities and individuals that are entering into the voting agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates) of the merger consideration to be received by such holders in the merger;

  •
  we are permitted, under certain circumstances, to respond to unsolicited inquiries regarding acquisition proposals and, upon payment of a termination fee and the Reimbursement Amount, to terminate the merger agreement in order to complete a superior transaction; and

  •
  under Delaware law, our common stockholders have the right to demand appraisal of their shares.

        The Transaction Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  that there are competitive overlaps in the businesses of Huntsman and Hexion and the relevant regulatory authorities may require divestitures prior to granting regulatory approval, and that obtaining such regulatory approvals may delay, perhaps significantly, the consummation of the merger;

  •
  that the likely extended duration of the regulatory approval process as compared to the Basell merger would subject us and our stockholders to risks that we could be subject to an event that could be deemed a material adverse effect or inadvertently fail to comply with our covenants, including those that restrict our conduct of business, either of which would allow Hexion to refuse to consummate the merger;

  •
  the risk of deterioration of our business in the interim period, whether or not the merger closes, and the possibility that we would find it difficult to continue as a stand-alone entity if the merger does not close;

  •
  the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers;

  •
  the risk of a deterioration in the financial markets over the period of time necessary to obtain the required regulatory approvals and the possibility that Hexion will be unable to obtain the necessary financing proceeds, including obtaining the debt financing proceeds from its lenders;

  •
  we were required to pay a $200 million break-up fee to Basell (one half of which was paid by Hexion) and that, under certain circumstances, we are obligated to pay $100 million to Hexion, which is the same amount provided to fund one-half of the break-up fee to Basell;

  •
  our stockholders will not participate in any future earnings or growth of the company and will not benefit from any appreciation in value of the company, including any appreciation in value that could be realized as a result of improvements to our operations;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business generally only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

  •
  the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes.

        The foregoing discussion summarizes the material factors considered by the transaction committee in its consideration of the merger. After considering these factors, the transaction committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the transaction committee, and the complexity of these matters, the transaction committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the transaction committee may have assigned different weights to various factors. The transaction committee recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Certain Financial Projections

        In connection with the due diligence process during negotiations with the bidders, including Basell and Hexion, we provided a set of projections to Hexion, Basell and Company B for fiscal years 2007, 2008, 2009, 2010 and 2011. The projections were also provided to Merrill Lynch and Cowen for use in the preparation of their respective fairness opinions. The projections do not include results related to our North American base chemicals and polymers business because of the pending sale of this business. The projections are summarized below.

	2007	2008	2009	2010	2011
	(in millions)
Sales	9,722	9,942	10,240	10,863	11,182
Operating Income	655	908	1,009	1,201	1,255
Adjusted EBITDA(1)	1,027	1,289	1,414	1,609	1,661
Capital Expenditures	509	483	298	205	215

(1)
Adjusted EBITDA is computed by eliminating the following from net income: interest; income taxes; depreciation and amortization; restructuring, impairment and plant closing costs; losses on the sale of accounts receivable to our securitization program; legal and contract settlements; losses from early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain (loss) on dispositions of assets.

        We make public only very limited information as to future performance and do not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. The foregoing projections are included in this proxy statement only because this information was provided to the bidders during negotiations and to Merrill Lynch and Cowen for use in the preparation of their respective fairness opinions. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles ("GAAP"), and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In addition, the projections were prepared prior to the board of directors' approval of the merger and, accordingly, do not reflect the effect of such transactions.

        The projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that we or our representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

        We believe that the projections prepared were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management's current view. The projections were disclosed to the bidders and their representatives at their request as a matter of due diligence and to Merrill Lynch and Cowen for use in preparation of their respective fairness opinions, and are included in this proxy statement on that basis. None of Huntsman or any of its representatives has made or makes any representation to any person regarding the ultimate performance of Huntsman compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

        WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Opinions of Financial Advisors

  Opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated

        The Transaction Committee retained Merrill Lynch to act as its financial advisor in connection with the merger. Merrill Lynch delivered its oral opinion to the Transaction Committee, which was subsequently confirmed in writing, that, as of July 12, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion (which are described below), the merger consideration of $28.00 in cash per share, to be increased by the excess of (i) an amount equal to $0.006137 per day after April 15, 2008, through and including the closing date of the merger over (ii) any dividends or distributions (valued at the closing date of the merger using 8% simple interest per annum from the applicable date of payment) paid from and after April 15, 2008 through and including the closing date of the merger, to be received by holders of the Company's common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders, other than certain beneficiaries and controlling persons of the HMP Equity Trust and those other stockholders who have entered into voting agreements with Hexion (the "Voting Stockholders"), the HMP Equity Trust and their respective beneficiaries and controlling persons, who are collectively referred to as the "HMP Stockholders", Hexion and their respective affiliates.

        The full text of the written opinion of Merrill Lynch, dated July 12, 2007, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix D. The following summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion.

        The Merrill Lynch opinion was addressed to the Transaction Committee and the board of directors of the Company for the use and benefit of the Transaction Committee and the board of directors of the Company and only addresses the fairness, from a financial point of view, as of the date of the opinion, of the per share merger consideration to be received by holders of the Company's common stock other than the HMP Stockholders, Hexion and their respective affiliates pursuant to the merger agreement. The opinion does not address the merits of the underlying decision by the Company to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of the Company's common stock as to how the holder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company's common stock (excluding the HMP Stockholders, Hexion and their respective affiliates).

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

  •
  Conducted discussions with members of senior management of the Company concerning the matters described in the preceding two bullet points;

  •
  reviewed the market prices and valuation multiples for the Company's common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of the Transaction Committee, the Company and Hexion and their financial and legal advisors;

  •
  reviewed drafts as of July 11, 2007 of the merger agreement, the voting agreements and various related documents (collectively, the "transaction documents") and a debt financing commitment letter from affiliates of Credit Suisse and Deutsche Bank AG to Hexion dated July 7, 2007; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of the Company and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which it was based. Merrill Lynch assumed that the final form of the merger agreement and related transaction documents would be substantially similar to the last drafts reviewed by it.

        The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, July 12, 2007, the date of its written opinion. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Transaction Committee and the board of directors. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion.

        At the meetings of the Transaction Committee and the board of directors held on July 12, 2007, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

        The estimates of future performance of the Company in or underlying Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Estimates of the financial values of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

  Merger Consideration to be received by Holders of Company Common Stock

        Implied Premiums Analysis.    Merrill Lynch reviewed the 52-week intraday high and low and the average trading price of the Company's common stock based on closing prices for the one-month, three-month, six-month and one-year periods ended June 25, 2007, the last trading day before the Company's agreement with Basell was announced. The following table reflects the implied percentage premium that the $28.00 per share merger consideration represents to these various prices and to the $18.90 closing price for the Company's shares on June 25, 2007:

	Market Price	Implied Premium of $28.00 Per Share Merger Consideration
Closing Price on June 25, 2007	$18.90	48.1%
1 Month Average	$19.78	41.6%
3 Month Average	$19.65	42.5%
6 Month Average	$19.88	40.8%
1 Year Average	$18.73	49.5%
52-Week Intraday High (2/21/07)	$21.92	27.7%
52-Week Intraday Low (8/6/06)	$15.62	79.3%

        Implied Multiples Analysis.    Based on the $28.00 per share merger consideration and the number of outstanding shares, restricted/phantom stock shares, warrant exchange shares and options and 5% Mandatory Convertible Preferred Stock of Huntsman, which we refer to as the 5% Preferred Stock (assumed converted into common equity) of the Company as provided by the Company's management, Merrill Lynch calculated an equity offer value of the Company of $6,543 million. Merrill Lynch also calculated an enterprise value of $10,474 million by adding to this equity offer value the amounts as of March 31, 2007 of the Company's total debt(1) net of cash and cash equivalents, minority interest and 5% Preferred Stock, as applicable ("Net Debt") and an adjusted enterprise value for the purposes of calculating implied transaction multiples of $9,608 million by deducting proceeds relating to pending divestitures and insurance proceeds(2) (Net Debt less such amounts, "Adjusted Net Debt") from the enterprise value. Merrill Lynch calculated the following implied multiples for the transaction:

(1)
Including accounts receivable securitization facility.

(2)
Includes $27 million in Textile & Effects proceeds, insurance proceeds of $117 million in 2007, discounted insurance proceeds of $207 million in 2008 discounted at the risk free rate ($197 million), $456 million of proceeds from the divestiture of the U.S. Base Chemicals and Polymers businesses and TPC receipts of $70 million.

•
the adjusted enterprise value based on the $28.00 per share merger consideration as a multiple of adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, for the Company for the four quarters ended March 31, 2007, and Company management's estimates of calendar year 2007 and calendar year 2008 adjusted EBITDA for the Company. Adjusted EBITDA ("Adjusted EBITDA") was calculated for purposes of the opinion by adjusting for the pending sale of the Company's U.S. Base Chemicals and Polymers Business and eliminating, where applicable, gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to the Company's securitization program, losses from early extinguishment of debt, and cumulative effect of changes in accounting principles. We refer to these multiples as Adjusted EBITDA Multiples;

  •
  the $28.00 per share merger consideration as a multiple of Company management's estimates of adjusted calendar year 2007 and adjusted calendar year 2008 estimated earnings per share, or adjusted EPS. Adjusted EPS was calculated for purposes of the opinion by eliminating, where applicable, gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to the Company's securitization program, losses from early extinguishment of debt, and cumulative effect of changes in accounting principles. We refer to these multiples as Adjusted P/E Multiples.

        For comparison purposes, Merrill Lynch also calculated similar implied multiples using an adjusted enterprise value and a share price for the Company based on the Company's closing share price of $18.90 as of June 25, 2007, the last trading day before the Company's agreement with Basell was announced. The results of Merrill Lynch's analysis are reflected in the following table:

Financial Measure	Implied Multiples Based on June 25 Closing Share Price	Implied Multiples Based on $28.00 Per Share Merger Consideration
LTM (3/31/07) Adjusted EBITDA Multiple	8.0x	10.2x
CY 2007 Adjusted EBITDA Multiple	7.3x	9.3x
CY 2008 Adjusted EBITDA Multiple	5.8x	7.4x
CY 2007 Adjusted P/E Multiple	14.2x	21.0x
CY 2008 Adjusted P/E Multiple	9.1x	13.5x

  Company Valuation Analyses and Reference Points

        Historical Stock Trading Analysis.    Merrill Lynch reviewed the historical trading performance of the Company common stock. Merrill Lynch observed that the intraday low, average (based on closing prices) and intraday high trading prices for shares of Company common stock over the 52-week period ending June 25, 2007, the last trading day before the Company's agreement with Basell was announced, were $15.62, $18.73 and $21.92, respectively. Merrill Lynch observed that the $28.00 per share merger consideration was in excess of the highest trading price of the Company's shares during the 52-week period before June 25, 2007.

        Analyst Stock Price Targets.    Merrill Lynch reviewed price targets for the Company's shares published by Wall Street research analysts as of June 25, 2007. Merrill Lynch observed that the $28.00 per share merger consideration was in excess of this range of price targets for the Company's shares.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow valuation analysis of the Company based on projections provided by Company management for the period beginning April 1, 2007 through 2011. Merrill Lynch calculated a range of implied equity values per share of the Company based upon the sum of the discounted net present value of the estimated unlevered cash flows that the Company would generate for the period beginning April 1, 2007 through the fiscal year ending 2011 plus the terminal value of the Company at the end of that period based on a range of terminal multiples applied to an Adjusted EBITDA figure normalized for industry cyclicality.

        In its discounted cash flow analysis, Merrill Lynch applied discount rates ranging from 9.5% to 10.5% per year, determined by analyzing the weighted average cost of capital for selected publicly traded companies, and terminal value multiples of 6.5x to 7.5x. Merrill Lynch observed that this range of discount rates and terminal multiples implied a range of perpetuity growth rates in unlevered free cash flow from 2.8% to 4.6%.

        Based upon this analysis, Merrill Lynch derived a range of implied values per share of Company common stock of $20.05 to $25.12. Merrill Lynch observed that the $28.00 per share merger consideration was in excess of this range of implied equity values derived by the discounted cash flow analysis.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal value multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company's present or future value or results.

        Present Value of Future Stock Price and Dividends.    Merrill Lynch calculated a present value of the estimated price of the Company's common stock in years 2007, 2008 and 2009 and dividends expected to be received in the interim. Merrill Lynch estimated the future stock price by applying a multiple of 6.6x to the Company's projected Adjusted EBITDA (based on management estimates) and subtracting Company management's estimates of Adjusted Net Debt in each of those years. Such projected future stock price and Company management's estimates of dividends per share were discounted using a 13% equity discount rate to an estimated present value of $15.89, $21.62, and $24.06 based on years 2007, 2008 and 2009, respectively.

        Analysis of Selected Comparable Publicly Traded Companies.    Using publicly available information, Merrill Lynch compared financial and operating information and ratios for the Company with the corresponding information for a selected group of publicly traded companies operating in the chemical industry. The selected companies were:

  •
  Celanese Corp;

  •
  Dow Chemical;

  •
  Eastman Chemical;

  •
  PPG Industries; and

  •
  Rohm & Haas.

        Merrill Lynch calculated a market value for each of these companies by multiplying their respective closing prices per share as of July 10, 2007 by the number of diluted outstanding shares of the company based upon publicly available information. Using these market values, Merrill Lynch calculated an enterprise value for each company by adding Net Debt to the market value, which was calculated as reflected in each company's most recent publicly available financial statements.

        Using estimates of EBITDA and earnings per share for each of these companies derived from estimates published by selected Wall Street research analysts and First Call (calendarized when necessary) and Net Debt as reflected in each company's most recent publicly available financial statements, Merrill Lynch calculated the following multiples for each company:

  •
  the ratio of enterprise value to estimated EBITDA for the calendar years 2007 and 2008, which we refer to as EBITDA Multiples;

  •
  P/E Multiples for the calendar years 2007 and 2008 based on estimated earnings per share; and

  •
  the ratio of Net Debt based on the most recent publicly available financial statements to estimated EBITDA for the calendar year 2007, which we refer to as Net Debt to 2007E EBITDA Multiples.

        Merrill Lynch also calculated similar implied multiples for the Company using an adjusted enterprise value and a share price for the Company based on the Company's closing share price of $18.90 as of June 25, 2007, the last trading day before the Company's agreement with Basell was announced, and estimates of EBITDA and EPS as reflected in Wall Street research or published by First Call.

        Merrill Lynch compared the mean and median implied multiples it calculated for the comparable companies to the implied multiples it calculated for the Company. The results of Merrill Lynch's comparison are reflected in the following table:

	2007E EBITDA Multiple	2008E EBITDA Multiple	2007E P/E Multiple	2008E P/E Multiple	Net Debt to 2007E EBITDA Multiple
Mean	7.6x	7.5x	13.8x	13.6x	1.2x
Median	7.8x	7.7x	14.5x	14.1x	1.0x
Company	6.6x	6.3x	13.8x	12.4x	2.7x

        Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and characteristics of such companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined that the relevant range of 2007 EBITDA multiples to be 7.0x - 8.0x. Applying this range of multiples to the Company's 2007 Adjusted EBITDA, Merrill Lynch calculated implied per share values for the Company ranging from $17.55 to $22.19. Merrill Lynch observed that the $28.00 per share merger consideration was in excess of this range of implied per share values.

        None of the selected comparable companies is identical to the Company. In evaluating companies identified by Merrill Lynch as comparable to the Company or otherwise relevant to its analysis of the Company, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the Company's control, such as the impact of competition on the Company's business, the industry generally or the companies identified above, industry growth and the absence of any material change in the Company's financial condition and prospects, the industry, the financial markets in general or the companies identified above. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of the Company.

        Leveraged Buyout Analysis.    Merrill Lynch performed a leveraged buyout analysis to ascertain the price at which an acquisition of the Company would be attractive to a potential financial buyer without the benefit of combination cost savings or synergies. The analysis of the value of the Company in a leveraged buyout scenario was based upon financial projections provided by Company management. Targeted five-year returns on equity of 20% to 30% and an exit multiple of 7.0x to 8.5x normalized Adjusted EBITDA were assumed. Merrill Lynch also assumed a ratio of total debt to LTM Adjusted EBITDA (as of March 31, 2007) of 7.25x and an exit by the potential financial sponsor after five years. Based on these assumptions, the resulting range of implied leveraged acquisition equity values was $20.75 to $25.00 per share (assuming 23% and 31%, respectively, of sources of funds would be in the form of new equity). Merrill Lynch observed that the $28.00 per share merger consideration was in excess of this range of implied leveraged acquisition equity values per share.

        Analysis of Selected Comparable Acquisitions.    Using publicly available information, Merrill Lynch calculated the multiple of the transaction value of each of the transactions listed in each of the categories below and the target company's EBITDA over the last four quarters for which information was publicly available at the time of announcement.

Polymers Focused Deals

Year	Acquiror Name	Target Name
2007	SABIC	GE Plastics
1998	Lyondell	ARCO Chemical
2004	Lubrizol	Noveon
2007	Littlejohn & Co. LLC	Intertape Polymer Group
2003	TPG	Kraton
2000	Ripplewood	Shell Kraton

Resins/Adhesives Focused Deals

Year	Acquiror Name	Target Name
1999	Eastman	Lawter
2004	Henkel	Sovereign
1999	MGPE	Ciba PP (Vantico)
1998	MGPE	Hoechst Resins (Vianova)
2006	Apollo Management, LLP	GE Advanced Materials
2004	Cytec	UCB Surface Specialties (Inc. Vianova)
1999	Solutia	MGPE Resins (Vianova)
2000	Eastman	McWhorter
2002	UCB	Solutia Resins (Vianova)
2004	Apollo	Borden
1999	Charterhouse	ICI Acrylics
2001	Eastman	Hercules Resins
2006	Rhone Capital	Arizona Chemical
2006	China National Bluestar (Group)	Rhodia Silicones SAS
2000	Apollo	Shell Epoxy (RPP)

Surfactants Focused Deals

Year	Acquiror Name	Target Name
2007	Carlyle	PQ
1999	SKW Trosberg	Witco Oleochemicals and Derivatives
2006	Croda Int'l	Uniqema
2001	Permira/GS	Cognis (Henkel)
2002	Akzo Nobel	Crompton Industrial Specialties
2000	Sasol	RWE Condea

Ti02 Focused Deals

Year	Acquiror Name	Target Name
2007	Cristall	Lyondell TiO2

        Merrill Lynch calculated an implied transaction value for each transaction by multiplying the amount of the announced per share consideration paid or payable in each transaction by the number of diluted outstanding shares of the target company based upon publicly available information and adding to the result the amount of the target company's Net Debt, which was calculated as reflected in the target company's most recent publicly available financial statements prior to announcement of the transaction. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

        For each of the transactions identified above, Merrill Lynch calculated the ratio of implied transaction value to the EBITDA for the target company for the last four-quarter period for which information was publicly available prior to the announcement of the transaction, which we refer to as the LTM EBITDA Multiple. The table below sets out, by category, the low, high and mean LTM EBITDA Multiples for the above transactions. The weighted average LTM EBITDA Multiple, calculated by weighting the mean business segment multiples by the relative contribution of the Company's business segments to the Company's total 2007E EBITDA, was 8.7x.

Business Segment	Low	High	Mean
Polymers Focused Deals	5.5x	10.0x	8.3x
Resins/Adhesives Focused Deals	5.7x	12.4x	8.4x
Surfactants Focused Deals	5.2x	10.9x	7.7x
Ti02	13.0x	13.0x	13.0x

        Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of the above transactions and the merger, Merrill Lynch derived implied aggregate values of the Company by applying multiples ranging from 8.0x—9.5x to the Company's Adjusted EBITDA over the four-quarter period ended March 31, 2007. The resulting range of implied per share values for the Company was $18.82 to $25.07. Merrill Lynch observed that the $28.00 per share merger consideration was in excess of this range of implied per share values.

        None of the transactions analyzed by Merrill Lynch is identical to the proposed merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the proposed merger.

        General.    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex and analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch's opinion. Merrill Lynch used the methodologies summarized above because it deemed those valuation methodologies to be the most relevant and appropriate in connection with the preparation of its opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses and did not attribute any particular weight to any analysis or factor considered by it. Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch's analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company's common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for the purpose of Merrill Lynch providing its opinion to the board of directors and the Transaction Committee. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill

Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the board of directors and the Transaction Committee in making its determination to approve the merger agreement and the transactions contemplated thereby. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the board of directors, the Transaction Committee and management with respect to the fairness of the merger consideration.

        Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Transaction Committee selected Merrill Lynch as its financial advisor because of Merrill Lynch's qualifications, expertise and reputation. Under the terms of its engagement, the Company has agreed to pay Merrill Lynch a fee of $25 million for its services, all of which is contingent upon a sale of Huntsman, and which would be payable upon consummation of the Hexion merger. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and to indemnify Merrill Lynch, its affiliates and related parties against certain liabilities arising out of Merrill Lynch's engagement. If, at any time during Merrill Lynch's engagement or the two years thereafter, we receive a break-up fee upon termination of an agreement for the sale of the Company, Merrill Lynch will receive 5% of any such fee, including any reverse break-up fee payable in connection with a termination of the Hexion merger agreement. With the consent of the Company and the Transaction Committee, Merrill Lynch or one or more of its affiliates may provide Hexion with, or otherwise assist Hexion in obtaining, the financing necessary to complete the merger, for which services Merrill Lynch would expect to receive additional compensation from Hexion or its affiliates. Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and/or its affiliates and Hexion and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may, in the future, receive, fees for the rendering of any such services. Among other engagements involving the Company, Merrill Lynch has acted as financial advisor to the Company in connection with the pending sale of the Company's U.S. Base Chemicals and Polymers Business, and Merrill Lynch expects to receive additional compensation from the Company upon consummation of such transaction. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the Company's common stock and other securities of the Company and/or Hexion for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Opinion of Cowen and Company, LLC

        Pursuant to an engagement letter dated June 18, 2007, as amended on July 5, 2007, the Transaction Committee retained Cowen to render an opinion to the transaction committee as to the fairness, from a financial point of view, to the holders of outstanding shares of Huntsman's common stock, other than the entities and individuals that are entering into voting agreements with Hexion, the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, of the consideration that would be received by such stockholders in the transaction.

        On July 12, 2007, Cowen delivered its oral opinion to the Transaction Committee, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of July 12, 2007, the consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of outstanding shares of Huntsman's common stock, other than the entities and individuals that are entering into voting agreements with Hexion, the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates.

        The full text of the written opinion of Cowen, dated July 12, 2007, is attached as Appendix E and is incorporated into this proxy statement by reference. Holders of Huntsman's common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen's opinion was prepared for and addressed to the transaction committee and is directed only to the fairness, from a financial point of view, of the consideration provided for in the merger agreement, and does not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The consideration to be received in the transaction was determined through negotiations between Huntsman and Hexion and not pursuant to recommendations of Cowen.

        In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the merger agreement received on July 9, 2007;

  •
  certain publicly available financial and other information for Huntsman, including equity research, and certain other relevant financial and operating data furnished to Cowen by Huntsman's management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Huntsman that were prepared by Huntsman's management;

  •
  discussions Cowen had with certain members of Huntsman's management concerning the historical and current business operations, financial conditions and prospects of Huntsman and such other matters Cowen deemed relevant;

  •
  certain operating results of Huntsman as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

  •
  the reported price and trading histories of the shares of Huntsman's common stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

  •
  certain financial terms of the transaction as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

  •
  based on financial forecasts prepared by Huntsman's management, the cash flows generated by Huntsman on a stand-alone basis, which were used to determine the present value of the discounted cash flows; and

  •
  such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, Cowen, with Huntsman's consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to it by Huntsman or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. Cowen relied upon, without independent verification, the assessment of Huntsman's management as to the existing products and services of Huntsman and the validity of, and risks associated with, the future products and services of Huntsman. In addition, Cowen did not conduct, nor did it assume any obligation to conduct, any physical inspection of the properties or facilities of Huntsman. Cowen further relied upon the assurance of management of Huntsman that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with Huntsman's consent, assumed that the financial forecasts which Cowen examined were reasonably prepared by the management of Huntsman on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Huntsman, and, with Huntsman's consent, Cowen assumed that such financial forecasts provided a reasonable basis for its opinion.

        Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Huntsman, nor was Cowen furnished with these materials. With respect to all legal matters relating to Huntsman and Hexion, Cowen relied on the advice of legal counsel to Huntsman. Cowen's services to the transaction committee in connection with the transaction were comprised solely of rendering an opinion as to the fairness, from a financial point of view, of the consideration provided for in the merger agreement. Cowen expressed no view as to any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise. Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. Although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaimed any responsibility to do so. Cowen was not engaged to be involved in any determinations of Huntsman's board, the transaction committee or Huntsman's management to pursue strategic alternatives or in the negotiation of any of the terms of the transaction, and Cowen was not authorized or requested to, and did not, solicit alternative offers for Huntsman or its assets, nor did Cowen investigate any other alternative transaction that may have been available to Huntsman. Cowen, with Huntsman's consent, assumed that all shares of Huntsman's 5% Preferred Stock would be converted into shares of Huntsman's common stock prior to the closing of the transaction, and, accordingly, its opinion did not address such conversion or the fairness thereof.

        In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

        Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the transaction or to take any other action in connection with the transaction or otherwise. Cowen's opinion is limited to the fairness, from a financial point of view, of the consideration provided for in the merger agreement. Cowen was not requested to opine as to, and its opinion does not in any manner address, Huntsman's underlying business decision to effect the transaction or the relative merits of the transaction as compared to the other business strategies or transactions that might be available to Huntsman.

        The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Huntsman the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Huntsman.

        Analysis of Selected Publicly Traded Companies.    To provide contextual data and comparative market information, Cowen compared selected historical and projected operating and financial data and ratios for Huntsman to the corresponding financial data and ratios of certain other companies, whose securities are publicly traded and which Cowen believes currently have operating, market valuation and trading valuations similar to what might be expected of Huntsman. These companies, which are referred to herein as the Selected Publicly Traded Companies, included Dow Chemical Co., PPG Industries, Inc., Rohm & Haas Co., Celanese Corp., Eastman Chemical Co. and Kronos Worldwide, Inc.

        The data and ratios included the market capitalization of common stock plus total debt less cash and equivalents, referred to herein as Enterprise Value, of the Selected Publicly Traded Companies as multiples of latest reported twelve month, referred to as LTM, earnings before interest expense, interest income, income taxes, depreciation and amortization, which is referred to herein as EBITDA, estimated 2007 calendar year EBITDA and estimated 2008 calendar year EBITDA (in each case, as available from Reuters Consensus estimates). Cowen also examined the ratios of the current share prices of the Selected Publicly Traded Companies to the estimated 2008 calendar year EPS (as available from Reuters Consensus estimates) for the Selected Publicly Traded Companies.

        The following table presents, for the periods indicated, the selected multiple ranges of Enterprise Value to LTM, estimated 2007 EBITDA and estimated 2008 EBITDA and the ratio of the current share price to the estimated 2008 calendar year EPS for the Selected Publicly Traded Companies, as well as the implied equity value per share ranges for Huntsman. The information in the table is based on the closing stock prices of the Selected Publicly Traded Companies on July 10, 2007.

	Selected Publicly Traded Company Multiple Range	Implied Equity Value Per Share Range
Enterprise Value as a ratio of:
LTM EBITDA	7.0x - 8.0x	$12.50 - $16.21
2007E EBITDA	6.5x - 7.5x	14.75 - 19.10
2008E EBITDA	6.5x - 7.5x	22.05 - 27.64
Share Price as a ratio of:
2008E EPS	12.5x - 14.5x	20.70 - 24.02

        Although the Selected Publicly Traded Companies were used for comparison purposes, none of those companies is directly comparable to Huntsman. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Publicly Traded Companies and other factors that could affect the public trading value of the Selected Publicly Traded Companies or Huntsman to which they are being compared.

        Analysis of Selected Precedent Transactions.    Cowen reviewed the financial terms, to the extent publicly available, of 31 transactions, referred to as the Selected Precedent Transactions involving the acquisition of companies in the chemicals industry, which were completed since January 1, 1999 or are currently pending.

        Cowen reviewed the Enterprise Value paid in the Selected Precedent Transactions as a multiple of LTM EBITDA.

        The following table presents, for the period indicated, the multiple range of Enterprise Value to LTM EBITDA for the Selected Precedent Transactions, as well as the implied equity value per share range for Huntsman.

	Selected Precedent Transaction Multiple Range	Implied Equity Value Per Share Range
Enterprise Value as a ratio of:
LTM EBITDA	8.0x - 9.0x	$16.21 - $19.93

        Although the Selected Precedent Transactions were used for comparison purposes, none of those transactions is directly comparable to this transaction and none of the companies in those transactions is directly comparable to Huntsman. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Huntsman to which they are being compared.

        Analysis of Selected Transaction Premiums.    Cowen reviewed the premiums of the offer price over the trading prices one trading day and 20 trading days prior to the announcement date of selected transactions in the chemicals industry that were announced since January 1, 1996. These selected transactions included only transactions in which the consideration paid represented 100% cash consideration. Cowen then applied these premiums to the stock prices one trading day and 20 trading days prior to June 25, 2007, which prices do not reflect the June 26, 2007 announcement of a transaction between Huntsman and Basell, the July 4, 2007 announcement of Hexion's offer to enter into the transaction with Huntsman and the subsequent announcements by Hexion relating thereto.

        Utilizing this methodology, the implied per share equity value of Huntsman ranged from:

  •
  $24.74 to $24.84 per share, based on the one day premium and stock price; and

  •
  $26.74 to $27.33 per share, based on the 20 trading day premium and stock price.

        Discounted Cash Flow Analysis.    Cowen estimated a range of values for Huntsman's common stock based upon the discounted present value of the projected unlevered after-tax cash flows of Huntsman described in the financial forecasts provided by management of Huntsman for the second half of the fiscal year ended 2007 through the fiscal year ended 2011, and of the terminal value of Huntsman at 2011, based upon a range of multiples of EBITDA. After-tax cash flow was calculated by taking projected earnings before interest expense, interest income and income taxes, referred to as EBIT, and subtracting from this amount projected taxes, capital expenditures, changes in working capital and other miscellaneous negative cash flows and adding back projected depreciation and amortization and stock option expense. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Huntsman. In performing this analysis, Cowen utilized discount rates ranging from 11.0% to 12.0%, which were selected based on the estimated industry weighted average cost of capital. Cowen utilized terminal multiples of EBITDA ranging from 7.5 times to 8.5 times, these multiples representing the general range of multiples of EBITDA for the Selected Publicly Traded Companies and the Selected Precedent Transactions. These terminal multiples of EBITDA were applied to a normalized EBITDA calculated by taking the average EBITDA margin from 2002 to 2005 of the differentiated and inorganic businesses, based on management historical numbers pro forma for the divestiture of the commodity product business, times terminal revenue. Utilizing this methodology, the resultant per share equity value of Huntsman ranged from $21.67 to $26.36 per share.

        The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the transaction committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Huntsman. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Huntsman, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the transaction committee in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

        Cowen was selected by the Transaction Committee to render an opinion to the transaction committee because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Cowen and its affiliates may trade the equity securities of Huntsman for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Huntsman, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services.

        Pursuant to Cowen's engagement letter, as amended, Huntsman has agreed to pay fees of $2.65 million to Cowen for rendering its opinion. This payment is not contingent on the consummation of the merger or based on the merger consideration. Additionally, Huntsman has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the Transaction Committee and Cowen, and the Transaction Committee was aware of the arrangement.

Interests of Certain Persons in the Merger

        When considering the recommendation of the Transaction Committee and our board of directors, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, yours. The Transaction Committee and the board of directors were aware of these interests and considered them, among other things, in approving the merger agreement and the merger. These interests are described below.

  Indemnification and Insurance

        The merger agreement provides that, without limiting any other rights that any person may have pursuant to any employment agreement, indemnification agreement or other arrangement, who, at or at any time prior to the effective time of the merger, is or was serving as director or officer of Huntsman or any of our subsidiaries or as a fiduciary under any employee benefit plan of Huntsman or any of our subsidiaries, from the effective time for a period of six years, Hexion and the surviving corporation will, jointly and severally and to the fullest extent permitted by law, indemnify, defend and hold harmless (including any obligations to advance funds for expenses) such persons for acts or omissions by such persons occurring or existing prior to, at or after the effective time (whether asserted or claimed prior to, at or after the effective time), and such indemnification obligations will survive the merger and will continue in full force and effect in accordance with the terms of such employment agreement, indemnification agreement or other arrangement from the effective time of the merger until the six year anniversary of the effective time of the merger with respect to any claims against such persons arising out of such acts or omissions.

        In addition, the merger agreement provides that Hexion or the surviving corporation will fully prepay prior to the effective time of the merger policies of directors' and officers' liability insurance with a claims period of at least six years from the effective time of the merger with carriers with the same or better credit rating as our current insurance carrier of at least the same coverage and amounts and scope with respect to claims arising from or related to facts or events which occurred at or before the effective time. In no event, however, will Hexion be required to spend more than 300% of the amount of the premiums paid by Huntsman for the most recent year. In addition, neither Hexion nor the surviving corporation will amend, repeal or otherwise modify the certificate of incorporation or bylaws of the surviving corporation in any manner that would affect adversely the rights of our directors and officers to indemnification, exculpation and advancement of expenses of any party thereto. Hexion has also agreed to, and to cause the surviving corporation to, fulfill and honor any indemnification or exculpation agreement between us and any of our directors, officers or employees existing prior to the effective time of the merger.

  Accelerated Vesting of Stock Options, Restricted Stock and Other Stock-based Awards

        Stock Options.    As of the record date, there were            shares of our common stock subject to stock options granted under our equity plans to our current executive officers and directors. The merger agreement permits and Huntsman intends to take such actions as are necessary to cause all stock options to purchase shares of Huntsman common stock under any benefit plan, program or arrangement that are outstanding and unexercised at the effective time of the merger, whether or not vested or exercisable, as of the effective time of the merger, to be cancelled and converted to the right, upon delivery of an option surrender agreement, to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess, if any, of the merger consideration over the exercise price per share of common stock under such option.

        The following table summarizes the vested and unvested options held by our directors and named executive officers as of August 6, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares Underlying Unvested Options	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration(1)
Directors:
Jon M. Huntsman	0	0	—	—
Nolan D. Archibald	16,667	33,333	$19.25	$437,500
Marsha J. Evans	16,667	33,333	$19.25	$437,500
Peter R. Huntsman	428,173	866,180	$21.44	$8,495,907
H. William Lichtenberger	16,667	33,333	$19.25	$437,500
David J. Matlin(2)	0	0	—	—
Richard A. Michaelson	16,667	33,333	$19.25	$437,500
Christopher R. Pechock(2)	0	0	—	—
Wayne E. Reaud	16,667	33,333	$19.25	$437,500
Alvin V. Shoemaker	16,667	33,333	$19.25	$437,500
Executive Officers:
J. Kimo Esplin	136,208	225,593	$21.64	$2,302,094
Samuel D. Scruggs	136,208	225,593	$21.64	$2,302,094
Anthony P. Hankins	123,720	156,354	$21.94	$1,696,224
Paul G. Hulme	120,598	120,598	$22.02	$1,585,367

(1)
The amounts set forth in this "Resulting Consideration" column are calculated based on the actual exercise prices underlying the related options not the weighted average exercise price per share.

(2)
Resigned from the board of directors effective August 8, 2007.

        Restricted Stock.    As of the record date, there were            shares of our common stock represented by restricted stock (including restricted stock units and phantom stock awards) held by our current executive officers and directors. Pursuant to the merger agreement, the forfeiture restrictions applicable to each share of restricted stock (including restricted stock units and phantom stock) under any benefit plan, program or arrangement will lapse immediately prior to the effective time of the merger and, at the effective time of the merger, will become fully vested and will be converted into the right to receive the merger consideration.

        The following table summarizes the restricted stock (including restricted stock units and phantom stock) held by our directors and named executive officers as of August 6, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock:

	No. of Shares of Restricted Stock	Resulting Consideration(1)
Directors:
Jon M. Huntsman	0	$0
Nolan D. Archibald	8,984	$253,349
Marsha J. Evans	8,984	$253,349
Peter R. Huntsman	231,024	$6,514,877
H. William Lichtenberger	8,984	$253,349
David J. Matlin(2)	0	$0
Richard A. Michaelson	8,984	$253,349
Christopher R. Pechock(2)	0	$0
Wayne E. Reaud	8,984	$253,349
Alvin V. Shoemaker	8,984	$253,349
Executive Officers:
J. Kimo Esplin	61,236	$1,726,855
Samuel D. Scruggs	61,236	$1,726,855
Anthony P. Hankins	43,671	$1,231,522
Paul G. Hulme	40,611	$1,145,230

(1)
Includes any dividends paid on our common stock following the grant of such shares of restricted stock and prior to vesting.

(2)
Resigned from the board of directors effective August 8, 2007.

        The merger agreement permits our board of directors to make additional grants of restricted stock after February 15, 2008 if the merger has not been completed by such date. Any awards granted after February 15, 2008 will vest as follows:

  •
  the restrictions on one half of such awards will lapse at the effective time of the merger and be converted into the right to receive the merger consideration; and

  •
  the restrictions on the remaining one half of such awards will lapse six months following completion of the merger and be converted into the right to receive the merger consideration at such time.

  Transaction Bonus and Retention Plans

        Upon the consummation of the merger, certain of our executive officers will receive transaction bonuses in the amounts shown below:

Transaction Bonus Paid Upon Consummation
Executive Officers:
Peter R. Huntsman	$1,464,500
J. Kimo Esplin	$470,700
Samuel D. Scruggs	$425,000
Anthony P. Hankins	$501,800
Paul G. Hulme	$474,995

        Our executive officers will also be given retention bonuses as set forth below upon the earlier of the date that is 12 months following the consummation of the merger or, with respect to any such officer whose employment is involuntarily terminated prior to the payment of such bonus, the date of such officer's termination of employment.

Retention Bonus Paid 1 Year Following Consummation
Executive Officers:
Peter R. Huntsman	$732,250
J. Kimo Esplin	$235,350
Samuel D. Scruggs	$212,500
Anthony P. Hankins	$250,900
Paul G. Hulme	$237,498

        Our named executive officers will also receive tax gross-up payments to reimburse and make whole any such officer, if such officer incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the merger, including the transaction bonuses or retention payments described above.

  Change of Control Payments

        The consummation of the merger will constitute a change of control under our Supplemental Savings Plan and will result in distributions to certain executive officers and employees of their savings balances. The following table summarizes the distributions that would have been made to our executive officers under the Supplemental Savings Plan had these distributions been made on June 30, 2007:

Supplemental Savings Payment
Executive Officers:
Peter R. Huntsman	$22,465
J. Kimo Esplin	$888,257
Samuel D. Scruggs	$712,133
Anthony P. Hankins	$704,963
Paul G. Hulme	$0

  Continuation of Huntsman's Employee Benefits

        Hexion has agreed that from the effective time until one year thereafter, officers and employees of Huntsman and its subsidiaries who remain employed by the surviving corporation or its subsidiaries after the effective time of the merger will be provided base salary, base wages and annual and incentive compensation opportunities and employee benefits, plans and programs (excluding equity-based compensation arrangements) which, in the aggregate, are no less favorable than those made available by Huntsman and its subsidiaries to its officers and employees immediately prior to the effective time of the merger. Hexion also agreed to maintain our severance plans in place for at least twelve months after the effective time of the merger.

  Reallocation of Shares under the HMP Equity Trust

        In connection with the execution of the merger agreement, an affiliate of our chairman and our chief executive officer, Huntsman Family Holdings is being allocated upon consummation of the merger 1,783,701 shares of our common stock that are currently held in HMP Equity Trust in settlement of a dispute among the beneficiaries of the HMP Equity Trust over the allocation of such shares. Huntsman Family Holding is not receiving any additional consideration from Huntsman.

  Agreements with MatlinPatterson

        In order to induce MatlinPatterson, which was one of our significant beneficial owners and an affiliate of two of our directors as of the date of the merger agreement, to enter into a voting agreement with Hexion, Huntsman entered into an Amended and Restated Registration Agreement with MatlinPatterson. Pursuant to this agreement, Huntsman agreed to file a shelf registration statement registering shares of our common stock held by MatlinPatterson by July 23, 2007 and removed certain preexisting volume limitations. In addition, Huntsman agreed to reimburse upon consummation of the merger up to $13 million in additional investment banking fees of UBS owed by MatlinPatterson if Huntsman were to consummate the merger with Hexion instead of Basell. The board of directors, based on the recommendation of the transaction committee, unanimously approved the Amended and Restated Registration Rights Agreement and the reimbursement of fees and expenses. Hexion also agreed to allow Huntsman to enter into the Amended and Registration Rights Agreement and pay such reimbursement. On July 31, 2007, we filed a shelf registration statement registering the all of shares held by MatlinPatterson. On August 6, 2007, MatlinPatterson sold an aggregate of 56,979,062 shares of our common stock at a price of $24.25 per share in a transaction underwritten by Credit Suisse Securities (USA) LLC. MatlinPatterson has agreed to retain in the HMP Equity Trust 19,870,000 shares of our common stock, except that such shares may be sold if we agree that certain criteria are satisfied or if the new owner grants all voting rights with respect to the purchased shares to HMP Equity Trust or to Jon M. Huntsman.

Appraisal Rights

        Holders of record of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware ("Section 262").

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix F. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a "stockholder" or "holders of shares of our common stock" are to the record holder or holders of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the notice, and the full text of Section 262 is attached to this proxy statement as Appendix F. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Appendix F carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you are considering exercising such rights, you should seek the advice of legal counsel.

        Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on            , 2007, a written demand for the appraisal of the stockholder's shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy) nor abstaining from voting or failing to vote on the proposal to adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

        Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to Huntsman at 500 Huntsman Way, Salt Lake City, Utah 84108, Attention: Secretary.

        Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        Under the merger agreement, we have agreed to provide Hexion prompt notice of any demands for appraisal received by it. Hexion will have the right to participate in, and control all negotiations and proceedings with respect to, demands for appraisal under the Section 262. We will not make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent of Hexion.

        If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

        After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The surviving corporation may reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of our common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable under the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

        If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder's right to appraisal, the stockholder's shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation, and once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Delaware Court of Chancery deems just.

        Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Stockholder Litigation

        From July 5 to July 13, 2007, four stockholder class action complaints were filed against us and our directors alleging breaches of fiduciary duty in connection with the then-proposed sale of Huntsman to Basell and the receipt of a superior proposal from Hexion. Three actions were filed in Delaware: Cohen v. Archibald, et al., No. 3070, in the Court of Chancery for the State of Delaware (filed July 5, 2007); Augenstein v. Archibald, et al., No. 3076, in the Court of Chancery for the State of Delaware

(filed July 9, 2007); and Murphy v. Huntsman, et al., No. 3094, in the Court of Chancery for the State of Delaware (filed July 13, 2007). Another action was filed in Texas: Schwoegler v. Huntsman Corporation, et al., Cause No. 07-07-06993-CV, in the 9th Judicial District Court of Montgomery County, Texas (filed July 6, 2007). Some complaints also named Basell entities as additional defendants alleging claims of aiding and abetting breaches of fiduciary duty.

        The complaints collectively allege that our board of directors failed to conduct a sufficient process to investigate and obtain maximum value for our shares of common stock, prematurely entered into a merger agreement with Basell at an inadequate price of $25.25 per share as evidenced by a superior proposal later received from Hexion, improperly agreed to a $200 million termination fee to Basell, failed to make adequate disclosures concerning the Basell transaction, and engaged in self-dealing by manipulating the timing of the Basell transaction to benefit officers and directors of Huntsman more than stockholders. The complaints seek injunctive relief on behalf of a class of shareholders to enjoin the proposed merger with Basell, rescission of the Basell merger agreement and the $200 million termination fee, and recovery of plaintiffs' costs including reasonable attorneys' fees.

        Since the cases were filed, we terminated the Basell merger agreement and entered into the merger agreement with Hexion at a price of $28.00 per share. On July 30, 2007, the Delaware Court of Chancery entered an order consolidating the three Delaware actions into the first-filed action, requiring the plaintiffs to file a consolidated amended complaint as soon as practicable, and extending the deadline for all defendants to answer or respond in the Delaware action until 30 days after the consolidated amended complaint is filed. The Texas action was only recently served on us, and by agreement with the plaintiffs, defendants' answer or response is not due until September 13, 2007. The allegations in these lawsuits may be amended in the near future.

        We believe the cases are without merit and intend to defend them vigorously.

Material United States Federal Income Tax Consequences of the Merger

        General.    The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of Huntsman common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with holders that hold shares of Huntsman common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, broker-dealers, partnerships or other pass-through entities for U.S. federal income tax purposes, mutual funds, controlled foreign corporations, passive foreign investment companies, persons, if any, holding Huntsman common stock as "qualified small business stock," persons holding Huntsman common stock as part of a hedging, "straddle," conversion or other integrated transaction, U.S. expatriates, persons whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired Huntsman common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

        As used in this proxy statement, a "U.S. holder" means a beneficial owner of Huntsman common stock who is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in the United States or under the law of the United States or any state within the United States or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        A "Non-U.S. Holder" is a person (other than a partnership) that is not a U.S. Holder.

        If a partnership holds Huntsman common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

        This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

        Consequences of the Merger to Huntsman Stockholders.    The receipt of cash in exchange for Huntsman common stock in the merger or as a result of the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder's adjusted tax basis in the Huntsman common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held the Huntsman common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

        Federal Income Tax Backup Withholding and Information Reporting.    A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

  •
  is a corporation or comes within certain other exempt categories (including financial institutions and tax-exempt organizations and non-U.S. holders) and, when required, demonstrates this fact; or

  •
  provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

        To prevent backup withholding and possible penalties, each U.S. holder should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to U.S. holders if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders of Huntsman common stock will be subject to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. Holder is an "exempt recipient," such as a domestic corporation.

        Consequences of the Merger to Huntsman Stockholders that Are Not U.S. Holders.    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger unless:

  •
  the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the Non-U.S. Holder is a foreign corporation, the additional 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) may apply;

  •
  the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% tax on the net gain realized in connection with the merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any; or

  •
  the Company is or has been during the five-year period ending on the date of the merger, a "United States real property holding corporation" for U.S. federal income tax purposes and certain other circumstances apply, in which event the purchaser of our stock may withhold 10% of the cash payable to a Non-U.S. Holder in connection with the merger and a Non-U.S. Holder generally will be subject to the rules applicable to "effectively connected" income, as described above.

        Non-U.S. Holders will be subject to information reporting and may be subject to backup withholding at the rates provided in the Code (currently at a rate of 28%) on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person under the Code (and the payor does not have actual knowledge or reason to know otherwise) or such holder otherwise establishes an exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder's U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

        We strongly urge each holder of Huntsman common stock to consult his, her or its own tax advisor as to the specific tax consequences of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of the holder's particular circumstances.

Regulatory Matters

  United States

        Under the HSR Act, the merger may not be completed until notifications have been given to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Huntsman and Hexion each made the required HSR Act filing on August 2, 2007.

  European Commission

        The merger also may not be completed until notification has been submitted to the European Commission in accordance with the ECMR and all required approvals by the European Commission have been obtained or deemed to be obtained under the ECMR.

  Other Jurisdictions

        Huntsman and Hexion each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the completion of the merger. As a condition to the completion of the merger, all required approvals of the competent authority of Canada, South Korea, South Africa and Switzerland must be obtained or any applicable waiting period thereunder must be terminated or expired.

        In connection with the merger we and Hexion have each agreed to:

  •
  cooperate fully with each other and furnish to the other necessary information and reasonable assistance in connection with its preparation of all antitrust filings;

  •
  keep each other reasonably informed of any communication received from, or given to, any antitrust authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the merger and in a manner that protects attorney-client or attorney work product privilege; and

  •
  permit each other to review any filing or communication proposed to be made to any antitrust authority or in connection with any proceeding by a private party related to antitrust laws with any other person, in each case regarding the merger and in a manner that protects attorney-client or attorney work product privilege and to incorporate the other party's reasonable comments in any such communication.

        In the merger agreement we and Hexion have also agreed to use our reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any antitrust laws and approval by any relevant antitrust authority; and to respond to and comply with any request for information regarding the merger or filings under any antitrust laws from any antitrust authority.

        Hexion has agreed to take any and all action necessary (i) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling, injunction, or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, and (ii) to ensure that no antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger, fails to do so by the termination date of the merger agreement. Such required action may include but is not limited to:

  •
  selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Huntsman or Hexion or their respective subsidiaries;

  •
  terminating existing relationships, contractual rights or obligations of the Huntsman or Hexion or their respective subsidiaries;

  •
  terminating any venture or other arrangement;

  •
  creating any relationship, contractual rights or obligations of Huntsman or Hexion or their respective subsidiaries; or

  •
  effectuating any other change or restructuring of Huntsman or Hexion or their respective subsidiaries;

        In each case, Hexion has also agreed to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any antitrust authority and in the case of actions by or with respect to Huntsman or its subsidiaries or its businesses or assets to consent to such action by Huntsman. Any such action with respect to Huntsman, its subsidiaries, businesses or assets may, at the discretion of Huntsman, be conditioned upon consummation of the merger. We have agreed to use our reasonable best effort to assist Hexion in resisting and reducing any of the foregoing actions.

        Hexion is entitled to direct any proceedings or negotiations with any antitrust authority relating to the merger or filings under any antitrust laws, however it must allow Huntsman a reasonable opportunity to participate in such proceedings or negotiations. Neither party will initiate, or participate in any meeting or discussion with any governmental entity with respect to any filings, applications, investigation, or other inquiry regarding the merger or filings under any antitrust laws without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant governmental entity, the opportunity to attend and participate (which, at the request of either party, will be limited to outside antitrust counsel only).

THE MERGER AGREEMENT AND VOTING AGREEMENTS

        The following summarizes material provisions of the merger agreement and voting agreements, copies of which are attached to this proxy statement as Appendices A-C and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement and voting agreements that is important to you. We encourage you to read carefully the merger agreement and voting agreements in their entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and voting agreements and not by this summary or any other information contained in this proxy statement.

        As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties' representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Huntsman and Hexion, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information Huntsman filed with the SEC prior to the date of the merger agreement, as well as by a disclosure letter of Huntsman delivered to Hexion prior to signing the merger agreement. The disclosure letter has not been made public because, among other reasons, it includes confidential or proprietary information.

        You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.

        Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the business of Huntsman, because Huntsman may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by Hexion, which may be given without prior notice to the public.

Effective Time

        The effective time of the merger will occur at the time that we file a certificate of merger with the office of the Secretary of State of the State of Delaware as soon as practicable on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur on the date that is two business days after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Hexion and the Company may agree) as described below under "The Merger Agreement and Voting Agreements—Conditions to the Merger". Notwithstanding the foregoing, at the option of Hexion, the closing date may occur on a later date during, or on the final day of, a marketing period which may last from the first business day following the date upon which all of the conditions to the obligations of Hexion and Merger Sub have been satisfied (except such conditions that, by their nature can only be satisfied at closing and the condition relating to the conversion of the 5% Preferred Stock) to the earlier of (a) the expiration of twenty consecutive business days (subject to certain blackout periods) or (b) the consummation of the debt financing.

Structure

        At the effective time of the merger, Merger Sub will merge with and into us. The separate existence of Merger Sub will cease and Huntsman will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Hexion. All of Huntsman's and Merger Sub's properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger, Huntsman common stock will no longer be quoted on the New York Stock Exchange, will be deregistered under the Exchange Act, and will no longer be publicly traded. Huntsman will be a privately held corporation and Huntsman's current stockholders will cease to have any ownership interest in Huntsman or rights as holders of Huntsman common stock. Therefore, the current Huntsman stockholders will not participate in any future earnings or growth of Huntsman and will not benefit from any appreciation in value of Huntsman.

Treatment of Common Stock, Stock Options, Restricted Stock and Other Stock-based Awards

  Company Common Stock

        At the effective time of the merger, each share of our common stock (other than shares of our common stock as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law) issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive the merger consideration.

        After the effective time of the merger, except with respect to shares as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid on each book-entry share or upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that book-entry share or certificate.

  Company Stock Options

        We are permitted and intend to take such actions as are necessary to cause all stock options to purchase shares of Huntsman common stock under any benefit plan, program or arrangement that are outstanding and unexercised at the effective time of the merger, whether or not exercisable, as of the effective time of the merger, to be cancelled and converted into the right, upon delivery of an option surrender agreement, to receive an amount in cash, without interest, equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option.

  Restricted Shares

        The forfeiture restrictions applicable to each share of restricted stock (including restricted stock units and phantom stock) will lapse, and at the effective time of the merger, each outstanding share of our restricted stock (including restricted stock units and phantom stock) under any benefit plan, program or arrangement will lapse immediately prior to the effective time of the merger and, at the effective time of the merger will be converted into the right to receive the merger consideration, except for restrictions with respect to any awards granted after February 15, 2008, one half of which will lapse at the effective time of the merger such awards will become fully vested and convert into the right to receive the merger consideration and the remaining one half of which will convert into the right to receive the merger consideration six months following completion of the merger.

  5% Preferred Stock

        Unless Hexion has previously requested that we convert outstanding shares of 5% Mandatory Convertible Preferred Stock of Huntsman, and such conversion has occurred, any outstanding shares of 5% Mandatory Convertible Preferred Stock of Huntsman at the effective time of the merger will remain outstanding and after the merger, each share will, instead of being convertible into our common stock, become convertible into the merger consideration on terms set forth in the certificate of designations of our 5% Preferred Stock.

Exchange and Payment Procedures

        On the closing date and prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware, Hexion will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock and each optionholder with The Bank of New York or another entity (the "paying agent") reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and an option surrender agreement and instructions to the optionholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for payment of the merger consideration.

        Please do not return your common stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

        No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

        At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of shares of our common stock that were outstanding prior to the merger. If, after the effective time of the merger, certificates (or book-entry shares) are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

        None of the paying agent, Hexion, Merger Sub or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock on the 365th day after the date of the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of our common stock who have not received the merger consideration prior to the delivery of such funds to Hexion may only look to Hexion or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Hexion free and clear of any claims or interest of any person previously entitled to the merger consideration.

        If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

        We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

  •
  our and our subsidiaries' proper organization, good standing and qualification to do business;

  •
  our certificate of incorporation and bylaws and the similar organizational documents of certain of our subsidiaries;

  •
  our capitalization, including in particular the number of shares of our common stock, preferred stock, stock options, restricted stock, restricted stock units and phantom stock outstanding;

  •
  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of violations of or conflicts with our and our subsidiaries' governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  the timeliness and compliance with SEC requirements of our SEC filings since February 15, 2005 through July 12, 2007, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

  •
  the accuracy and compliance as to form with applicable securities laws of this proxy statement;

  •
  the absence of a Company Material Adverse Effect and certain other changes or events related to us or our subsidiaries since December 31, 2006 through the date of the merger agreement;

  •
  the absence of undisclosed liabilities;

  •
  the absence of defaults or violations under our and our subsidiaries' governing documents, certain agreements and applicable laws;

  •
  permits and compliance with applicable legal requirements;

  •
  legal proceedings and governmental orders;

  •
  taxes;

  •
  employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries' employee benefit plans;

  •
  intellectual property;

  •
  real property, personal property and assets;

  •
  environmental matters;

  •
  our and our subsidiaries' insurance policies;

  •
  our board of director's receipt of the opinion of Merrill Lynch & Co. with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that are parties to the voting agreements and HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates in the proposed merger;

  •
  the transaction committee's receipt of the opinion of Cowen and Company, LLC with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntsman common stock, other than the entities and individuals that are parties to the voting agreements and HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates in the proposed merger;

  •
  the required vote of holders of our common stock in connection with the required approval and adoption of the merger agreement;

  •
  the absence of undisclosed broker's fees;

  •
  material contracts and performance of obligations thereunder;

  •
  the inapplicability of anti-takeover statutes to the merger; and

  •
  related party transactions.

        For the purposes of the merger agreement, a "Company Material Adverse Effect" means any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of Huntsman and its subsidiaries, taken as a whole.

        A "Company Material Adverse Effect" will not have occurred, however, as a result of any of the following:

  •
  any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on Huntsman and its subsidiaries, taken as a whole, as compared to other persons engaged in the chemical industry;

  •
  any occurrence, condition, change, event or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally) except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on Huntsman and its subsidiaries, taken as a whole, as compared to other persons engaged in the chemical industry;

  •
  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war or the occurrence of any natural disasters and acts of terrorism, except in the event, and only to the extent, of any damage or destruction to or loss of Huntsman's or its subsidiaries' physical properties;

  •
  any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the merger (provided, however, that the preceding sentence will not diminish the effect of, and will be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of the merger agreement or consummation of the merger);

  •
  any change in GAAP, or in the interpretation thereof, as imposed upon Huntsman, its subsidiaries or their respective businesses or any change in law, or in the interpretation thereof;

  •
  any occurrence, condition, change, event or effect resulting from compliance by Huntsman and its subsidiaries with the terms of the merger agreement and each other agreement to be executed and delivered in connection with the merger, actions permitted by the merger agreement (or otherwise consented to by Hexion) or effectuating Hexion's debt financing; or

  •
  any occurrence, condition, change, event or effect resulting from or in connection with any divestiture action taken to ensure that no governmental entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger.

        You should be aware that these representations and warranties are made by Huntsman to Hexion and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the related company letter and do not purport to be accurate as of the date of this proxy statement. See "Where You Can Find Additional Information."

        The merger agreement also contains various representations and warranties made by Hexion and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  their organization, valid existence and good standing and qualification to do business;

  •
  their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the absence of violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  the accuracy of information supplied for this proxy statement;

  •
  legal proceedings and governmental orders;

  •
  the access of Hexion and Merger Sub to available funds to pay the merger consideration;

  •
  the timeliness and compliance with SEC requirements of Hexion's SEC filings made since January 1, 2004, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

  •
  the absence of a Parent Material Adverse Effect since December 31, 2006;

  •
  the absence of undisclosed liabilities;

  •
  the absence of defaults or violations under Hexion's or Merger Sub's governing documents, certain agreements and applicable laws;

  •
  permits and compliance with applicable legal requirements;

  •
  the solvency of Hexion and Merger Sub following the consummation of the Merger;

  •
  the required vote or consent of Hexion as the sole stockholder of Merger Sub in connection with the approval and adoption of the merger and the merger agreement;

  •
  lack of ownership of our common stock and 5% Preferred Stock by Hexion or Merger Sub within the last 3 years; and

  •
  the prior activities of Merger Sub.

        Many of the representations and warranties made by Hexion and Merger Sub are qualified by a materiality standard or a "Parent Material Adverse Effect" standard.

        For the purposes of the merger agreement, a "Parent Material Adverse Effect" with respect to Hexion means any occurrence, condition, change, event or effect that prevents or materially delays or impairs the ability of Hexion and Merger Sub to consummate the merger and the financing or pay the termination fee.

        The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

        Under the merger agreement, we have agreed that, subject to certain exceptions and unless Hexion gives its prior written consent, from the date of the merger agreement until the effective time of the merger:

  •
  we will conduct our business in the ordinary course;

  •
  we will use reasonable best efforts to preserve intact our business organization and material permits, to retain the services of our current officers and other specified personnel and to preserve our relationships with key customers and suppliers;

  •
  we will not declare or pay any dividends on or make other distributions in respect of any of our capital stock, partnership interests, membership interests or beneficial interests other than (a) payments of regular dividends or other amounts payable on our 5% Preferred Stock in accordance with the terms of the certificate of designations, (b) payments of regular quarterly cash dividends not in excess of $0.10 per share of common stock per quarter and (c) dividends and distributions by a subsidiary to us, our subsidiaries or any minority equityholder in our subsidiaries (provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to us or our subsidiaries);

  •
  we will not split, combine or reclassify any of our or our subsidiaries' capital stock or other equity interest;

  •
  we will not repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire our capital stock or the securities of any of our subsidiaries, except as contemplated by any of our director compensation plan, employee benefit plans or employment agreements as such terms or plans are in effect as of the date of the merger agreement;

  •
  we will not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Huntsman or any of our subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (a) the issuance of common stock upon the exercise of stock options granted under our existing stock plan and outstanding on the date of the merger agreement (or issued in compliance with the merger agreement) or upon the conversion of our 5% Preferred Stock, (b) upon the expiration of any restrictions on any restricted stock granted under our stock plan and outstanding on the date of the merger agreement or issued in compliance with the merger agreement, (c) issuances by a wholly-owned subsidiary of Huntsman of such subsidiary's capital stock or other equity interests to Huntsman or any other wholly-owned subsidiary of Huntsman, and (d) issuances of restricted stock or phantom stock granted after February 15, 2008 under the our stock plan to employees and directors in amounts consistent with past practice or pursuant to action taken by our board of directors (or a committee thereof) and in the aggregate not covering more than 600,000 shares of common stock, 50% of which will become fully vested and convert into the right to receive the merger consideration upon the effective time of the merger and 50% of which become fully vested and convert into the right to receive the merger consideration six months following the consummation of the merger;

  •
  we will not amend or propose to amend our certificate of incorporation or bylaws or the organizational documents of our significant subsidiaries or, to the extent each amendment would be materially adverse to the ability of Hexion to effect the debt financing, the organizational documents of any of our subsidiaries;

  •
  we will not waive application of Section 203 of the General Corporation Law of the State of Delaware with respect to any person or transaction other than with respect to Hexion, Merger Sub, the merger and the voting agreements;

  •
  we will not merge, consolidate, combine or amalgamate with any person other than another wholly-owned subsidiary of Huntsman;

  •
  we will not acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses as to which the purchase price (including assumed indebtedness for borrowed money) is not in excess of $100 million in the aggregate in any 12-month period from the date of the merger agreement and that are made following reasonable advance notice to Hexion;

  •
  we will not make any loans, advances or capital contributions to, or investments in, any person (other than Huntsman or its wholly-owned subsidiaries or any existing joint venture investment of Huntsman or any of its subsidiaries) except in each case for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case existing as of the date of the merger agreement or otherwise not in excess of $100 million in the aggregate in any 12-month period from the date of the merger agreement and that are made following reasonable advance notice to Hexion;

  •
  we will not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any corporation, partnership, other business organization or division or any material assets thereof or equity interests therein, other than (a) any sales, leases or dispositions in the ordinary course of business (which will not include sales, leases or other dispositions of any (1) corporation, partnership, other business organization or division or (2) plants, facilities and material real property and other material operating assets) or pursuant to agreements existing on the date of the merger agreement, (b) any sale, lease or disposition for an amount not in excess of $100 million in the aggregate and made following reasonable advance notice to Hexion, and (c) sales of receivables under the accounts receivable facilities existing on the date of the merger agreement as the same may be amended or replaced in accordance with the merger agreement;

  •
  we will not adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization;

  •
  we will not change in any material respect our accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions or as disclosed in any Huntsman SEC document;

  •
  we will (a) use reasonable best efforts to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with our past practice and (b) not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $10 million;

  •
  subject to certain exceptions or in the ordinary course of business consistent with past practice, we will not (a) make or rescind any material express or deemed election relating to taxes

    (including any election for any joint venture, partnership, limited liability company or other investment where we have the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice) except where such action would not have a material and adverse effect on the tax position of Huntsman and its subsidiaries taken as a whole, (b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where the amount of such settlement or compromise does not exceed the greater of 120% of the reserve for such matter on our financial statements or $5.0 million, or (c) change any of our methods of reporting income or deductions for income tax purposes from those employed in the preparation of our income tax returns that have been filed for prior taxable years except where such change would not have a material and adverse effect on the tax position of Huntsman and its subsidiaries taken as a whole;

  •
  we will promptly deliver to Hexion copies of any material correspondence received from any tax authority with respect to material tax matters;

  •
  we will not grant any increases in the compensation payable or to become payable to any of the directors or officers listed in Item 10 of Huntsman's annual report on Form 10-K for the year ended December 31, 2006 or elected subsequent thereto, except increases made in the ordinary course of business substantially consistent with past practice, and provided that payments of bonuses to our corporate officers in 2008 in accordance with the terms of the 2007 bonus plan will not constitute an increase in compensation nor will the establishment of a 2008 bonus plan on terms substantially consistent with the 2007 bonus plan;

  •
  we will not pay or agree to pay to any corporate officer, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of Huntsman's existing employee benefit plans or otherwise contemplated by the merger agreement;

  •
  we will not enter into any new, or materially amend any existing, employment or severance or termination agreement with any corporate officer;

  •
  subject to certain exceptions, we will not establish or become obligated under any collective bargaining agreement or employee benefit plan which was not in existence or approved by the board of directors prior to the date of the merger agreement (other than any new collective bargaining agreement or employee benefit plan that replaces an existing agreement or plan and contains terms that in the aggregate are not materially less favorable than the agreement or plan being replaced), or amend any such plan, agreement or arrangement in existence on the date of the merger agreement if such amendment would be on terms that are materially adverse to us;

  •
  in relation to any U.K. benefit plan, we will not, other than as compelled by law, (a) make any material change to such U.K. benefit plan or to the benefits provided under it, or (b) take any action or fail to take any action within its control with respect to which such action or inaction would, or would reasonably be expected to, cause the U.K. pensions regulator to exercise its powers under Section 38, 43, 47 or 52 of the Pensions Act 2004;

  •
  we will not enter into or amend in any material manner any contract, agreement or commitment with any former or present director or officer of Huntsman, or with any affiliate of any of the foregoing persons or certain related parties, except as disclosed in our SEC filings prior to the date of the merger agreement;

  •
  we will not incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of Huntsman or any of its subsidiaries or guarantee any debt securities of another person;

  •
  except in the ordinary course of business consistent with past practice, we will not create any material encumbrances on any material property or assets of Huntsman or any of its subsidiaries in connection with any indebtedness thereof, other than certain permitted encumbrances, including (a)(1) the incurrence of indebtedness for borrowed money under existing credit facilities or accounts receivable securitization facilities made in the ordinary course of our business consistent with past practice, (2) extensions, renewals or refinancings of indebtedness outstanding under the existing accounts receivable securitization facilities or other existing credit facilities of Huntsman and its subsidiaries, in each case (A) no earlier than six months prior to the date such facilities mature or otherwise become due pursuant to the terms of the definitive documentation relating thereto (in each case as in effect on the date of the merger agreement), (B) only to the extent such facilities may be extended, renewed or refinanced without premium or penalty and (C) provided, that any such extension, renewal or refinancing of a facility does not increase the aggregate principal amount of indebtedness that may be incurred under such facility, (3) additional borrowings in an amount not to exceed $50 million in the aggregate that, in each case, permit prepayment of such indebtedness without penalty (other than LIBOR breakage costs), (4) indebtedness incurred in the ordinary course of business and pre-payable without more than a de minimis premium or penalty for borrowed money related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by Huntsman's or its subsidiaries' existing credit facilities, in an amount not to exceed $15 million in each individual case, (5) indebtedness incurred by Huntsman that is owed to any 90% or greater owned subsidiary of Huntsman or by any subsidiary of Huntsman that is owed to Huntsman or any 90% or greater owned subsidiary of Huntsman or (6) any indebtedness incurred or assumed in connection with any acquisition permitted by the merger agreement or (b) the creation of any encumbrances securing any indebtedness permitted to be incurred by the foregoing;

  •
  subject to certain exceptions, we will not enter into or amend or modify in any manner materially adverse to Huntsman and its subsidiaries taken as a whole (a) any contract or agreement (1) meeting certain SEC disclosure requirements or containing noncompete provisions, (2) containing actual or contingent obligations of Huntsman or its subsidiaries secured by a lien (other than certain permitted encumbrances) in excess of $15 million (except as otherwise permitted by the merger agreement) (3) pursuant to which Huntsman or any of its subsidiaries is burdened from continuing indemnification, "earn out" or other contingent payment obligations that in each case would reasonably be expected to result in payments in excess of $5 million (provided that the foregoing will not prohibit entering into customer agreements and supply agreements in the ordinary course of business consistent with past practice) or (4) under which Huntsman or any subsidiary of Huntsman is the landlord, tenant, subtenant or occupant with respect to real property that has an aggregate value, or involves payment by or to Huntsman or any of its subsidiaries of more than $25 million or (b) any supply or sales agreement that has an aggregate value, or involves payment by or to Huntsman or any of its subsidiaries of more than $75 million on an annual basis or that has an aggregate value, or involves payment by or to Huntsman or any of its subsidiaries of more than $150 million for the duration of the agreement, except for renewals, made following reasonable advance notice to Hexion, on substantially similar terms of existing contracts or replacements of existing contracts with new counterparties on substantially similar terms to the existing contract being replaced;

  •
  except for certain capital expenditures, we will not authorize or make capital expenditures which are, in the aggregate less than 75% or greater than 110%, in each case of the aggregate amount of capital expenditures scheduled to be made in our capital expenditure budget for the period previously provided to Hexion;

  •
  subject to certain exceptions, we will not, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $50 million;

  •
  subject to certain exceptions, we will not pay, discharge, waive, settle, compromise or otherwise satisfy any claim, action or proceeding (including any pending or threatened claim, action or proceeding) against Huntsman, any of its subsidiaries, or any of their respective directors or officers, other than settlements or compromises of claims, actions or proceedings in the ordinary course of business consistent with past practice which (a) do not involve a payment by Huntsman or any of its subsidiaries of $5 million individually, (b) would not prohibit or materially restrict Huntsman and its subsidiaries from operating their business in the manner currently conducted, but in no event including any claim, action, proceeding, inquiry, negotiation or investigation relating to any antitrust, competition or similar regulatory matter and (c) do not involve an admission of criminal wrongdoing by Huntsman or any of its subsidiaries or involve any material equitable relief against Huntsman or any of its subsidiaries; and

  •
  we will not agree to take any action that is inconsistent with any of the foregoing.

No Solicitation of Transactions

        We have agreed that we will not, and will not authorize or permit any of our subsidiaries or any of our or our subsidiaries' directors, officers or employees to, and we will use our reasonable best efforts to cause our agents and representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a competing proposal;

  •
  enter into, participate or engage in or continue any discussions or negotiations with any person with respect to a competing proposal or any indication of interest that could reasonably be expected to lead to a competing proposal;

  •
  furnish or provide any non-public information or data regarding Huntsman or its subsidiaries to any person, or provide access to any person to the properties, assets or employees of Huntsman or its subsidiaries in connection with or in response to a competing proposal or any indication of interest that could reasonably be expected to lead to a competing proposal;

  •
  approve or recommend to our stockholders any competing proposal; or

  •
  approve or recommend to our stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to a competing proposal (other than an acceptable confidentiality agreement).

        For the purposes of the merger agreement, an "acceptable confidentiality agreement" is any confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Huntsman than those contained in the confidentiality agreement between an affiliate of Hexion and Huntsman.

        Additionally, we have agreed to, and to cause our subsidiaries and our officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives or those of any of our subsidiaries to,

  •
  immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by Huntsman, its subsidiaries or any representatives with respect to any actual or potential competing proposal; and

  •
  with respect to third parties with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, we will use our reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by us, our subsidiaries or our officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives.

        For purposes of the merger agreement, a "competing proposal" is any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Hexion or any of its subsidiaries) involving:

  •
  any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of the Huntsman;

  •
  any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or "group" (as defined under Section 13(d) of the Exchange Act) of any business or assets of Huntsman or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 25% or more of the Huntsman's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or

  •
  any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any person or "group" of 25% or more of the voting stock of Huntsman or any tender or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the voting stock of Huntsman.

        Notwithstanding the foregoing restrictions, prior to the adoption of the merger agreement by holders of our common stock, in response to an unsolicited bona fide written competing proposal, if our board of directors or the transaction committee thereof determines in good faith, (a) after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or could reasonably be expected to lead to, a superior proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, we may then take the following actions:

  •
  participate or engage in or continue any discussions or negotiations with the person making such superior proposal regarding such superior proposal; and

  •
  furnish or provide any non-public information or data regarding Huntsman or its subsidiaries to the person making such superior proposal pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the confidentiality agreement entered into with an affiliate of Hexion, provided that all such material, non-public information has previously been provided to Hexion or is provided to Hexion prior to or substantially concurrently with the time it is provided to such person.

        In addition, notwithstanding the foregoing restrictions, Huntsman and the board of directors or any committee thereof are permitted to make certain statements in response to a tender offer in order to comply with various securities laws.

        For purposes of the merger agreement, a "superior proposal" means any written proposal by any person or group (other than transactions with Hexion or any of its subsidiaries):

  •
  to acquire, directly or indirectly:

  •
  businesses or assets of Huntsman or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 50% or more of Huntsman's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, respectively; or

    •
    more than 50% of Huntsman's voting capital stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise; and

  •
  that in the good faith determination of the board of directors or the transaction committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal:

  •
  would, if consummated in accordance with its terms, result in a transaction more favorable to Huntsman's stockholders than the merger; and

  •
  is reasonably likely to be consummated.

        In addition, prior to the adoption of the merger agreement by holders of our common stock, in response to a competing proposal, we may (a) recommend such competing proposal to holders of our common stock or withdraw, amend or modify our recommendation in favor of the merger agreement and the merger and (b) if the board of directors (or the transaction committee thereof) so chooses, cause us to terminate the merger agreement but only if prior to taking any such action:

  •
  the board of directors (or the transaction committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such competing proposal is a superior proposal; and

  •
  we have given notice to Hexion that we have received such superior proposal, attaching a copy of such superior proposal (or, where no such copy is available, a description of such superior proposal), and specifying the identity of the person making such superior proposal and informing Hexion that we intend to terminate the merger agreement in accordance with its terms; and either

  •
  Hexion has not proposed revisions to the terms and conditions of the merger agreement prior to the earlier to occur of the scheduled time for the meeting of our stockholders to consider the adoption of the merger agreement and the third business day after the date on which such notice is given to Hexion; or

  •
  if Hexion within such period has proposed revisions to the terms and conditions of the merger agreement, the board of directors (or the transaction committee thereof), after consultation with our financial and legal advisors, has determined in good faith that the third party's competing proposal remains a superior proposal with respect to Hexion's revised proposal (provided that each time material modifications to the financial terms of a competing proposal determined to be a superior proposal are made the time period prior to which we may change our recommendation or terminate the merger agreement will be extended for 48 hours after notification of such change to Hexion; and

  •
  in light of such superior proposal, the board of directors determines in good faith, after consultation with its outside legal counsel, that the failure of the board of directors to withdraw or modify its approval or recommendation of the merger agreement and the merger would be inconsistent with its fiduciary duties under applicable law.

        We have also agreed:

  •
  to advise Hexion within 48 hours of our receipt of any competing proposal or any request for non-public information or data relating to Huntsman or any of its subsidiaries made by any person that has made or informs us that it is considering making a competing proposal or any request for discussions or negotiations with the us or our officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives relating to a competing proposal or which is reasonably likely to lead to a competing proposal;

  •
  to provide to Hexion (within such 48 hour time frame) the identity of each party that makes any such proposal or offer and a copy of any such proposal or offer (or, where no such copy is available, a description of any such proposal or offer);

  •
  to keep Hexion informed on a reasonably prompt basis of the status of any such proposal or offer; and

  •
  to provide Hexion promptly, and in any event within 48 hours, with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.

        Except to facilitate the making of a superior proposal, Huntsman is not permitted to terminate, modify or waive any provision of any confidentiality agreement or standstill agreement to which it or any of its subsidiaries is a party (other than the confidentiality agreement between an affiliate of Hexion and Huntsman) unless Huntsman's board of directors determines in good faith, after consultation with its outside legal counsel, that compliance with this restriction would be inconsistent with its fiduciary duties under applicable law.

Access to Information

        We have agreed that we will give Hexion reasonable access, at reasonable times upon reasonable notice, to the officers, key employees, agents, properties, offices and other facilities of Huntsman and each of our subsidiaries and to their books, records, contracts and documents and such information concerning their business, properties, contracts, records and personnel as may be reasonably requested by or on behalf of Hexion.

Agreement to Take Further Action and to Use All Reasonable Best Efforts and to Provide Notification

        Each of Huntsman, Hexion and Merger Sub has agreed to use its reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the merger and the financing, including to obtain necessary consents or approvals from government authorities or third parties, and to execute and deliver any additional documents necessary to complete the merger and the financing and to carry out the full purposes of the merger agreement. In addition, each of Huntsman, Hexion and Merger Sub has agreed to give each other prompt notice upon becoming aware of any circumstance that will result in certain conditions to closing of the merger not being met, or the failure by it to comply with in any material respect any covenant, condition or agreement to be complied with under the merger agreement.

        Huntsman has agreed to:

  •
  provide reasonable cooperation in connection with the arrangement and consummation of the financing, including to cause the senior officers of Huntsman to be reasonably available to Hexion, Merger Sub and the financial institutions providing the financing to participate in due diligence sessions and presentations related to the financing, to assist in preparation of customary offering documents and marketing materials in connection with the financing, to request Huntsman's independent auditors to prepare and deliver certain comfort letters, and to ensure that certain debt payoff letters are provided; and

  •
  use its reasonable best efforts to prepare and deliver to Hexion certain financial statements and financial data as required by various securities laws.

        Hexion and its affiliates have agreed not to take certain actions, including amending or changing any of its or Merger Sub's organizational documents, or entering into certain transactions that could be reasonably expected to have a Parent Material Adverse Effect or to cause a material delay in the satisfaction of certain conditions to closing of the merger. Furthermore, Hexion has agreed to deliver to Huntsman and Huntsman's board of directors prior to the closing a solvency letter from an independent third party opining on certain financial valuations with respect to the surviving corporation as of immediately after the effective time and after giving effect to the merger and the other transactions.

Stockholders Meeting

        We have agreed to call, hold and convene a meeting of our common stockholders as promptly as reasonably practicable after the mailing of this proxy statement, to solicit from holders of our common stock proxies in favor of adopting the merger agreement, and to take all other action necessary or advisable to secure the vote or consent of our common stockholders required by the rules of the NYSE or applicable state law to obtain such approvals. In addition, we agreed that, unless our board of directors makes an adverse recommendation, our board of directors would recommend that our common stockholders vote in favor of the adoption of the merger agreement. Notwithstanding the foregoing, if our board of directors makes an adverse recommendation, the merger agreement is terminated in accordance with the merger agreement and we have paid the termination fee described below, then we are not required to call the stockholders meeting and may cancel any scheduled stockholders meeting.

Employee Matters

        Hexion has agreed that from the effective time until one year thereafter, officers and employees of Huntsman and its subsidiaries who remain employed by the surviving corporation or its subsidiaries after the effective time of the merger will be provided base salary, base wages and annual and incentive compensation opportunities and employee benefits, plans and programs which, in the aggregate, are no less favorable than those made available by Huntsman and its subsidiaries to its officers and employees immediately prior to the effective time of the merger. Hexion also agreed to maintain our severance plans in place for at least twelve months after the effective time of the merger.

Conversion of 5% Preferred Stock

        We have agreed to, upon the request of Hexion, commence a provisional conversion of the 5% Preferred Stock in accordance with the provisions of the certificate of designations related to the 5% Preferred Stock and applicable law. The conversion of the 5% Preferred Stock will be conducted such that, subject to, and effective immediately prior to, the effective time of the merger, all shares of 5% Preferred Stock shall have been converted pursuant to their terms into that number of shares of our common stock specified in the certificate of designations related to the 5% Preferred Stock.

Agreement to Defend

        In the event any claim, action, suit, investigation or other legal or administrative proceeding by any governmental entity or other person is commenced that questions the validity or legality of the merger or seeks damages related thereto, Huntsman and Hexion have agreed to cooperate and use their reasonable best efforts to defend against and respond to such claims. We have also agreed to give Hexion reasonable opportunity to participate in the defense or settlement of any stockholder litigation against us and our directors relating to the merger and that no such settlement shall be agreed to without Hexion's consent, which will not be unreasonably withheld, conditioned or delayed.

Financing

        Hexion received debt financing commitments on July 3, 2007 from affiliates of Credit Suisse, and Deutsche Bank. Pursuant to the debt financing commitments, and subject to their terms and conditions, such financial institutions have committed to provide debt financing in an aggregate amount which Hexion has represented to Huntsman will be sufficient to complete the transaction.

        The availability of the facilities contemplated by the financing commitments is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the interests of the lenders under such facilities without the consent of the arrangers thereunder), the repayment or refinancing of certain of Huntsman's and Hexion's existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, payment of required fees and expenses, the execution of certain guarantees and the creation of security interests and the negotiation and the execution and delivery of definitive documentation.

        Hexion has agreed to use its reasonable best efforts to consummate the financing for the merger on the terms and conditions described in the financing commitments, including using its reasonable best efforts to:

  •
  negotiate definitive agreements with respect thereto on the terms and conditions contained in the commitment letter;

  •
  satisfy all covenants and conditions applicable to Hexion in the commitment letter; and

  •
  consummate the financing at or prior to the closing.

        Hexion has also agreed to seek to enforce its rights under the commitment letter.

        Hexion has agreed to keep Hexion informed of all material activity concerning the financing and give Huntsman prompt notice of any material adverse change with respect to the financing. Without limiting the foregoing, Hexion has agreed to notify Huntsman within two business days if:

  •
  the commitment letter expires or is terminated for any reason;

  •
  any financing source that is a party to the commitment letter notifies Hexion that it no longer intends to provide financing to Hexion on the terms set forth in the commitment letter; or

  •
  for any reason Hexion no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the commitment letters on the terms described therein.

        Hexion has agreed to use its reasonable best efforts to arrange to obtain alternative financing if any portion of the financing becomes unavailable on the terms set forth in the commitment letter or the commitment letter is terminated or modified in any manner materially adverse to the interests of Hexion.

        In certain circumstances, Hexion and Merger Sub have agreed to promptly commence a litigation proceeding against any breaching financial institutions in order to use its best efforts to compel such breaching institutions to provide its portion of the financing for the merger or seek the maximum amount of damages from the breaching financial institutions available under applicable law as a result of such breach. In addition, Hexion and Merger Sub have agreed that any amounts received by Hexion or Merger Sub, net of any reasonable fees and expenses incurred by Hexion and Merger Sub in connection with such litigation, shall be paid to Huntsman promptly following receipt thereof by Hexion and Merger Sub.

Debt Tender Offer

        Merger Sub may commence a tender offer and consent solicitation for some or all of the outstanding secured, senior and subordinated notes issued by Huntsman or its subsidiaries. If requested by Hexion, in lieu of Merger Sub conducting a tender offer and consent solicitation for any series notes, Huntsman will take all actions reasonably requested by Hexion to facilitate the redemption, satisfaction and discharge of such notes. All reasonable fees and expenses incurred by Huntsman in connection with the tender offer or redemption, satisfaction and discharge of the notes will be paid by Hexion.

Conditions to the Merger

  Conditions to Each Party's Obligation to Effect the Merger

        The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

  •
  the merger agreement will have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  all required approvals by the European Commission applicable to the merger under applicable competition laws, including the ECMR, having been obtained or deemed to have been obtained;

  •
  the receipt of certain other authorizations, consents, approvals or expiration of waiting periods of governmental entities in certain additional jurisdictions that are required to be obtained prior to consummation of the merger; and

  •
  the absence of any governmental orders, rules, injunctions or laws that have the effect of making the merger illegal or that otherwise restrain or prohibit the consummation of the merger.

  Conditions to Obligations of Hexion and Merger Sub

        The obligations of Hexion and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  each of the representations and warranties made by Huntsman contained in the merger agreement must be true and correct as of the date of the merger agreement and the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date), except (a) for such failures to be true and correct (without regard to qualifications or exceptions therein as to materiality or a Company Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (b) for failures in certain representations and warranties relating to Huntsman's capital structure that would result in the payment of more than $5,000,000 of additional merger consideration and option consideration, in the aggregate;

  •
  Huntsman must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date (other than obligations relating to antitrust approvals, for which Huntsman must comply in all respects, except for such instances of non-compliance that, individually or in the aggregate, would not have, or would not be reasonably likely to have, a material and adverse effect on the ability of Hexion and Merger Sub to satisfy the conditions relating to antitrust approvals);

  •
  the delivery of a compliance certificate by the chief executive officer or chief financial officer of Huntsman;

  •
  no Company Material Adverse Effect will have occurred after the date of the merger agreement; and

  •
  if requested by Hexion, the conversion of its 5% Preferred Stock will have been consummated.

  Conditions to Obligations of Huntsman

        The obligation of Huntsman to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  each of the representations and warranties of Hexion and Merger Sub contained in the merger agreement must be true and correct as of the date of the merger agreement and the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date), except (a) for such failures to be true and correct (without regard to qualifications or exceptions therein as to materiality or Parent Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) for failures in certain representations and warranties relating to Hexion's SEC filings;

  •
  the delivery of a compliance certificate by the chief executive officer or chief financial officer of Hexion;

  •
  Hexion and Merger Sub each must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

  •
  the delivery of a solvency letter by Hexion to Huntsman and Huntsman's board of directors; and

  •
  Hexion will have deposited with the paying agent immediately available funds in an amount sufficient to permit payment of the aggregate merger consideration and the aggregate option consideration.

        Other than the mutual conditions to the parties' obligation to complete the merger set forth above, either Huntsman or Hexion may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

  •
  by mutual written consent of Huntsman and Hexion, duly authorized by their respective boards of directors or a committee thereof;

  •
  by either Huntsman or Hexion:

  •
  if any governmental entity has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable or if any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited; provided, however, that the right to terminate the merger agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the action or event described above;

  •
  if the adoption of the merger agreement by the holders of our common stock is not obtained upon a vote held at the common stockholders meeting, or at any adjournment thereof;

    •
    if the merger is not consummated on or before 5:00 p.m., Houston time on April 5, 2008 (such date, or the date to which it is extended pursuant to the merger agreement, being the "termination date"); provided, however, that such right to terminate will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date; provided further, however, that, if as of the termination date, certain conditions have not been met, the termination date will be extended (provided that commitments to provide the debt financing (or any alternative financing) will have been extended to the proposed extended termination date and Hexion and Merger Sub are in material compliance with their obligations relating to antitrust approvals) by 90 days, upon the election of Hexion in its sole discretion; provided further, however, that, if as of the termination date (as extended pursuant to the foregoing), certain conditions have not been met, the termination date will be extended (provided that commitments to provide the debt financing (or any alternate financing) will have been extended to the proposed extended termination date and Hexion and Merger Sub are in material compliance with their obligations relating to antitrust approvals) by 90 days, upon the request of Hexion or Huntsman for such extension, if the board of directors determines in good faith (after consultation with Hexion), that there exists at such time an objectively reasonable probability of both (a) the condition relating to antitrust approvals being met and (b) the consummation of the merger occurring within such subsequent 90 day period; and provided further, however, that if the marketing period has commenced prior to the termination date (as extended) and has not been completed by the termination date (as so extended), the termination date (as so extended) will be extended to the first business day after the date on which the marketing period is completed; or

    •
    in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of closing conditions in the merger agreement regarding accuracy of representations and warranties or compliance with covenants, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

  •
  by Hexion, within 15 business days of the following, if:

  •
  our board of directors or the transaction committee thereof has withdrawn, modified or changed, in any manner that is adverse to Hexion, its approval or recommendation that our common stockholders approve and adopt the merger agreement and the merger;

  •
  a tender or exchange offer that would constitute a competing proposal is commenced and our board of directors or the transaction committee thereof fails to recommend against acceptance of such tender or exchange offer within 10 business days after the commencement thereof; or

  •
  Huntsman, our board of directors or the transaction committee thereof approves or recommends any competing proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any competing proposal (other than an acceptable confidentiality agreement);

  •
  by Huntsman:

  •
  our board of directors or the transaction committee thereof has withdrawn, amended or modified its recommendation, and recommended against adoption of the merger agreement and the merger in accordance with the terms of the merger agreement or our board of directors or the transaction committee thereof changes its recommendation pursuant to the terms of the merger agreement (provided Huntsman has not materially breached the restrictions regarding the solicitation of competing proposals) and, in either case, we concurrently pay the termination fee and Reimbursement Amount in accordance with the merger agreement; or

    •
    all the conditions to Hexion's obligations to complete the merger have been satisfied or waived and the merger is not consummated on or prior to the termination date, other than as a result of our refusal to close in violation of the merger agreement.

        If the merger agreement is terminated, the merger will not occur.

Fees and Expenses; Remedies

        We have agreed to pay Hexion a fee of $225 million plus the Reimbursement Amount by wire transfer of immediately available funds if we or Hexion terminates the merger agreement in circumstances where our board of directors or the transaction committee thereof has withdrawn, modified or changed, in any manner that is adverse to Hexion, its approval or recommendation that our common stockholders approve and adopt the merger agreement and the merger; has failed to recommend against acceptance of a tender or exchange offer that would constitute a competing proposal within 10 business days; or has approved or recommended any competing proposal or approves any agreement relating to any competing proposal (other than a permitted confidentiality agreement).

        We have also agreed in the merger agreement that if either we or Hexion terminates the merger agreement after our common stockholders fail to adopt the merger agreement at a duly called meeting, and within 12 months after the date of the stockholders' meeting, we enter into a definitive agreement with respect to or consummate a competing proposal, then at the closing or other consummation of such competing proposal, we will pay Hexion:

  •
  the Reimbursement Amount if at the time of the meeting of less than 50.1% of the total issued and outstanding voting power of the our common stock is contractually committed (whether pursuant to the voting agreements or another similar voting agreement with Hexion) to vote in favor of the adoption of the merger agreement; and

  •
  a fee of $225 million plus the Reimbursement Amount if at the time of the meeting there existed a publicly announced bona fide competing proposal that has not been withdrawn at least five business days prior to the date of the meeting.

        Hexion has agreed in the merger agreement to pay us a fee of $325 million if:

  •
  (i) either we or Hexion terminate the merger agreement because a governmental agency has issued a final non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited and (ii) at the same time there exists an order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or any law, rule, regulation or other action is established preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger (each event in clause (ii) being an "Antitrust Prohibition");

  •
  either we or Hexion terminate the merger agreement when the merger has not been consummated by the termination date and the condition to consummation related to the receipt of regulatory approvals has not been met or there exists an Antitrust Prohibition;

  •
  we terminate the merger agreement due to a breach by Hexion or Merger Sub of their covenants related to making filings and seeking and obtaining approval of regulatory authorities or their covenants related to Hexion's financing; or

  •
  we terminate the merger agreement when Hexion fails to consummate the merger when all of the conditions to its obligations to close have been satisfied or waived (except those conditions that, by their nature, can only be satisfied at closing) and the merger has not been consummated on or prior to the termination date.

        We and Hexion have agreed that the non-terminating party will pay to the terminating party the Reimbursement Amount if the merger agreement is terminated by either party as a result of a willful or intentional breach by the other party of its representations, warranties, covenants or agreements in the merger agreement such that the conditions to closing of the merger relating to representations, warranties and performance of obligations not being satisfied.

        The merger agreement provides that except for remedies of specific performance and except in the case of fraud or a knowing and intentional breach of a covenant in the merger agreement, the payment of the fees and Reimbursement Amount by a party in accordance with the merger agreement will be the sole and exclusive remedy against the other party for failure to consummate the merger. In the event of a knowing and intentional breach of covenants under the merger agreement, the non-breaching party, in addition to the fees and Reimbursement Amount provided for in the merger agreement and to seeking specific performance of the covenants, may seek damages which in our case can be based upon the amount that would have been paid to our stockholders in the merger. Each of the parties is specifically authorized to seek a decree or order of specific performance to enforce performance of any covenant or obligation under the merger agreement or injunctive relief to restrain any breach or threatened breach provided that in the case where Hexion is obligated to close the merger, we may not specifically enforce its obligations to consummate the merger but only its obligations to cause its financing to be funded.

        The Reimbursement Amount is equal to $100 million and represents the portion of the $200 million termination fee paid to Basell pursuant to the Basell agreement that was funded by each of Huntsman and Hexion.

        Except as described above, each party to the merger agreement will pay its own expenses incident to entering into and carrying out the merger agreement.

Amendment and Waiver

        The merger agreement may be amended by the parties thereto at any time before or after approval and adoption of the merger agreement by holders of our common stock, but, after any such approval and adoption, no amendment will be made that by law requires further approval by our stockholders without first obtaining such approval.

        Until the effective time of the merger, the parties may, to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

The Voting Agreements

  The Huntsman Family/Fund Voting Agreement

        In order to induce Hexion and Merger Sub to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, Jon M. Huntsman, The J&K Foundation and the Fidelity Charitable Gift Fund entered into a voting agreement with Hexion, which is referred herein as the Huntsman Family/Fund Voting Agreements. On the record date, stockholders who are parties to the Huntsman Family/Fund Voting Agreement beneficially owned or had the right to vote approximately             % of the shares of our outstanding common stock entitled to vote at the special meeting, including those subject to the MatlinPatterson Voting Agreement (as defined below) that are held in the HMP Equity Trust. The following describes the material terms of the voting agreement. The description in this section is not complete. You should read the voting agreement in its entirety for a more complete understanding of its terms. A copy of the Huntsman Family/Fund Voting Agreement is attached to this proxy statement as Appendix B and is incorporated by reference in this proxy statement.

        Pursuant to the Huntsman Family/Fund Voting Agreement, each of the stockholders party thereto:

  •
  has agreed to vote (or cause to be voted) the shares of Huntsman common stock they have the right to vote (1) in favor of approval of the merger and the adoption and approval of the merger agreement and the terms thereof, and (2) against any competing proposal and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Huntsman in the merger agreement or impair the ability of Huntsman to consummate the merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions related to the merger; and

  •
  has agreed not to transfer any of their respective shares of Huntsman common stock prior to consummation of the merger without the consent of Hexion; provided, that the transferee(s) agree in writing in a form reasonably satisfactory to Hexion to be bound by the voting agreement as a stockholder.

        The Huntsman Family/Fund Voting Agreement will terminate upon the occurrence of any of the following:

  •
  the termination of the merger agreement in accordance with its terms;

  •
  the consummation of the merger;

  •
  the date following the special meeting in which a vote was held concerning the approval of the merger, including any postponement or adjournment thereof; or

  •
  the date of any amendment to the merger agreement without the consent of Jon M. Huntsman that would result in a reduction of the merger consideration or materially delay the consummation of the merger.

        None of the stockholders who as a party to the Huntsman Family/Fund Voting Agreement was paid additional consideration in connection with entering into such voting agreement. However, you should be aware that these stockholders may have interests in the merger that are different from, or in addition to, yours. See "Interests of Certain Persons in the Merger."

  MatlinPatterson Voting Agreement

        Simultaneously with the execution and delivery of the merger agreement, MatlinPatterson entered into a voting agreement with Hexion, which is referred to herein as the MatlinPatterson Voting Agreement, requiring MatlinPatterson to vote any shares it holds directly and consent to the voting by the HMP Equity Trust of the shares held in HMP Equity Trust in favor of approval of the merger and the merger agreement, and against any competing proposal. The following describes the material terms of the MatlinPatterson Voting Agreement. The description in this section is not complete. You should read the voting agreement in its entirety for a more complete understanding of its terms. A copy of the MatlinPatterson Voting Agreement is attached to this proxy statement as Appendix C and is incorporated by reference in this proxy statement.

        Pursuant to the MatlinPatterson Voting Agreement, each of the stockholders party thereto has agreed to vote (or cause to be voted) their shares of Huntsman common stock owned as of the record date (1) in favor of approval of the merger and the adoption and approval of the merger agreement and the terms thereof, and (2) against any competing proposal. The MatlinPatterson Voting Agreement will terminate upon the occurrence of the earlier of the following:

  •
  any termination of the merger agreement in accordance with its terms; or

  •
  the consummation of the merger.

        The MatlinPatterson Voting Agreement allows for the stockholders party thereto to freely sell all but 19,870,000 shares of our common stock held indirectly by such stockholders through the HMP Equity Trust without requiring the purchaser of such shares to enter into a similar voting agreement. The remaining 19,870,000 shares may also be sold if we agree that certain criteria are satisfied or if the new owner grants all voting rights with respect to the purchased shares to HMP Equity Trust or to Jon M. Huntsman. On July 31, 2007, we filed a shelf registration statement registering the all of shares held by the stockholders party to the MatlinPatterson Voting Agreement. On August 6, 2007, such entities sold an aggregate of 56,979,062 shares of our common stock at a price of $24.25 per share in a transaction underwritten by Credit Suisse Securities (USA) LLC. MatlinPatterson currently complies with the requirement of the MatlinPatterson Voting Agreement that it retain at least 19,870,000 shares of our common stock in the HMP Equity Trust.

        In order to induce MatlinPatterson to enter into the MatlinPatterson Voting Agreement, Hexion agreed to allow Huntsman to (i) grant additional registration rights to MatlinPatterson and (ii) reimburse MatlinPatterson for up to $13 million of additional investment banking fees owed if Huntsman were to consummate the merger with Hexion instead of Basell. See "Interests of Certain Persons in the Merger."

Debt Financing

        Hexion received debt financing commitments on July 3, 2007 from affiliates of Credit Suisse and Deutsche Bank. Pursuant to the debt financing commitments, and subject to their terms and conditions, such financial institutions have committed to provide debt financing, in an aggregate amount which Hexion has represented to Huntsman will be sufficient to complete the transaction.

        The availability of the facilities contemplated by the financing commitments is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the interests of the lenders under such facilities without the consent of the arrangers thereunder), the repayment or refinancing of certain of Huntsman's and Hexion's existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, payment of required fees and expenses, the execution of certain guarantees and the creation of security interests and the negotiation and the execution and delivery of definitive documentation.

MARKET PRICE AND DIVIDEND DATA

        Our common stock is currently listed on the New York Stock Exchange under the symbol "HUN." This table shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the New York Stock Exchange.

	Price Range
Quarter Ending
	High	Low
2005:
First Quarter	$29.99	$22.00
Second Quarter	23.77	18.15
Third Quarter	24.44	16.50
Fourth Quarter	20.45	17.03
2006:
First Quarter	$23.62	$16.99
Second Quarter	19.98	16.34
Third Quarter	18.86	15.62
Fourth Quarter	19.24	16.81
2007:
First Quarter	$21.92	$18.74
Second Quarter	24.39	18.40
Third Quarter (through , 2007)

        As of                        , 2007, there were approximately                        holders of record of our common stock.

        The following table sets forth the closing sales price of our common stock as reported on the New York Stock Exchange on June 25, 2007, the last full trading day before the public announcement of our proposed merger with Basell (which was terminated July 12, 2007), July 3, 2007, the last full trading day before the public announcement of the proposed offer by Hexion, and on                        , 2007, the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price
June 25, 2007		$18.90
July 3, 2007		$24.40
, 2007	$

        On February 14, 2007, we announced that our board of directors had approved initiation of a quarterly cash dividend on our common stock, and further announced the declaration of a $0.10 per share cash dividend, payable on March 30, 2007 to shareholders of record as of March 15, 2007. We had not previously paid dividends on our common stock. On May 10, 2007, we announced that our board of directors had declared a $0.10 per share cash dividend, payable on June 29, 2007 to shareholders of record as of June 15, 2007. We are permitted by the merger agreement to continue paying our regular quarterly dividend.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

        The following table presents information regarding beneficial ownership of our common stock as of August 6, 2007 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors;

  •
  our chief executive officer and each of our four other most highly compensated executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

	Beneficial Ownership(1)
Name of Beneficial Owner
	Shares	Percent(2)
HMP Equity Trust(3)	47,835,325	21.5%
Huntsman Family Holdings Company LLC(3)	47,835,325	21.5%
MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.(3, 4)	47,835,325	21.5%
The Jon and Karen Huntsman Foundation	21,782,000	9.8%
D. E. Shaw & Co., L.P.(5)	20,621,597	9.3%
Capital Group International, Inc.(6)	14,311,640	6.4%
Jon M. Huntsman(3, 7)	69,640,225	31.4%
Nolan D. Archibald(8)	37,962	*
Marsha J. Evans(8)	41,947	*
Peter R. Huntsman(3, 8)	48,802,642	21.9%
H. William Lichtenberger(8)	56,947	*
Richard A. Michaelson(8)	21,962	*
Wayne E. Reaud(8)	296,762	*
Alvin V. Shoemaker(8)	31,947	*
J. Kimo Esplin(8)	329,593	*
Samuel D. Scruggs(8)	340,693	*
Anthony P. Hankins(8)	192,793	*
Paul G. Hulme(8)	192,124	*
All directors and executive officers as a group (19 persons) (3, 7, 8)	72,860,293	32.6%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 222,005,083 shares of common stock outstanding on August 6, 2007.

(3)
The beneficiaries of HMP Equity Trust are Huntsman Family Holdings Company LLC ("Huntsman Family Holdings") and MatlinPatterson. Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of our common stock held by HMP Equity Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by HMP Equity Trust that are currently allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. MatlinPatterson has investment power over the portion of the shares owned by HMP Equity Trust that are currently allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. Huntsman Family Holdings, Jon M. Huntsman and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are currently allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock and MatlinPatterson disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are currently allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. David J. Matlin and Christopher R. Pechock served on our Board of Directors from October 2004 until their resignation on August 8, 2007.

(4)
The address of each of these beneficial owners is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(5)
As reported in a Schedule 13G filed with the SEC on August 3, 2007, this beneficial owner has shared voting and dispositive power over (i) 197 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C. and (ii) 20,621,400 shares in the name of D. E. Shaw Valence Portfolios, L.L.C. In the Schedule 13G, it was reported that by virtue of David. E. Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment advisor of D. E. Shaw Synoptic Portfolios 2, L.L.C., and the managing member and investment advisor of D. E. Shaw Valence Portfolios, L.L.C., and by virtue of David. E. Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 20,621,597 shares as described above and, therefore, David. E. Shaw may be deemed to be the beneficial owner of such shares. In the Schedule 13G, David E. Shaw disclaims beneficial ownership of such 20,621,597 shares. The address of D. E. Shaw & Co., L.P., D. E. Shaw Valence Portfolios, L.L.C. and David E. Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036.

(6)
As reported in a Schedule 13G/A filed with the SEC on February 12, 2007, as of December 29, 2006, this beneficial owner had sole voting power over 10,496,900 shares, sole dispositive power over 14,311,640 shares and no shared voting or dispositive power. The shares beneficially owned include 115,940 shares resulting from the assumed conversion of 65,600 shares of our 5% mandatory convertible preferred stock. The address of this beneficial owner is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(7)
Jon M. Huntsman may be deemed to be the beneficial owner of (i) 22,900 Shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust and (ii) the 21,782,000 Shares which he contributed to The Jon and Karen Huntsman Foundation in the Contribution on June 25, 2007, by virtue of having the right to appoint all trustees on the

  Board of Trustees of the Huntsman Foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by the Karen H. Huntsman Inheritance Trust or the Huntsman Foundation.

(8)
Includes shares that may be acquired through the exercise of stock units or stock options granted pursuant to our stock incentive plan that are exercisable within 60 days of August 6, 2007, as follows: Nolan D. Archibald—17,962; Marsha J. Evans—16,667; H. William Lichtenberger—16,667; Richard Michaelson—17,962; Wayne E. Reaud—17,962; Peter R. Huntsman—428,173; J. Kimo Esplin—136,207; Samuel D. Scruggs—136,207; Anthony P. Hankins—123,720; Paul G. Hulme—120,598; and all executive officers and directors as a group—1,477,588.

STOCKHOLDER PROPOSALS

        We will hold a 2008 annual meeting of our stockholders in May 2008 but only if the merger is not completed by that time.

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2008 annual meeting of stockholders by submitting their proposals to us in a timely manner. Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2008 Annual Meeting of Stockholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than                        , 2007.

        In addition, our bylaws provide that only such business as is properly brought before an annual meeting of our stockholders will be conducted. For business to be properly brought before the meeting or for nominations of persons for election to our board of directors to be properly made at an annual meeting of our stockholders by a stockholder, notice must be received by our Secretary at the address indicated on the cover page not earlier than                        and not later than                        . On request, our Secretary will provide detailed instructions for submitting proposals or nominations.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        Stockholders who share a single address will receive only one proxy statement at that address unless Huntsman has received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce Huntsman's printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may call or email Huntsman's Investor Relations department at (801) 584-5860 or at ir@huntsman.com or write to Investor Relations, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108. Huntsman will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Huntsman in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Hexion files annual and certain other reports with the SEC. You may read and copy any reports, statements or other information that we and Hexion file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

        Hexion has supplied all information contained in this proxy statement relating to Hexion, and we have supplied all such information relating to us.

        Our stockholders should not send in their Huntsman certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

        We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                        , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

HEXION SPECIALTY CHEMICALS, INC.,

NIMBUS MERGER SUB INC.

and

HUNTSMAN CORPORATION

Dated as of July 12, 2007

ARTICLE I THE MERGER
1.1	The Merger; Effective Time of the Merger
1.2	Closing
1.3	Effect of the Merger
1.4	Certificate of Incorporation and Bylaws
1.5	Directors and Officers
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES
2.1	Effect of the Merger on Capital Stock
2.2	Appraisal Rights
2.3	Treatment of Company Stock Options
2.4	Treatment of Restricted Company Common Stock
2.5	Payment for Securities
ARTICLE III REPRESENTATIONS AND WARRANTIES
3.1	Representations and Warranties of the Company
3.2	Representations and Warranties of Parent and Merger Sub
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
4.1	Conduct of Business by the Company Pending the Merger
4.2	No Solicitation
ARTICLE V ADDITIONAL AGREEMENTS
5.1	Preparation of Proxy Statement
5.2	Access to Information
5.3	Stockholders' Meeting and Board Recommendation
5.4	HSR and Other Approvals
5.5	Employee Matters
5.6	Indemnification; Directors' and Officers' Insurance
5.7	Agreement to Defend; Stockholder Litigation
5.8	Public Announcements
5.9	Advice of Certain Matters; Control of Business
5.10	Conveyance Taxes
5.11	Investigation by Parent and Merger Sub; No Other Representations or Warranties
5.12	Financing
5.13	Reasonable Best Efforts; Notification; Solvency Letter
5.14	5% Preferred Stock Conversion
5.15	Debt Offer
5.16	Rule 16b-3

A-i

ARTICLE VI CONDITIONS PRECEDENT
6.1	Conditions to Each Party's Obligation to Effect the Merger
6.2	Additional Conditions to Obligations of Parent and Merger Sub
6.3	Additional Conditions to Obligations of the Company
ARTICLE VII TERMINATION
7.1	Termination
7.2	Notice of Termination; Effect of Termination
7.3	Expenses and Other Payments
7.4	Financing Breach
ARTICLE VIII GENERAL PROVISIONS
8.1	Schedule Definitions
8.2	Nonsurvival of Representations, Warranties and Agreements
8.3	Notices
8.4	Rules of Construction
8.5	Counterparts
8.6	Entire Agreement; No Third Party Beneficiaries
8.7	Governing Law; Waiver of Jury Trial
8.8	No Remedy in Certain Circumstances
8.9	Assignment
8.10	Affiliate Liability
8.11	Specific Performance
8.12	Joint Liability
8.13	Amendment
8.14	Extension; Waiver

EXHIBITS:

Exhibit A    Certificate of Incorporation

Exhibit B    Commitment Letter

A-ii

INDEX OF DEFINED TERMS

Definition	Section
5% Preferred Stock	2.1(b)(i)
Acceptable Confidentiality Agreement	4.2(g)
Adjustment Date	2.1(b)(i)
Affiliate	2.5(c)(ii)
Aggregated Group	3.1(l)(i)
Agreement	Preface
Alternate Financing	5.12(c)
Antitrust Authority	5.4(b)
Antitrust Laws	5.4(b)
Antitrust Prohibition	5.4(b)
Appraisal Shares	2.2
Appraiser	5.13(f)
Book-Entry Shares	2.5(b)(i)(A)
Business Day	1.2
Cap Amount	5.6(d)
Certificate of Designations	4.1(a)
Certificate of Merger	1.1
Certificates	2.5(b)(i)(A)
Closing	1.1
Closing Date	1.2
Code	3.1(l)(i)
Commitment Letter	3.2(e)
Company	Preface
Company Affiliate	8.10
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Common Stock	2.1(b)(i)
Company Contracts	3.1(u)
Company Disclosure Letter	3.1
Company Intellectual Property	3.1(n)
Company Material Adverse Effect	3.1(a)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company SEC Documents	3.1(d)(i)
Company Stock Option	2.3
Company Stock Plan	2.3
Competing Proposal	4.2(g)
Confidentiality Agreement	5.2
Corporate Officers	4.1(j)
Debt Offer	5.15(a)
DGCL	1.1
Divestiture Action	5.4(b)
Effective Time	1.1
Employee Benefit Plan	3.1(l)(i)
Encumbrances	3.1(b)
Environmental Laws	3.1(p)(i)(A)
ERISA	3.1(l)(i)
Exchange Act	3.1(c)(iii)

A-iii

Existing Credit Agreement	5.13(b)
Financing	3.2(e)
First Eligible Closing Date	1.2
Foundation/Fund Voting Agreement	Preface
GAAP	3.1(d)(ii)
Governmental Entity	3.1(c)(ii)
Hazardous Materials	3.1(p)(i)(B)
HSR Act	3.1(c)(iii)
Indemnified Liabilities	5.6(a)
Indemnified Persons	5.6(a)
Initiation Date	1.2
knowledge	3.1(i)
Letter of Transmittal	2.5(b)(i)(A)
Marketing Period	1.2
Material Company Insurance Policies	3.1(q)
Material Leased Real Property	3.1(w)
Material Real Property Lease	3.1(w)
Merger	Preface
Merger Consideration	2.1(b)(i)
Merger Sub	Preface
MP Voting Agreement	Preface
New Commitment Letter	5.12(c)
Notes	5.15(a)
Offer Documents	5.15(a)
Option Consideration	2.3
Option Surrender Agreement	2.3
Outside Date	1.2
Owned Real Property	3.1(w)
Parent	Preface
Parent Closing Option	1.2
Parent Disclosure Letter	3.2
Parent Group	5.5(a)
Parent Material Adverse Effect	3.2(a)
Parent Permits	3.2(j)
Parent SEC Documents	3.2(f)(i)
Paying Agent	2.5(a)
Payment Fund	2.5(a)
PBGC	3.1(l)(ii)(B)
Pensions Act 2004	3.1(l)(iii)
Permitted Encumbrances	3.1(o)
Person	2.5(b)(ii)
Preferred Stock Conversion	5.14
Premerger Notification Rules	5.4(b)
Proxy Statement	3.1(c)(iii)
Real Properties	3.1(w)
Real Property	3.1(w)
Reimbursement Amount	Preface
Release	3.1(p)(i)(C)
Representatives	5.2
Required Amounts	3.2(e)

A-iv

SEC	3.1(d)(i)
SEC Documents	3.1(d)(i)
Section 203	3.1(v)
Section 5.13(c) Financial Information	5.13(c)
Securities Act	3.1(d)(i)
Significant Subsidiary	3.1(a)
Solvency Letter	5.13(f)
Subsidiary	3.1(a)
Subsidiary SEC Documents	3.1(c)(iv)
Superior Proposal	4.2(g)
Surviving Corporation	1.3
Tax Returns	3.1(k)(iv)
Taxes	3.1(k)(iv)
Terminable Breach	7.1(b)(iii)
Termination Date	7.1(b)(ii)
Transaction Agreements	3.1(a)
Transactions	Preface
UK Benefit Plan	3.1(l)(iii)
Voting Agreements	Preface
Voting Debt	3.1(b)

A-v

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2007 (this "Agreement"), among Hexion Specialty Chemicals, Inc., a New Jersey corporation ("Parent"), Nimbus Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Huntsman Corporation, a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of the Company, the Parent and Merger Sub have approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the "Transactions") and also to prescribe various conditions to the Merger and the other Transactions;

        WHEREAS, contemporaneously with the execution of this Agreement by each party hereto, Parent has provided the Company with $100 million (the "Reimbursement Amount") in order to fund one-half of the fee paid to Basell AF pursuant to that certain agreement and plan of merger, dated as of June 26, 2007, among Basell AF, BI Acquisition Holdings Limited and the Company; and

        WHEREAS, contemporaneously with the execution of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, the Jon and Karen Huntsman Foundation, Fidelity Charitable Gift Fund and Jon M. Huntsman are entering into a voting agreement with Parent (the "Foundation/Fund Voting Agreement"), pursuant to which the Company stockholders parties thereto have agreed, among other things, to vote in favor of the Merger in accordance with the terms and provisions thereof and the terms and provisions of the governance documents of the HMP Equity Trust, a Delaware trust, if applicable.

        WHEREAS, contemporaneously with the execution of this Agreement, MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P. and Parent are entering into a Voting Agreement (the "MP Voting Agreement" and together with the Foundation/Fund Voting Agreement, the "Voting Agreements"), pursuant to which the Company stockholders parties thereto have agreed, among other things, to vote in favor of the Merger in accordance with the terms and provisions thereof and the terms and provisions of the governance documents of the HMP Equity Trust, a Delaware trust, if applicable.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger; Effective Time of the Merger.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the General Corporation Law of the State of Delaware (the "DGCL"). As soon as practicable on the Closing Date after the closing of the Merger (the "Closing"), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the "Effective Time").

        1.2    Closing.     The Closing shall take place at 9:30 a.m., Houston, Texas time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than (i) any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with this Agreement on the Closing Date, (ii) the condition set forth in Section 6.2(d), (iii)  Section 6.3(c) and (iv) Section 6.3(d)) (such date being, the "First Eligible Closing Date") at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and the Company may agree in writing. Notwithstanding the foregoing, at the option of the Parent (the "Parent Closing Option") the Closing may take place on a date that is the earlier of (a) a Business Day on or after the First Eligible Closing Date during the Marketing Period to be specified by Parent on no less than five Business Days notice to the Company and (b) the final day of the Marketing Period. The "Closing Date" shall mean the date on which the Closing occurs. "Business Day" shall mean a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed. "Marketing Period" shall mean the first period of 20 consecutive Business Days after the Initiation Date throughout which (A) Merger Sub shall have had the Section 5.13(c) Financial Information, (B) the Section 5.13(c) Financial Information that is applicable to the first day of the Marketing Period is as of and for the same periods as such information applicable to the last day of the Marketing Period and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied assuming the Closing were to be scheduled on the final day of the Marketing Period; provided, that such period shall not include any period that includes any of the periods from and including December 15, 2007 through and including January 1, 2008, February 15, 2008 through and including March 23, 2008 or August 16, 2008 through and including September 1, 2008; and provided further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. For purposes of this Agreement, "Initiation Date "shall mean the first Business Day following the date on which the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than (i) conditions that by their nature can only be satisfied at the Closing or (ii) the condition set forth in Section 6.2(d)); provided, that the Initiation Date shall not occur on any date earlier than the date upon which the Company notifies Parent in writing that all of the conditions to the Initiation Date have occurred (unless the Parent provides the Company with a written waiver of such requirement to deliver notice). If Parent elects to exercise the Parent Closing Option and the Marketing Period extends beyond September 28, 2008 (the "Outside Date"), then from and after the Outside Date, the conditions in Section 6.2(a), Section 6.2(b)(ii) and Section 6.2(e) shall be deemed to have been satisfied. If the Closing is scheduled to occur on a date other than a Business Day, then the Closing shall occur on the immediately following Business Day.

        1.3    Effect of the Merger.     At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

        1.4    Certificate of Incorporation and Bylaws.     At the Effective Time and subject to Section 5.6(b), (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law; and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

        1.5    Directors and Officers.     From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

        2.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

          (a)    Capital Stock of Merger Sub.    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

          (b)    Capital Stock of the Company.

              (i)  Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (ii) of this Section 2.1(b) and any Appraisal Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time (x) that were issued upon the conversion of the 5% Mandatory Convertible Preferred Stock of the Company (the "5% Preferred Stock") or (y) whose prior restrictions have lapsed pursuant to Section 2.4, shall be converted into the right to receive $28.00 in cash, without interest. In the event that the Effective Time shall not have occurred by April 5, 2008 (the "Adjustment Date"), the $28.00 per share of Company Common Stock to be paid pursuant to the preceding sentence shall be increased for each day after the Adjustment Date, through and including the Closing Date, by adding thereto the excess (which shall not be less than zero) of (i) an amount equal to $0.006137 per day over (ii) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared, made or paid (without duplication) on a share of Company Common Stock or Company Preferred Stock from and after the Adjustment Date through and including the Closing Date (the amount per share of Company Common Stock to be paid pursuant to this Section 2.1(b)(i) (rounding to the nearest cent) is referred to as the "Merger Consideration.") All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such converted shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

             (ii)  Subject to Section 5.14, all shares of 5% Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares described in clause (iii) of this Section 2.1(b)) shall remain outstanding and be entitled to the rights and privileges set forth in the Certificate of Incorporation of the Company to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5.

            (iii)  All shares of Company Common Stock or 5% Preferred Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable therefor.

          (c)    Impact of Stock Splits, Etc.    In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock (or Option Consideration to be paid for any Company Stock Option, as the case may be) as provided in this Agreement shall be equitably adjusted to effect such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration or the Option Consideration, as the case may be, subject to further adjustment in accordance with this Section 2.1(c).

        2.2    Appraisal Rights.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder (excluding any shares described in Section 2.1(b)(iii)) who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead at the Effective Time the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.2. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease, and each of such holder's Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        2.3    Treatment of Company Stock Options.     The Company agrees that it will take such actions as are necessary to cause at the Effective Time each option for the purchase of Company Common Stock then outstanding ("Company Stock Option"), whether or not exercisable, under the Company's Stock Incentive Plan (the "Company Stock Plan"), to become fully exercisable (if not then fully exercisable), and such options shall thereafter be cancelled and shall automatically cease to exist, and each holder of Company Stock Options shall cease to have any rights with respect to such Company Stock Option except the right to receive the following consideration upon delivery of an option surrender agreement, which shall be in a form reasonably agreed to by Parent and the Company prior to the Closing ("Option Surrender Agreement") in accordance with Section 2.5(b)(i)(B) : for each share of Company Common Stock subject to such Company Stock Option, an amount in cash (without interest) equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above being hereinafter referred to as the "Option Consideration"). Parent and Merger Sub acknowledge and agree that the actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders.

        2.4    Treatment of Restricted Company Common Stock.     Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock (including restricted stock units and phantom stock, except as set forth in Schedule 4.1(b) of the Company Disclosure

Letter) issued or granted pursuant to the Company Stock Plan shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock (including restricted stock units and phantom stock, except as set forth in Schedule 4.1(b) of the Company Disclosure Letter) shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

        2.5    Payment for Securities.

          (a)    Paying Agent; Payment Fund.    Prior to the Effective Time, Merger Sub shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock and holders of the Company Stock Options in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration and the Option Consideration to which such holders shall become entitled pursuant to this Article II. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.3, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Stock Options shall be entitled under Section 2.1 and Section 2.3, respectively, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration.

          (b)    Payment Procedures.

              (i)  As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver:

              (A)  to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (2) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), a customary letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 2.1(b)(i); and

              (B)  to each holder of a Company Stock Option as of the Effective Time (1) an Option Surrender Agreement, and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

             (ii)  Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity ("Person"), other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.5(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 2.2, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

            (iii)  Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.3, and the Company Stock Option so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 2.5(b)(iii), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration as contemplated by this Article II.

          (c)    Termination of Rights.

              (i)  All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares (other than certificates evidencing shares described in clause (ii) of Section 2.1(b)) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this Article II.

             (ii)  The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, following the Effective Time, without any action required by any holder of Company Options, (A) no participant in the Company Stock Plans or any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any Affiliate (as such term is defined in Rule 405 under the Securities Act, an "Affiliate") thereof and (B) the Company Stock Options may be surrendered in exchange for the Option Consideration pursuant to the terms of this Agreement.

          (d)    Termination of Payment Fund.    Any portion of the Payment Fund (including any interest thereon) that remains undistributed to the former common stockholders or optionholders of the Company on the 365th day after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

          (e)    No Liability.    None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Book-Entry Share or Company Stock Option has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration or Option Consideration in respect of such Certificate, Book-Entry Share or Company Stock Option would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate, Book-Entry Share or Company Stock Option shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing shares described in clause (ii) of Section 2.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article II.

          (g)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.     Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the SEC Documents (and then only to the extent reasonably apparent in the SEC Documents that such disclosed item is an event, item or occurrence that constitutes a breach of a representation or warranty set forth in this Section 3.1), the Company represents and warrants to Parent and Merger Sub as follows:

          (a)    Organization, Standing and Power.    Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) or a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation"), and its Amended and Restated Bylaws (the "Company Bylaws") as well as the similar organizational documents of each Significant Subsidiary, in each case as of the date hereof. The respective jurisdictions of incorporation or organization of each Significant Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Letter. As used in this Agreement: (i)"Significant Subsidiary" means Huntsman International LLC, Huntsman Advanced Materials LLC and Huntsman Petrochemical Corporation; (ii) a "Company Material Adverse Effect" means any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry; (B) any occurrence, condition, change, event or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally) except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry, (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war or the occurrence of any natural disasters and acts of terrorism, except in the event, and only to the extent, of any damage or destruction to or loss of the Company's or its Subsidiaries' physical properties; (D) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions (provided, however, that this clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or consummation of the Merger); (E) any change in GAAP, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, or in the interpretation thereof; (F) any occurrence, condition, change, event or effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement and each other agreement to be executed and delivered in connection herewith and therewith (collectively, the "Transaction Agreements"), actions permitted by this Agreement (or otherwise consented to by Parent) or effectuating the Financing; or (G) any occurrence, condition, change, event or effect resulting from or in connection with any Divestiture Action; and (iii) "Subsidiary" means, with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

          (b)    Capital Structure.    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,200,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which 5,750,000 shares are designated as 5% Preferred Stock. At the close of business on June 14, 2007: (A) 221,923,556 shares of Company Common Stock were issued and outstanding, including 976,284 shares of restricted Company Common Stock issued pursuant to the Company Stock Plan; (B) 5,750,000 shares of 5% Preferred Stock were issued and outstanding; (C) 13,526,854 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan, of which 6,425,725 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options, 145,421 shares representing phantom stock grants under the Company Stock Plan, and 30,840 shares of Company Common Stock were subject to issuance upon exercise of outstanding restricted stock units; and (D) no Voting Debt (as defined below) was issued and outstanding. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the 5% Preferred Stock, Schedule 3.1(b) of the Company Disclosure Letter lists, as of June 14, 2007, all outstanding options, restricted stock (including restricted stock units), phantom stock, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such options, restricted stock (including restricted stock units), phantom stock, warrants or other rights are vested or unvested and the vesting schedule thereof). All outstanding shares of capital stock of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances"). Except as set forth in this Section 3.1(b), and except for changes since June 14, 2007 resulting from (i) the exercise of stock options outstanding at such date or the conversion of the 5% Preferred Stock (and the issuance of shares thereunder) or (ii) stock grants or other awards granted in accordance with Section 4.1(b), there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company, and (3) no options, restricted stock (including restricted stock units), phantom stock, warrants, calls, rights (including preemptive rights), commitments or agreements to which the

  Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 3.1(b) of the Company Disclosure Letter.

          (c)    Authority; No Violations; Consents and Approvals.

              (i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii)  The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws or any provision of the comparable charter or organizational documents of any of (i) the Company or the Company's Significant Subsidiaries or (ii) any other Subsidiary of the Company, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the adoption of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation of any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (A)(ii), (B) and (C), (1) any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material and adverse effect on the Company's ability to perform its obligations under this Agreement or to consummate the Merger and (2) any such violations, defaults, acceleration, losses or Encumbrances resulting from the Financing.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) any such consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Financing; (C) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with adoption of this Agreement (the "Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (D) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (E) filings with the New York Stock Exchange, Inc.; (F) such filings and approvals as may be required by any applicable state securities or "blue sky" or takeover laws; (G) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation set forth on Schedule 3.1(c) of the Company Disclosure Letter; and (H) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material and adverse effect on the Company's ability to perform its obligations under this Agreement or to consummate the Merger.

            (iv)  Except as set forth in Schedule 3.1(d) of the Company Disclosure Letter, none of the Company's Subsidiaries is, or has at any time since January 1, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. With respect to the filings pursuant to the requirements of Section 13(a) or 15(d) of the Exchange Act with the SEC of each Person set forth in Schedule 3.1(d) of the Company Disclosure Letter made at any time between January 1, 2005 and the date hereof (the "Subsidiary SEC Documents"), as of their respective dates, each of the Subsidiary SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Subsidiary SEC Documents, and none of the Subsidiary SEC Documents contained, when filed, or if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d)    SEC Documents.

              (i)  The Company has made available to Parent (including, for purposes of compliance with this representation, pursuant to the SEC's "EDGAR" system) a true and complete copy of each report, statement, schedule, prospectus, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since February 15, 2005 and prior to the date of this Agreement (the "Company SEC Documents" and, together with the Subsidiary SEC Documents, the "SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since February 15, 2005 and prior to the date of this Agreement. As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii)  The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

            (iii)  As of the date of this Agreement, the Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report its consolidated financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company and its consolidated Subsidiaries have established and maintain "disclosure controls and procedures" (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosures controls and procedures are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

          (e)    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

          (f)    Absence of Certain Changes or Events.

              (i)  From December 31, 2006 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

             (ii)  From December 31, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

          (g)    No Undisclosed Material Liabilities.    There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2006 (including the notes thereto) contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2006; (iii) liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (v) liabilities incurred as permitted under Section 4.1(l); and (vi) liabilities which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h)    No Default.    Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws or the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except, in the case of clauses (i) (with respect to the Subsidiaries other than any of the Significant Subsidiaries), (ii) and (iii), for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material and adverse effect on the Company's ability to perform its obligations under this Agreement and to consummate the Merger.

          (i)    Compliance with Applicable Laws.    The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "knowledge," of the Company or Parent, as applicable, means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent (including in the case of Parent, partners, officers, associates and other employees of any controlling stockholder of Parent who have worked on this Agreement and the

  Transactions), as applicable, and any other officer of the Company or Parent, as applicable, having primary responsibility for the matter in question.

          (j)    Litigation.    There are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such suits, actions or proceedings that (i) do not involve, in any individual case, a claim for monetary damages in excess of $25,000,000, (ii) would not materially prohibit or restrict the Company and its Subsidiaries from operating their business as they have historically, or (iii) would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no (A) suit, action or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or (B) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, in either case that would be reasonably likely to have, individually or in the aggregate, a material and adverse effect on the ability of the Company to perform its obligations hereunder or to consummate the Merger. To the knowledge of the Company, no officer or director of the Company or any Significant Subsidiary of the Company is a defendant in any material suit, claim, action, proceeding, arbitration or mediation in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (k)    Taxes.

              (i)  Except where the failure to file such Tax Returns, pay such Taxes or satisfy such withholding Tax requirements would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all Tax Returns which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed and such Tax Returns were or will be true, correct and complete when filed; (B) all Taxes which are (or have been) due on or before the Closing Date (other than Taxes being contested in good faith by appropriate proceedings) have been or will be timely paid in full; and (C) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be satisfied in full.

             (ii)  There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity prior to the date hereof that is material to the Tax position of the Company and its Subsidiaries taken as a whole.

            (iii)  Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement that may or will require that any material payment be made to a party other than the Company or any of its Subsidiaries on or after the Closing Date.

            (iv)  For purposes of this Agreement, "Taxes" means any taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including any such amounts of another Person as a result of being a member of a combined, consolidated, unitary, fiscal unity, affiliated or similar tax group, by contract, as a transferee or otherwise; and "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          (l)    Compensation; Benefits.

              (i)  Set forth on Schedule 3.1(l)(i) of the Company Disclosure Letter is a list, as of the date hereof, of all Employee Benefit Plans. "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not subject to ERISA, any material bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, vacation, severance, retention, change in control, profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan, and any other material plan, agreement, or program providing compensation or benefits to any present or former employee or independent contractor of the Company or any Subsidiary of the Company or any other entity required to be aggregated with the Company under Section 414 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001 of ERISA (the "Aggregated Group"), maintained, contributed to or sponsored by (or required to be maintained, contributed to or sponsored by) any member of the Aggregated Group or with respect to which any such member has any obligations or liabilities, contingent or otherwise. True, correct and complete copies of each of the Employee Benefit Plans, any related trust agreements, insurance contracts and other funding documents, in each case as of the date hereof, have been furnished or made available to Parent or its representatives, along with the most recent actuarial valuation reports and financial statements or accounts, the most recent summary plan description and summary of material modifications and, for Employee Benefit Plans intended to be qualified under Section 401(a) of the Code, the most recent determination letter, if any, and, for any UK Benefit Plan, a list of those employers that participate therein and a summary of any material underfunding.

             (ii)  Except for such failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

              (A)  Each Employee Benefit Plan has been maintained in compliance with its terms and with all applicable laws.

              (B)  As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans. (1) No member of the Aggregated Group participates in, contributes to or is otherwise liable (other than for premiums to the Pension Benefit Guaranty Corporation ("PBGC") with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (2) no "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur, (3) no Employee Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (4) no contribution notice, financial support direction or restoration order under the Pensions Act 2004 has been received by any member of the Aggregated Group in respect of the UK Benefit Plans, and, to the knowledge of the Company, there is no circumstance likely to give rise to any such notice, direction or order, (5) the trustees of the UK Benefit Plans have not at any time entered into any agreement to reduce the amount of any debt due (under Section 75 of the UK Pensions Act 1995) to the UK Benefit Plans and (6) the PBGC has not made any inquiries with respect to any Employee Benefit Plan that is a defined benefit pension plan.

              (C)  All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made.

              (D)  There are no unfunded benefit obligations under the Employee Benefit Plans that have not been properly accrued for in the Company's financial statements or disclosed in the notes thereto in accordance with GAAP.

              (E)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (1) entitle any current or former employee or director of the Company or any Subsidiary of the Company to severance pay, (2) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan, (3) result in any breach or violation of, or a default under, any Employee Benefit Plan, (4) cause any amounts payable under any Employee Benefit Plan (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Sections 280G of the Code or (5) cause all employees of an employer that participates in a multiple-employer UK Benefit Plan to cease participating in such UK Benefit Plan.

              (F)  No member of the Aggregated Group maintains, contributes to, or otherwise provides for any medical, disability or life insurance benefits of any kind (other than under Section 4980B of the Code or analogous local law) to any current or future retiree or terminated employee.

            (iii)  Since April 27, 2004, (A) no event has occurred and no circumstances have arisen in respect of which the UK Pensions Regulator could lawfully exercise its power under Section 52 (Restoration order where transactions at an undervalue) of the Pensions Act 2004 of the United Kingdom ("Pensions Act 2004") in respect of any Employee Benefit Plan that provides any material benefits to employees in the United Kingdom and to which Sections 38 to 56 of the Pensions Act 2004 apply (each a "UK Benefit Plan"); (B) no event has occurred and no circumstance has arisen in respect of which the UK Pensions Regulator would normally be expected to exercise its powers under Sections 38, 43, and/or 47 of the Pensions Act 2004 in respect of any UK Benefit Plan; and (C) except as set forth in Schedule 3.1(l)(iii)(C) of the Company Disclosure Letter, no application for clearance has been made to the UK Pensions Regulator under Sections 42 and/or 46 of the Pensions Act 2004 in respect of a UK Benefit Plan.

          (m)    Labor Matters.

              (i)  As of the date of this Agreement, (A) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union, works council or organization, (B) there is no union representation question involving employees of the Company or any of its Subsidiaries, and (C) the Company does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

             (ii)  There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other current labor agreement with any labor union, works council or organization, or other grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (iii)  Within the three-year period prior to the date of this Agreement there has been no unfair labor practice charge or complaint against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened, before (A) the National Labor Relations Board or any similar state, provincial or foreign agency, or (B) the Equal Employment Opportunity Commission or any similar state, provincial or foreign agency responsible for the prevention of unlawful employment practices, other than such matters which would not be reasonably likely to have a Company Material Adverse Effect.

            (iv)  There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

             (v)  Within the three-year period prior to the date of this Agreement, all reductions of workforce in connection with the Company's restructuring have been carried out in accordance with all applicable laws, ordinances and regulations of any Governmental Entity, except for such failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (n)    Intellectual Property.    The Company and its Subsidiaries own or have the right to use all trademarks, trade names, patents, service marks, trade secrets and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate any intellectual property right of any other Person, except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (o)    Personal Property.    Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all of the personal properties and assets, tangible and intangible, that they purport to own, and valid leasehold interests in all of the personal properties and assets, tangible and intangible (other than intellectual property), that they purport to lease, in each case including the personal properties and assets reflected in the Company's most recent consolidated balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business since March 31, 2007. All such properties and assets are free and clear of all Encumbrances, except for (i) routine statutory liens securing liabilities not yet due and payable, (ii) minor Encumbrances that do not materially detract from the value of the specific asset affected or the present use of such asset, (iii) Encumbrances would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) Encumbrances existing or expressly permitted pursuant to credit facilities of the Company and its Subsidiaries existing as of the date of this Agreement or refinancings or Encumbrances permitted under Section 4.1 hereof (collectively, "Permitted Encumbrances").

          (p)    Environmental Matters.

              (i)  As used in this Agreement:

              (A)  "Environmental Laws" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any Governmental Entity pertaining to protection of human safety and health (to the extent relating to exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof;

              (B)  "Hazardous Materials" means any (1) chemical, product, substance, waste, pollutant, physical agent, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof; and

              (C)  "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

             (ii)  Except for those matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

              (A)  The Company and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

              (B)  As of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws;

              (C)  There have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, as of the date of this Agreement, neither the Company nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials or the threatened Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Company's operations have been sent for treatment, disposal storage or handling; and

              (D)  There have been no environmental investigations, studies, audits, or other analyses conducted by or on behalf of, or that are in the possession of, the Company or its Subsidiaries during the three-year period prior to the date hereof addressing potentially material matters arising under Environmental Laws with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

            (iii)  Neither the Company nor any of its Subsidiaries own, lease, operate or otherwise use any properties in New Jersey with respect to which the Transactions would trigger the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6.

            (iv)  The Company does not make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in Section 3.1(u)(vii) and this Section 3.1(p).

          (q)    Insurance.    Set forth on Schedule 3.1(q) of the Company Disclosure Letter is a true, correct and complete list of all material insurance, reinsurance and captive policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the "Material Company Insurance Policies") and, to the knowledge of the Company, any material historic, occurrence-based policies of the Company and its Subsidiaries as of the date of this Agreement that are potentially responsive to liabilities of the Company and its Subsidiaries. Each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent upon Parent's request prior to the date of this Agreement. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy. There is no material claim by the Company or any of its Subsidiaries pending, as of the date of this Agreement, under any Material Company Insurance Policy and no material claim made between January 1, 2006 and the date of this Agreement has been denied. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, since January 1, 2006, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

          (r)    Opinion of Financial Advisors.

              (i)  The Board of Directors of the Company and the transaction committee thereof have received the opinion of Merrill Lynch & Co., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock, other than the entities and individuals that are that are entering into the Voting Agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, is fair, from a financial point of view, to such stockholders.

             (ii)  The transaction committee of the Board of Directors of the Company has received the opinion of Cowen and Company, LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock, other than the entities and individuals that are that are entering into the Voting Agreements and the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, is fair, from a financial point of view, to such stockholders.

          (s)    Vote Required.    The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger.

          (t)    Brokers.    Except for the fees and expenses payable to Merrill Lynch & Co. and Cowen and Company, LLC (which amounts have been disclosed to Parent prior to the date hereof), no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

          (u)    Certain Contracts and Arrangements.    Schedule 3.1(u) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of: (i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement; (ii) any agreement that purports to limit the manner in which, or the localities in which, all or any material portion of the Company's business on a consolidated basis is conducted; (iii) any supply or sales contract of one year or greater remaining duration having an aggregate value, or involving payment by or to the Company or any of its Subsidiaries of more than $75.0 million on an annual basis; (iv) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $15.0 million or outstanding indebtedness of more than $15.0 million; (v) each agreement that contains obligations of the Company or its Subsidiaries secured by a lien (other than Permitted Encumbrances), or interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $15.0 million; (vi) any contract entered into after January 1, 2006 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $5.0 million, but excluding for purposes of this clause (vi) any supply or sales contracts; (vii) any contract pursuant to which the Company or any of its Subsidiaries is burdened from continuing indemnification, "earn out" or other contingent payment obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be expected to result in payments in excess of $5.0 million other than ordinary course agreements with customers or suppliers; (viii) Material Real Property Leases; and (ix) any contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries or non-controlled joint ventures), on the other hand, that involves payments of more than $1.0 million in any one year (collectively, the "Company Contracts"). Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

          (v)    State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination," anti-takeover or other similar statute, rule or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to this Agreement, the Merger or any of the other Transactions. Assuming the accuracy of the representations made in Section 3.2(h), the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement, the Merger, and the Voting Agreements the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203.

          (w)    Real Property.    Schedule 3.1(w) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material real property owned by the Company or any of its Subsidiaries (collectively, the "Owned Real Property") and for each parcel of Owned Real Property, contains a correct location and description of the business purpose of such Owned Real Property. Schedule 3.1(w) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the "Material Leased Real Property"), and for each Material Leased Real Property, identifies the location of such Material Leased Real Property. The Owned Real Property and the Material Leased Real Property shall be referred to herein, individually as "Real Property" and, collectively, as the "Real Properties"). Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good, valid and marketable title to all Owned Real Property and valid leasehold estates in all Material Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances, (ii) each agreement under which the Company or any Subsidiary of the Company is the landlord, sub-landlord, tenant, subtenant, or occupant with respect to the Material Leased Real Property (each, a "Material Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and neither the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Material Real Property Lease, and a true, correct and complete copy of each Material Real Property Lease has been made available to Parent prior to the date hereof, and (iii), as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Real Properties.

          (x)    Related Party Transactions.    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or transaction with (i) any direct or indirect beneficial owner of 5% or more of the Company's Common Stock with respect to which the Company has knowledge or (ii) any director, officer or other Affiliate of such persons or any relative of any of the foregoing except for employment or compensation agreements or arrangements with directors and officers and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

        3.2    Representations and Warranties of Parent and Merger Sub.     Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter") and except as disclosed in the Parent SEC Documents (and then only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item is an event, item or occurrence that constitutes a breach of a representation or warranty set forth in this Section 3.2), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          (a)    Organization, Standing and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws, each as amended to date. "Parent Material Adverse Effect" means any occurrence, condition, change, event or effect that prevents or materially delays or impairs the ability of Parent and Merger Sub to consummate the Merger and the Financing or pay the fees set forth in Section 7.3(d).

          (b)    Authority; No Violations, Consents and Approvals.

              (i)  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents related to the Financing and to consummate the Merger and the Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the Financing have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub.

             (ii)  The execution and delivery of this Agreement does not, and the consummation of the Merger and the Financing will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Parent or Merger Sub or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (iii)  No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the Financing, except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation of any Governmental Entity set forth on Schedule 3.2(b)(iii) of the Parent Disclosure Letter; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Parent or its Subsidiaries or Affiliates or other information supplied by the Parent for inclusion therein, in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (d)    Litigation.    As of the date of this Agreement, there are no suits, claim, actions, proceedings, arbitrations or mediations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suits, claims, actions, proceedings, arbitrations or mediations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)    Financing.    True, correct and complete copies of the debt commitment letter dated the date of this Agreement from affiliates of each of Credit Suisse and Deutsche Bank (the "Commitment Letter") providing for debt financing as described therein (the "Financing"), subject to the terms and conditions set forth therein are attached hereto as Exhibit B, which Commitment Letter includes a commitment to fund any payment made by Parent or Merger Sub pursuant to Section 7.3.. The Commitment Letter is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The aggregate proceeds contemplated to be provided by the Commitment Letters will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (including in connection with the provisional conversion of the 5% Preferred Stock into Company Common Stock prior to the Merger), the aggregate Option Consideration, any repayment or refinancing of debt contemplated in the Commitment Letter and fees and expenses of Parent, Merger Sub and their respective Representatives incurred in connection with the Transactions (collectively, the "Required Amounts"). The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. As of the date of this Agreement, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter by Parent or Merger Sub. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied or (ii) the funding contemplated in the Commitment Letter not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.

          (f)    SEC Documents.

              (i)  Parent has made available to the Company (including, for purposes of compliance with this representation, pursuant to the SEC's "EDGAR" system) a true and complete copy of each report, statement, schedule, prospectus, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2004 and prior to the date of this Agreement (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2004 and prior to the date of this Agreement. As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii)  The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

          (g)    Absence of Certain Changes or Events.    From December 31, 2006 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Parent Material Adverse Effect.

          (h)    No Undisclosed Material Liabilities.    There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2006 (including the notes thereto) contained in Parent's Annual Report on Form 10-K for the year ended December 31, 2006; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2006; (iii) liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; and (v) liabilities which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (i)    No Default.    Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws or the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (j)    Compliance with Applicable Laws.    Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure so to hold would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (k)    Solvency; Surviving Corporation After the Merger.    Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (i) the aggregate value of the Surviving Corporation's assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (iii) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business.

          (l)    Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the Financing. The vote or consent of Parent as the sole stockholder of Merger Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other Transactions.

          (m)    Ownership of Company Capital Stock.    Neither Parent nor Merger Sub "own" (within the meaning of Section 203) or have, within the last three years, "owned" any shares of Company Common Stock or 5% Preferred Stock.

          (n)    Business Conduct.

              (i)  Merger Sub was incorporated on June 12, 2007. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (A) its organization and (B) the preparation, negotiation and execution of this Agreement, the Merger and the Financing. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

             (ii)  There are no contracts, agreements, arrangements or transactions between Parent, Merger Sub, Apollo Management, L.P. or, to the knowledge of Parent, any of their respective Affiliates, on the one hand, and any member of the Company's current officers or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger. For purposes of this Section 3.2(n), "to the knowledge of Parent" shall mean the actual knowledge after reasonable inquiry of (i) all officers and directors of Parent and (ii) all officers and employees of Apollo Management, L.P. and its Affiliates who have devoted significant time to the Merger and Financing.

ARTICLE IV
COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGER

        4.1    Conduct of Business by the Company Pending the Merger.     Except as (i) set forth on Schedule 4.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) required by any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned): (1) the Company covenants and agrees that, prior to the Effective Time, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain the current officers of the Company, and the other personnel identified on Schedule 4.1 of the Parent Disclosure Letter, and preserve its relationships with its key customers and suppliers and (2) without limiting the generality of the foregoing, prior to the Effective Time:

          (a)    Dividends; Changes in Stock.    The Company shall not, and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (A) payments of regular dividends or other amounts payable on the 5% Preferred Stock in accordance with the terms of the Certificate of Designations, Preferences and Rights of the 5% Preferred Stock (the "Certificate of Designations"), (B) payments of regular quarterly cash dividends not in excess of $0.10 per share of Company Common Stock per quarter and (C) dividends and distributions by a direct or indirect Subsidiary of the Company to the Company, a direct or indirect Subsidiary of the Company or any minority equityholder in a direct or indirect Subsidiary of the Company (provided, that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to the Company or a direct or indirect Subsidiary of the Company, as the case may be); (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except any capital stock or equity interest of a Subsidiary or as contemplated by any director compensation plan, Employee Benefit Plan or employment agreement of the Company in each case as such terms or plans are in effect as of the date hereof.

          (b)    Issuance of Securities.    The Company shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plan and outstanding on the date hereof or issued in compliance with clause (iv) below or upon the conversion of 5% Preferred Stock, (ii) upon the expiration of any restrictions on any restricted stock granted under the Company Stock Plan and outstanding on the date hereof or issued in compliance with clause (iv) below, (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary's capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the

  Company, and (iv) issuances of restricted stock or phantom stock granted after February 15, 2008 under the Company Stock Plan to employees and directors in amounts consistent with past practice or pursuant to action taken by the Board of Directors of the Company (or a committee thereof) and in the aggregate not covering more than 600,000 shares of Company Common Stock, which, subject to Section 2.4, shall vest in accordance with the schedule set forth on Schedule 4.1(b) of the Company Disclosure Letter.

          (c)    Governing Documents; DGCL Section 203.    The Company shall not amend or propose to amend the Company Certificate of Incorporation or the Company Bylaws and shall not permit any of its Significant Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar organizational documents. The Company shall not permit any of its Subsidiaries to amend its certificate of incorporation or bylaws (or equivalent organizational documents) if such amendment would be materially adverse to the ability of Parent to effect the Financing as provided in the Commitment Letter or any New Commitment Letter. Other than with respect to Parent, Merger Sub, the Merger and the Voting Agreements, the Company shall not waive application of Section 203 of the DGCL with respect to any person or transaction covered thereby.

          (d)    No Acquisitions.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses as to which the purchase price (including assumed indebtedness for borrowed money) is not in excess of $100.0 million in the aggregate in any 12 month period from the date hereof and that are made following reasonable advance notice to Parent, or (iii) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly-owned Subsidiary of the Company or any existing joint venture investment of the Company or any of its Subsidiaries) except in each case for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case existing as of the date of this Agreement or otherwise not in excess of $100.0 million in the aggregate in any 12 month period from the date hereof and that are made following reasonable advance notice to Parent.

          (e)    No Dispositions.    The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any corporation, partnership, other business organization or division or any material assets thereof or equity interests therein, other than (i) any sales, leases or dispositions in the ordinary course of business (which shall not include sales, leases or other dispositions of any (x) corporation, partnership, other business organization or division or (y) plants, facilities and material real property and other material operating assets) or pursuant to agreements existing on the date hereof or dispositions set forth in Schedule 4.1(e) of the Company Disclosure Letter, (ii) any sale, lease or disposition for an amount not in excess of $100.0 million in the aggregate and made following reasonable advance notice to Parent and (iii) sales of receivables under the accounts receivable facilities existing on the date of this Agreement as the same may be amended or replaced in accordance with this Agreement.

          (f)    No Dissolution, Etc.    The Company shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization. The Company shall not permit any of its Subsidiaries to adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization if such action would be materially adverse to the ability of Parent to effect the Financing as provided in the Commitment Letter or any New Commitment Letter.

          (g)    Accounting.    The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP or statutory accounting requirements or similar principles in Non-U.S. jurisdictions or as disclosed in any Company SEC Document.

          (h)    Insurance.    The Company shall, and shall cause its Subsidiaries to, (i) use reasonable best efforts to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities' past practice and (ii) not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the losses claimed are in excess of $10.0 million.

          (i)    Tax Matters.    Except as otherwise done pursuant to an acquisition permitted by Section 4.1(d) or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice) except where such action would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where the amount of such settlement or compromise does not exceed the greater of 120% of the reserve for such matter on the Company financial statements or $5.0 million, or (iii) change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years except where such change would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole. The Company shall promptly deliver to Parent copies of any material correspondence received from any Tax authority with respect to material Tax matters, including all significant correspondence regarding the examination report and proposed adjustments dated April 12, 2007 for HMP Equity Holdings Corporation.

          (j)    Certain Employee Matters.    The Company shall not, and shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation payable or to become payable to any of the directors or officers listed in Item 10 of the Company's Annual Report on Form 10-K for the year ended December 31, 2006 or elected subsequent thereto (the "Corporate Officers"), except increases made in the ordinary course of business substantially consistent with past practice, and provided, that payments of bonuses to Corporate Officers of the Company in 2008 in accordance with the terms of the 2007 bonus plan described in Schedule 4.1(j) of the Company Disclosure Letter (a true, correct and complete copy has been provided to Parent) shall not (for purposes of this Section 4.1(j)) constitute an increase in compensation nor shall the establishment of a 2008 bonus plan on terms substantially consistent with the 2007 bonus plan; (ii) pay or agree to pay to any Corporate Officer, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the Company's existing Employee Benefit Plans or otherwise contemplated by this Agreement; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any Corporate Officer of the Company; or (iv) except as otherwise done pursuant to an acquisition permitted by Section 4.1(d), establish or become obligated under any collective bargaining agreement or Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement (other than any new collective bargaining agreement or Employee Benefit Plan that replaces an existing agreement or plan and contains terms that in the aggregate are not materially less favorable to the Company than the agreement or plan being replaced), or amend any such plan, agreement or arrangement in existence on the date of this Agreement if such amendment would be on terms that are materially adverse to the Company. In relation to any UK Benefit Plan, the Company shall not, and shall not permit, other than as compelled by law, any of its Subsidiaries to: (i) make any material change to such UK Benefit Plan or to the benefits provided under it, or (ii) take any action or fail to take any action within its control with respect to which such action or inaction would, or would reasonably be expected to, cause the UK Pensions Regulator to exercise its powers under Section 38, 43, 47 or 52 of the Pensions Act 2004 (other than as a result of the transactions contemplated by this Agreement).

          (k)    Related Party Agreements.    The Company shall not enter into or amend in any material manner any contract, agreement or commitment with any former or present director or officer of the Company, or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act, except as described in the SEC Documents or permitted under Section 4.1(j) above.

          (l)    Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any indebtedness thereof, other than Permitted Encumbrances. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict (1) (A) the incurrence of indebtedness for borrowed money under existing credit facilities or accounts receivable securitization facilities made in the ordinary course of the Company's business consistent with past practice, (B) extensions, renewals or refinancings of indebtedness outstanding under the existing accounts receivable securitization facilities or other existing credit facilities of the Company and its Subsidiaries, in each case (x) no earlier than six months prior to the date such facilities mature or otherwise become due pursuant to the terms of the definitive documentation relating thereto (in each case as in effect on the date of this Agreement), (y) only to the extent such facilities may be extended, renewed or refinanced without premium or penalty and (z) provided, that any such extension, renewal or refinancing of a facility does not increase the aggregate principal amount of indebtedness that may be incurred under such facility, (C) additional borrowings in an amount not to exceed $50.0 million in the aggregate that, in each case, permit prepayment of such indebtedness without penalty (other than LIBOR breakage costs), (D) indebtedness incurred in the ordinary course of business and pre-payable without more than a de minimis premium or penalty for borrowed money related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Company's or its Subsidiaries' existing credit facilities, in an amount not to exceed $15.0 million in each individual case, (E) indebtedness incurred by the Company that is owed to any 90% or greater owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or another 90% or greater owned Subsidiary of the Company or (F) any indebtedness incurred or assumed in connection with any acquisition permitted by Section 4.1(d) or (2) the creation of any Encumbrances securing any indebtedness permitted to be incurred by clause (1) above.

          (m)    Material Contracts.    Except pursuant to an acquisition permitted by Section 4.1(d) or to employment or compensation arrangements with directors and officers, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend or modify in any manner materially adverse to the Company and its Subsidiaries taken as a whole (i) any contract or agreement

  (A) described in clause (i) and clause (ii) of the definition of "Company Contract", (B) containing actual or contingent obligations of the Company or its Subsidiaries secured by a lien (other than Permitted Encumbrances) in excess of $15.0 million (except as otherwise permitted by Section 4.1(l)) (C) pursuant to which the Company or any of its Subsidiaries is burdened from continuing indemnification, "earn out" or other contingent payment obligations that in each case would reasonably be expected to result in payments in excess of $5.0 million (provided, that nothing in this clause (i)(C) shall prohibit entering into customer agreements and supply agreements in the ordinary course of business consistent with past practice) or (D) under which the Company or any Subsidiary of the Company is the landlord, tenant, subtenant or occupant with respect to real property that has an aggregate value, or involves payment by or to the Company or any of its Subsidiaries of more than $25.0 million or (ii) any supply or sales agreement that has an aggregate value, or involves payment by or to the Company or any of its Subsidiaries of more than $75.0 million on an annual basis or that has an aggregate value, or involves payment by or to the Company or any of its Subsidiaries of more than $150.0 million for the duration of the agreement, except for renewal(s), made following reasonable advance notice to Parent, on substantially similar terms of existing contracts or replacements of existing contracts with new counterparties on substantially similar terms to the existing contract being replaced.

          (n)    Capital Expenditures.    The Company shall not, and shall not permit its Subsidiaries to, authorize or make capital expenditures which are, in the aggregate (i) less than 75% or (ii) greater than 110%, in each case of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the period indicated as set forth in Schedule 4.1(n) of the Company Disclosure Letter except for capital expenditures to repair damage resulting from casualty events for which there is a reasonable basis for a claim for insurance.

          (o)    Prepayment of Debt.    Except (i) pursuant to Section 5.15, and (ii) the repayment of indebtedness (A) under the existing credit and securitization facilities of Huntsman International LLC and under other existing lines of credit of the Company and its Subsidiaries, or (B) pursuant to notes that as of the date hereof contractually require prepayment with proceeds from any divestiture or otherwise, the Company shall not, and shall not permit its Subsidiaries to, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $50.0 million (subject, in each case, to the terms of Section 4.1(l)).

          (p)    Settlement of Claims.    Except as otherwise permitted in this Section 4.1 and except, with respect to Tax and insurance matters not prohibited by Section 4.1(h) and Section 4.1(i), the Company shall not, and shall not permit its Subsidiaries to, pay, discharge, waive, settle, compromise or otherwise satisfy any claim, action or proceeding (including any pending or threatened claim, action or proceeding) against the Company, any Subsidiary of the Company, or any of their respective directors or officers, other than settlements or compromises of claims, actions or proceedings in the ordinary course of business consistent with past practice which (A) do not involve a payment by the Company or any of its Subsidiaries of $5.0 million individually, (B) would not prohibit or materially restrict the Company and its Subsidiaries from operating their business in the manner currently conducted, but in no event including any claim, action, proceeding, inquiry, negotiation or investigation relating to any antitrust, competition or similar regulatory matter and (C) do not involve an admission of criminal wrongdoing by any of the Company, any Subsidiary of the Company or any material equitable relief against the Company or any of its Subsidiaries.

          (q)    Agreements.    The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

        4.2    No Solicitation.

          (a)   Except as may be permitted by this Section 4.2, the Company shall, and the Company shall cause its Subsidiaries and Representatives to, (x) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any actual or potential Competing Proposal and (y) with respect to third parties with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, the Company shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its Representatives. Except as otherwise specifically permitted by this Section 4.2 the Company agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers or employees to, and it will use its reasonable best efforts to cause its agents and representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a Competing Proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to a Competing Proposal or any indication of interest that could reasonably be expected to lead to a Competing Proposal, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to a Competing Proposal or any indication of interest that could reasonably be expected to lead to a Competing Proposal, (iv) approve or recommend to the Company's stockholders any Competing Proposal or (v) approve or recommend to the Company's stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 4.2(b)(ii)).

          (b)   Notwithstanding anything in this Agreement to the contrary, the Company or its Board of Directors or any committees thereof may:

              (i)  to the extent applicable, comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act; provided, however, that none of the Company, the Board of Directors or any committee thereof shall, except as expressly permitted by Section 4.2(b)(iii) or Section 4.2(c), recommend any Competing Proposal or withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of this Agreement in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the adoption of this Agreement by the Company's stockholders, the Company may engage in the activities prohibited by Sections 4.2(a)(ii) and 4.2(a)(iii) with any Person who has made a bona fide written Competing Proposal that did not result from a violation of Section 4.2(a)(i); provided, that (x) no non-public information may be furnished until the Company receives an executed Acceptable Confidentiality Agreement from any such Person with whom the Company has not previously entered into a confidentiality agreement prior to the date of this Agreement that related to a transaction of the type specified in the definition of Competing Proposal and provided, that any such Acceptable Confidentiality Agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 4.2, and (y) prior to taking any such actions, the Board of Directors of the Company or the transaction committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal and after consultation with its outside counsel, the Board of Directors of the Company or the transaction committee thereof determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

            (iii)  prior to the adoption of this Agreement by the Company's stockholders, in response to a Competing Proposal, (A) recommend such Competing Proposal to its stockholders or withdraw, amend or modify its recommendation in favor of this Agreement and the Merger and (B) if the Board of Directors of the Company (or the transaction committee thereof) so chooses, cause the Company to terminate this Agreement pursuant to Section 7.1(d) but only if prior to taking any such action described in clause (A) or (B), (x) the Board of Directors of the Company (or the transaction committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Competing Proposal), and (y) the Company shall have given notice to Parent that the Company has received such Superior Proposal, attaching a copy of such Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and specifying the identity of the Person making such Superior Proposal and informing Parent that the Company intends to terminate this Agreement in accordance with the terms hereof, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the meeting of the Company's stockholders to consider the adoption of this Agreement and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board of Directors of the Company (or the transaction committee thereof), after consultation with the Company's financial and legal advisors, shall have determined in good faith that the third party's Competing Proposal remains a Superior Proposal with respect to Parent's revised proposal; provided, that each time material modifications to the financial terms of a Competing Proposal determined to be a Superior Proposal are made the time period set forth in this clause (y) prior to which the Company may change its recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to Parent and (C) in light of such Superior Proposal, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors of the Company to withdraw or modify its approval or recommendation of this Agreement and the Merger would be inconsistent with its fiduciary duties under applicable law.

          (c)   Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors or any transaction committee thereof shall be permitted, at any time prior to the adoption of this Agreement by the stockholders of the Company, other than in connection with a Competing Proposal, (i) to withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, and (ii) if the Board of Directors of the Company (or the transaction committee thereof) so chooses, cause the Company to terminate this Agreement pursuant to and to the extent permitted by Section 7.1(d) but only if prior to taking any such action described in clause (i) or (ii), the Board of Directors of the Company (or the transaction committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law and the Company has given 48 hours advance notice to Parent that the Company intends to take such action.

          (d)   Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by the Company that describes the Company's receipt of a Competing Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Competing Proposal or the withdrawal, amendment or modification of the recommendation of the Company's Board of Directors or the transaction committee thereof in favor of the adoption of this Agreement and the Merger; provided, however, that the Company shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such statement, if such statement is to be made and released in a writing.

          (e)   The Company shall advise Parent of the receipt by the Company of any Competing Proposal or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that has made or informs the Company that it is considering making a Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal or which is reasonably likely to lead to a Competing Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48 hour time frame) the identity of each party that makes any such proposal or offer and a copy of any such proposal or offer (or, where no such copy is available, a description of any such proposal or offer). The Company shall (i) keep Parent informed on a reasonably prompt basis of the status of any such proposal or offer and (ii) provide Parent promptly, and in any event within 48 hours, with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.

          (f)    Any action pursuant to Sections 4.2(b), (c) or (d) shall not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement.

          (g)   For purposes of this Agreement, the following terms shall have the following meanings: (i) "Competing Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of the Company, (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or "group" (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 25% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or "group" of 25% or more of the voting stock of the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the voting stock of the Company, (ii)"Superior Proposal" means any written proposal by any Person or "group" (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (x) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 50% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, respectively, or (y) more than 50% of the Company's voting capital stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Board of Directors of the Company or the transaction committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, (A) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Merger (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement) and (B) is reasonably likely to be consummated and (iii) "Acceptable Confidentiality Agreement") means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

          (h)   Except to facilitate the making of a Superior Proposal which facilitation is otherwise in compliance with this Section 4.2, the Company shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive, and shall seek to enforce to the fullest extent permitted under applicable law, any provision of any confidentiality agreement or standstill agreement to which it or any of its Subsidiaries is a party (other than the Confidentiality Agreement) unless the Company's Board of Directors determines in good faith, after consultation with its outside legal counsel, that compliance with the terms of this Section 4.2(h) would be inconsistent with its fiduciary duties under applicable law.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Preparation of Proxy Statement.     Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. The Company shall promptly prepare and file with the SEC a preliminary Proxy Statement (and in any event no later than 30 days following the date of this Agreement); provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the comments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company.

        5.2    Access to Information.     The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the "Representatives"), during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 7.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the Parent and its Representatives such information concerning the Company's and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, that any such access pursuant to this Section 5.2 shall be coordinated through one of the individuals listed on Schedule 5.2 of the Company Disclosure Letter. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company's good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement dated as of June 1, 2007 between an Affiliate of Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and, subject to Section 7.2, shall apply to all information furnished thereunder or hereunder.

        5.3    Stockholders' Meeting and Board Recommendation.     The Company shall call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the Company's stockholders (and in any event no later than 45 days after the mailing of the Proxy Statement), and the Company's obligation to call, hold, and convene such meeting in accordance with this Section 5.3 shall not be affected by (i) the commencement, proposal, disclosure, or announcement of any Competing Proposal or (ii) the withdrawal, amendment, or modification of the recommendation by the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement, unless in either case the Agreement is terminated pursuant to Article VII. Subject to Sections 4.2(b)(iii) and 4.2(c), (i) the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company's stockholders' meeting and the Board of Directors of the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Company's stockholders' meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company's stockholders' meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company's stockholders' meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, that no adjournment may be to a date on or after three Business Days prior to the date set forth in Section 7.1(b)(ii).

        5.4    HSR and Other Approvals.

          (a)   Except for the filings and notifications made pursuant to the Premerger Notification Rules (as defined below) or other applicable Antitrust Laws (as defined below) to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

          (b)   As promptly as reasonably practicable following the execution of this Agreement, the parties shall make all premerger notification filings required under the HSR Act (which shall be made no later than 15 Business Days after the date hereof) or identified in Schedule 3.1(c) of the

  Company Disclosure Letter and Schedule 3.2(b) of the Parent Disclosure Letter pursuant to the pre-merger notification rules identified therein (the "Premerger Notification Rules"). Each of Parent and the Company shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege; and (iii) permit the other party to review and incorporate the other party's reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege. Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules and approval by any relevant Antitrust Authority; provided, that any reasonable action by Parent to resist or reduce the scope of a Divestiture Action (as defined below) shall be deemed consistent with such reasonable best effort, even if it delays such expiration to a date not beyond the Termination Date. Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the Merger or filings under any Premerger Notification Rules from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction ("Antitrust Authority"). Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to the Merger or filings under any Premerger Notification Rules, including any communications with any Antitrust Authority relating to any contemplated or proposed Divestiture Action, provided, that it shall afford the Company a reasonable opportunity to participate therein. Neither party shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Premerger Notification Rules without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of either party, shall be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent shall engage in any substantive communication with any Governmental Entity with respect to any proposed Divestiture Action without the consent of the other party. Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that any such action may, at the discretion of the

  Company, be conditioned upon consummation of the Merger) (each a "Divestiture Action") to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, ("Antitrust Prohibition") or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Premerger Notification Rule or other Antitrust Law, Parent shall take all action necessary, including but not limited to any Divestiture Action to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

          (c)   The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under an Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or any other Antitrust Laws; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a date not beyond the Termination Date.

          (d)   If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

        5.5    Employee Matters.

          (a)   Parent shall take such action as may be necessary so that on and after the Effective Time, and for one year thereafter, officers and employees of the Company and its Subsidiaries not covered by any collective bargaining agreement or labor contract who remain employed after the Closing by Parent or any member of its "controlled group" within the meaning of Section 414 of the Code (the "Parent Group"), including the Company or its Subsidiaries, are provided base salary, base wages and annual and incentive compensation opportunities and employee benefits (including defined benefit and retiree health), plans and programs (excluding such plans relating to equity-based compensation arrangements) which, in the aggregate, are no less favorable than those made available by the Company and its Subsidiaries to its officers and employees immediately prior to the Effective Time. To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the Parent Group to officers and employees of the Company and its Subsidiaries, such officers and employees will be credited with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service with a predecessor was so recognized under analogous Employee Benefit Plans of the Company and its Subsidiaries prior to the Effective Time. The eligibility of any such officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of the Parent Group shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Effective Time. Amounts paid before the Effective Time by such officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Parent Group to the same extent as if such amounts had, when paid, been paid under such health plans of the Parent Group. Nothing contained in this Section 5.5(a) shall create any rights in any officer or employee of the Company or any of its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever or, except as set forth in the following sentence, limit Parent's or the Surviving Corporation's power to amend or terminate any particular Employee Benefit Plan or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan. To the extent that an agreement listed in Schedule 3.1(m) of the Company Disclosure Letter obligates the Company to require a purchaser or merger partner to assume the terms of that agreement, Parent agrees to recognize, and cause the Surviving Corporation to recognize, the entity that is a party to such an agreement as the exclusive bargaining representative of the covered employees and to adopt and cause the Surviving Corporation to adopt, the terms of that agreement and any related and current memorandums of agreement between the Company and such entity.

          (b)   For a period of at least twelve months from the Effective Time, Parent Group shall not terminate or otherwise amend the severance plans described in Schedule 5.5(b) of the Company Disclosure Letter in a manner adverse to any officer or employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time.

          (c)   The Company shall cooperate with Parent in respect of any material contributions, other than in the ordinary course of business consistent with past practice, that may be required or requested (by applicable plan trustees, the PBGC or other applicable Governmental Entity, or otherwise) to any Employee Benefit Plan (including any UK Benefit Plan), such cooperation to include providing Parent with access to all meetings of or with the person(s) or body(ies) requesting such contribution. The Company will promptly notify Parent of any such request for contribution or meeting or any other notice received from a Governmental Entity in respect of any Employee Benefit Plan, other than a notice in the ordinary course of business consistent with past practice.

        5.6    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time and until the six year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its

  Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use their reasonable best efforts to assist in the defense of any such matter, provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 5.6 except to the extent such failure materially prejudices such party's position with respect to such claims) and, if required by law, shall deliver to Parent and the Surviving Corporation an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that Parent shall not be obligated pursuant to this Section 5.6(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

          (b)   Notwithstanding Section 1.4, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.

          (c)   Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.6(a), relating to the enforcement of such Indemnified Person's rights under this Section 5.6 or under any charter, bylaw or contract.

          (d)   Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, "tail" insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent be required to spend more than 300% (the "Cap Amount") of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 3.1(q) of the Company Disclosure Letter) for the six years of coverage under such tail policy; provided further, that if the cost of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage as is reasonably obtainable for the Cap Amount.

          (e)   In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his heirs and representatives. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 5.6.

        5.7    Agreement to Defend; Stockholder Litigation.     In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto; provided, that nothing in this Section 5.7 shall limit Parent's or Merger Sub's obligations under Section 5.4 hereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, conditioned or delayed.

        5.8    Public Announcements.     The parties hereto will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or, to the extent practicable, other public statements with respect to this Agreement, the Merger or the other Transactions, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange or as permitted by Section 4.2 (in which case such party will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure).

        5.9    Advice of Certain Matters; Control of Business.     Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Premerger Notification Rules as provided in Section 5.4, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company's operations.

        5.10    Conveyance Taxes.     The Company and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

        5.11    Investigation by Parent and Merger Sub; No Other Representations or Warranties.

          (a)   Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with such investigation, Parent, Merger Sub and their Representatives have received from the Company or its Representatives certain other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information.

          (b)   Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement (as modified by the Company Disclosure Letter or as disclosed in the SEC Documents) and in any certificate provided pursuant to Section 6.2(c), neither the Company nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company's securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

              (i)  any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

             (ii)  any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement.

        5.12    Financing.

          (a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; and (z) consummate the Financing at or prior to Closing; and (ii) seeking to enforce its rights under the Commitment Letter. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

          (b)   Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternate Financing contemplated by any Alternate Financing. Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of the Company.

          (c)   If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions ("Alternate Financing") and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued, to the extent needed to fund the Required Amounts, and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Commitment Letter (the "New Commitment Letter"). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under the New Commitment Letter. In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Commitment Letter shall be deemed to refer to the New Commitment Letter, as applicable.

        5.13    Reasonable Best Efforts; Notification; Solvency Letter.

          (a)   Except to the extent that the parties' obligations are specifically set forth elsewhere in this Article V, upon the terms and subject to the conditions set forth in this Agreement (including Section 4.2), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Financing including (i) the obtaining of all necessary consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an any suit, action or proceeding by, any Governmental Entity, except with respect to Antitrust Authorities, which shall be governed by Section 5.4, (ii) the obtaining of all consents from (A) third parties reasonably requested by Parent or the Company and (B) the Persons set forth on Schedule 5.13(a) of the

  Parent Disclosure Letter, provided, that, with respect to this clause (B), "reasonable best efforts" shall mean and include the exercise or use, upon the reasonable request by (and for the expense of) Parent, by the Company of all rights and remedies necessary or available under the contract under which the consent is sought (but shall not include the initiation of any legal proceeding unless Parent and the Company mutually agree), to procure the waivers or consents to assignment set forth in such Schedule 5.13(a) of the Parent Disclosure Letter (provided, that, notwithstanding the foregoing, in connection with obtaining the consents referred to in clauses (A) and (B), (x) the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor make any commitment to do the same, nor incur or agree to incur any non-de minimis liability due to such Person in connection therewith and (y) none of Parent, Merger Sub or any of their respective Subsidiaries shall be required prior to the Closing to pay or commit to pay to any person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor make any commitment to do the same, nor incur or agree to incur any non-de minimis liability due to such Person in connection therewith) and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the Financing and to fully carry out the purposes of this Agreement.

          (b)   The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, reasonable cooperation in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof). In furtherance of and not in limitation of the foregoing, the Company shall (i) cause the senior officers of the Company to be reasonably available, on reasonable advance notice, to Parent and Merger Sub and the financial institutions providing the Financing to participate in due diligence sessions and to participate in presentations (including any "road shows" or similar presentations) related with the Financing, (ii) assist in the preparation of one or more appropriate and customary offering documents and assisting Parent and Merger Sub and the financial institutions providing the Financing in preparing other appropriate and customary marketing materials, in each case to be used in connection with the Financing, (iii) request the Company's independent auditors to prepare and deliver "comfort letters," dated the date of each offering document used in connection with any transaction in connection with the Financing (with appropriate bring down comfort letters delivered on the closing date of the Financing), in compliance with professional standards and otherwise on terms reasonably acceptable to Parent and Merger Sub, as the case may be, and (iv) request that the administrative agent and collateral agent under the existing credit facility of Huntsman International LLC (the "Existing Credit Agreement") provide a debt payoff letter and related ancillary agreements, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Financing; provided, however, that the Company shall be reimbursed promptly (and in any event within 10 Business Days of providing invoices to Parent) by Parent for all out-of-pocket expenses incurred in connection with the foregoing. Nothing contained in this Section 5.13(b) shall require (i) the Company or its senior officers to engage in any action that would interfere unreasonably with the business of the Company and its Subsidiaries or (ii) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith except (x) with respect to information supplied by the Company, its Subsidiaries and representatives specifically for inclusion or incorporation by reference therein and/or (y) to the extent such losses and damages arise from the willful misconduct of the Company or any of its or its Subsidiaries' officers, directors, employees or representatives.

          (c)   The Company shall use its reasonable best efforts to prepare, or cause to be prepared, and to deliver or cause to be delivered to Parent, financial statements and other financial data of the Company as would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were an offering by the Company alone which was being registered with the SEC on a registration statement on Form S-1 (or any applicable successor form) under the Securities Act (such financial statements and other financial data, the "Section 5.13(c) Financial Information"). The Company shall assist and cooperate in good faith with Parent and its Affiliates in preparing all such financial statements, including (i) permitting reasonable access to the auditors, auditor workpapers (to the extent permitted by the auditors preparing same), employees, books and records, and any financial data (including updated budgets and projections) reasonably requested by Parent and (ii) providing customary representations to auditors and any additional financial information and assistance in connection therewith as may be reasonably requested by Parent or its representatives in connection with any filing with the SEC undertaken by Parent or its representatives; provided, however, that the Company shall be reimbursed promptly (and in any event within 10 Business Days of providing invoices to Parent) by Parent for all out-of-pocket expenses (including auditors' fees) that are incurred in complying with the terms of this Section 5.13(c).

          (d)   The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 6.2(a) or 6.3(a) not being met, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (e)   Parent and its Affiliates shall not (i) amend or otherwise change any of its or Merger Sub's organization documents, or (ii) enter into any transaction or take any action, including asset sales, divestitures or other distributions, or payment of dividends or other distributions, or any merger, acquisition, investment, joint venture, lease, contract or financing that in the case of clause (i) or (ii) could reasonably be expected to have a Parent Material Adverse Effect or to cause a material delay in the satisfaction of the conditions contained in Section 6.1 or 6.3.

          (f)    Parent shall deliver to the Company and the Company's Board of Directors prior to the Closing a letter reasonably satisfactory to the Company (a "Solvency Letter") addressed to the Company and the Company's Board of Directors from an independent third party selected by Parent and reasonably satisfactory to the Company (the "Appraiser") opining that, immediately after the Effective Time and after giving effect to the Merger and the other Transactions (including the Financing), (i) the aggregate value of the Surviving Corporation's assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (iii) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business, based upon (A) the proposed financing structure for the Merger and (B) certain other financial information to be provided to the Appraiser by Parent. The Company acknowledges and agrees that the form and substance of the Solvency Letter and the Appraiser shall be deemed acceptable to the Company if the same are acceptable to the financial institutions providing the Financing (or any Alternate Financing pursuant to Section 5.12).

        5.14    5% Preferred Stock Conversion.     Upon the request of Parent on a date mutually agreed by Parent and the Company, the Company shall, or shall cause the transfer agent under the 5% Preferred Stock to, commence a provisional conversion (the "Preferred Stock Conversion") of the 5% Preferred Stock in accordance with Section 9(a)(ii) and the other applicable provisions of the Certificate of Designations and applicable law. The Preferred Stock Conversion shall be conducted such that, subject to, and effective immediately prior to, the Effective Time, all shares of 5% Preferred Stock shall have been converted pursuant to their terms into that number of shares of Company Common Stock specified in the Certificate of Designations.

        5.15    Debt Offer.

          (a)   Prior to the Closing Date, Merger Sub intends to commence a tender offer and consent solicitation for some or all of the outstanding secured, senior and subordinated notes issued by the Company or any of its Subsidiaries (the "Notes"), on the terms and conditions set forth in Schedule 5.15 of the Parent Disclosure Letter (the "Debt Offer"). Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase and consent solicitation statements, related letters of transmittal and other related documents (collectively, the "Offer Documents"). The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, reasonable cooperation in connection with the preparation of the Offer Documents and the consummation of the Debt Offer, including with respect to the Company's execution of supplemental indentures reflecting amendments to the indentures applicable to the debt subject to any Debt Offer to the extent approved by any required consents of holders of such debt. All mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Merger Sub to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 5.15, Merger Sub shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable law conflict with this Section 5.15, the Merger Sub shall comply with the applicable law and shall not be deemed to have breached its obligations hereunder by such compliance.

          (b)   If requested by Parent in writing, in lieu of Merger Sub commencing or closing a Debt Offer for any series of Notes, the Company shall, to the extent permitted by the indentures under which the Notes were issued, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge or such series of Notes pursuant to such applicable indenture at the Effective Time; provided, that prior to the Company being required to issue any irrevocable notice of redemption with respect to any such series of Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under such applicable indenture sufficient funds to effect such redemption, satisfaction and discharge.

          (c)   All reasonable fees and expenses (and all other fees and expenses consented to by Parent) incurred by the Company in connection with the activities set forth in this Section 5.15 shall be paid by Parent. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the Debt Offer and any information contained in the Offer Documents in connection therewith, except (i) with respect to information supplied by the Company, its Subsidiaries and representatives in writing specifically for inclusion or incorporation by reference therein and (ii) to the extent such losses and damages arise from the willful misconduct of the Company or any of its or its Subsidiaries' officers, directors, employees or representatives.

        5.16    Rule 16b-3.     Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable law:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, the Company Certification of Incorporation and the Company Bylaws.

          (b)    Approvals.    The waiting periods and approvals applicable to the consummation of the Merger pursuant to the Premerger Notification Rules described in Schedule 6.1(b) shall have expired, been terminated or been obtained, as applicable. All other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity, including any Antitrust Authority other than as set forth in Schedule 6.1(b) under the Premerger Notifications Rules, shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (assuming the Merger has occurred).

          (c)    No Injunctions or Restraints.    No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulations shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited, including any Antitrust Prohibition.

        6.2    Additional Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable law:

          (a)    Representations and Warranties of the Company.    Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except (i) for such failures (other than in respect of the representations and warranties contained in the second, fifth and seventh sentence of Section 3.1(b)) to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect, except in the case of Section 3.1(f)) that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for failures in the representations and warranties contained in the second, fifth and seventh sentence of Section 3.1(b) that would result in the payment of more than $5,000,000 of additional Merger Consideration and Option Consideration, in the aggregate.

          (b)    Performance of Obligations of the Company.

              (i)  The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement (other than the obligations set forth in Section 5.4) at or prior to the Closing Date.

             (ii)  The Company shall have complied in all respects with all obligations required to be performed or complied with by it under Section 5.4 of this Agreement at or prior to the Closing Date (or at or prior to any earlier date specified in such Sections), except for such instances of non-compliance that, individually or in the aggregate, would not have, or would not be reasonably likely to have, a material and adverse effect on the ability of Parent and Merger Sub to satisfy the conditions set forth in Sections 6.1(b) and 6.1(c).

          (c)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the earlier of (i) the Outside Date or (ii) the Closing Date, confirming that the conditions in Sections 6.2(a) and (b) have been satisfied.

          (d)    Preferred Stock Conversion.    If the Preferred Stock Conversion shall have been requested by Parent, the Preferred Stock Conversion shall have been consummated pursuant to the terms of the Certificate of Designation and pursuant to applicable law.

          (e)    Absence of Company Material Adverse Effect.    There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        6.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company in whole or in part to the extent permitted by applicable law:

          (a)    Representations and Warranties of Parent and Merger Sub.    Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only on such date), except (i) for such failures (other than in respect of the representations and warranties contained in Section 3.2(f)) to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) for failures in the representations and warranties contained in Section 3.2(f) to be true and correct in all material respects.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Solvency Letter.    Parent shall have delivered to the Company and the Company's Board of Directors the Solvency Letter pursuant to Section 5.13.

          (d)    Payment Fund.    Parent shall have deposited in the Payment Fund cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3.

          (e)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b) and (d) have been satisfied.

ARTICLE VII
TERMINATION

        7.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

          (a)   by mutual written consent of the Company and Parent in each case duly authorized by the Board of Directors (or a committee thereof);

          (b)   by either the Company or Parent:

              (i)  if (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i)(A) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement, including the obligations of Parent under Section 5.4 of this Agreement, has been the cause of or resulted in the action or event described in this Section 7.1(b)(i)(A) occurring; or (B) the adoption of this Agreement by the stockholders of the Company shall not have been obtained upon a vote held at a duly held meeting of the stockholders of the Company, or at any adjournment thereof;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m., Houston time on April 5, 2008 (such date, or the date to which it is extended pursuant to this Section 7.1(b)(ii), being the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided further, however, that, if as of the Termination Date, the condition set forth in the first sentence of Section 6.1(b) has not been met, the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Parent and Merger Sub are in material compliance with Section 5.4 hereof) by 90 days, upon the election of Parent in its sole discretion; provided further, however, that, if as of the Termination Date (as extended pursuant to the second proviso of this Section 7.1(b)(ii)), the condition set forth in the first sentence of Section 6.1(b) has not been met, the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Parent and Merger Sub are in material compliance with Section 5.4 hereof) by 90 days, upon the request of Parent or the Company for such extension, if the Board of Directors of the Company determines in good faith (after consultation with Parent), that there exists at such time an objectively reasonable probability of both (A) the condition set forth in the first sentence of Section 6.1(b) being met and (B) the consummation of the Merger occurring within such subsequent 90 day period (it being understood and agreed by the parties that any decision by the Board of Directors of the Company to not extend the Termination Date as provided in this third proviso shall in no way mitigate Parent's obligations under Section 5.4); and provided further, however, that if the Marketing Period has commenced prior to the Termination Date (as extended pursuant to the second or third proviso of this Section 7.1(b)(ii)) and has not been completed by the Termination Date (as so extended), the Termination Date (as so extended) shall be extended to the first Business Day after the date on which the Marketing Period is completed; or

            (iii)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination (a "Terminable Breach"); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (c)   by Parent within 15 Business Days thereafter if (A) the Board of Directors of the Company or the transaction committee thereof shall have withdrawn, modified or changed, in any manner that is adverse to Parent, its approval or recommendation to the stockholders of the Company with respect to this Agreement and the Merger, (B) a tender or exchange offer that would constitute a Competing Proposal is commenced and the Board of Directors or a committee thereof fails to recommend against acceptance of such tender or exchange offer within 10 Business Days after the commencement thereof (it being understood and agreed that any "stop, look and listen" communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), or (C) the Company, the Board of Directors of the Company or the transaction committee thereof approves or recommends any Competing Proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement);

          (d)   by the Company (i) if the Board of Directors of the Company or the transaction committee thereof shall have withdrawn, amended or modified its recommendation, and recommended against adoption of this Agreement and the Merger in accordance with Section 4.2(c), or (ii) if the Board of Directors of the Company or the transaction committee thereof changes its recommendation in accordance with Section 4.2(b)(iii); provided, that the Company may not effect such termination unless (1) the Company has contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 7.3(b) and (2) with respect to the prior clause (ii) only, the Company has not materially breached the terms of Section 4.2; or

          (e)   by the Company, if (A) except such conditions that, by their nature, can only be satisfied at Closing, all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived and (B) the Merger shall not have been consummated on or prior to the Termination Date, other than as a result of the Company's refusal to close in violation of this Agreement.

        7.2    Notice of Termination; Effect of Termination.

        (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 7.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.

        (b)   In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the fifth and sixth sentences of Section 5.2, Section 7.3, Section 7.4 (if applicable) and Article VIII; provided, however, that no such termination (or any provision of this Agreement) shall relieve any party from liability for any damages (including, in the case of the Company, claims for damages based on the consideration that would have otherwise been payable to the stockholders of the Company, and, in the case of Parent and Merger Sub, claims for damages based on loss of the economic benefits of the transaction) for a knowing and intentional breach of any covenant hereunder.

        7.3    Expenses and Other Payments.

          (a)   Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

          (b)   If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $225 million plus the Reimbursement Amount, in cash, by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid on the date of termination of this Agreement.

          (c)   If either Parent or the Company terminates this Agreement pursuant to clause (B) of Section 7.1(b)(i) and (i) (x) at the time of the stockholders' meeting there shall have been publicly announced a bona fide Competing Proposal (provided, that any reference in the definition of Competing Proposal to 25% shall be deemed to be a reference to 50.1% for the purposes of this clause (x)) that shall have not been withdrawn at least five Business Days prior to the date of the stockholders meeting or (y) at the time of the stockholders' meeting less than 50.1% of the total issued and outstanding voting power of the Company Common Stock shall be contractually committed (whether pursuant to the Voting Agreements or another similar voting agreement with Parent) to vote in favor of the adoption of this Agreement and the Merger and (ii) within 12 months after the date of such stockholders' meeting, the Company enters into a definitive agreement with respect to or consummates a Competing Proposal, then at the closing or other consummation of such Competing Proposal the Company shall pay Parent (I) under the circumstances in the foregoing clause (x), a fee of $225 million plus the Reimbursement Amount or (II) under the circumstances in the foregoing clause (y), the Reimbursement Amount, in either case in cash, by wire transfer of immediately available funds to an account designated by Parent.

          (d)   If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i)(A) and at that time there exists any Antitrust Prohibition, (ii) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii) including if the Board of Directors of the Company determines not to extend the Termination Date pursuant to the third proviso of Section 7.1(b)(ii) and (A) the condition specified in Section 6.1(b) has not been satisfied or (B) there exists any Antitrust Prohibition, (iii) the Company terminates this Agreement pursuant to Section 7.1(b)(iii) as a result of a breach by Parent or Merger Sub of Section 5.4 or Section 5.12, or (iv) the Company terminates this Agreement pursuant to Section 7.1(e) , then Parent shall pay to the Company a fee of $325 million in cash by wire transfer of immediately available funds to an account designated by the Company. If the fee shall be payable pursuant to the immediately preceding sentence as a result of a termination of this Agreement by the Company, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to the immediately preceding sentence as a result of a termination of this Agreement by Parent, the fee shall be paid on the date of termination of this Agreement. If Parent does not pay the fee required to be paid pursuant to this Section 7.3(d) when due and the Company provides notice to Parent that such fee is due and payable, then Parent shall, not later than two Business Days thereafter, (I) draw from the Financing (or Alternate Financing) an amount not less than $325 million and cause such funds to be held in an escrow account pursuant to the terms of the Commitment Letter (or New Commitment Letter, as applicable) or (II) ensure that the commitment contemplated by the Commitment Letter (or New Commitment Letter, as applicable) shall have been extended, in either case until such time as such amount is paid or either (x) a court of competent jurisdiction determines in a final, non-appealable decision that no such amount will be due and payable or (y) Parent and the Company mutually agree that no such fee will be due and payable.

          (e)   In no event shall Parent or the Company be entitled to receive more than one payment of a termination fee in addition to the payment of the Reimbursement Amount.

          (f)    The parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 7.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that neither the payment of the amounts by the Company specified in Section 7.3(b) or Section 7.3(c) nor the payment of the amounts by Parent specified in Section 7.3(d) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud or a knowing or intentional breach as described in Section 7.2(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 7.3 and in Section 7.4 and the specific performance remedies set forth in Section 8.11 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 7.2(b), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 7.2(b); and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 7.2(b) but subject to the terms of Section 8.10, and upon payment of such amount, none of the Company and its

  Subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 7.2(b) but subject to the terms of Section 8.10.

          (g)   In the event that Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), then in the event that such termination arises from a willful or intentional action by the breaching party, the breaching party shall pay to the terminating party an amount equal to the Reimbursement Amount, not later than three Business Days following the date of termination; provided, that, notwithstanding the foregoing, in no event shall any payment be made by Parent pursuant to this Section 7.3(g) in the event that Parent is obligated to, or does, make the payment to the Company contemplated by Section 7.3(d) .

          (h)   Except as provided in paragraphs (c) and (g) above, the Reimbursement Amount shall not be repayable by the Company to Parent.

        7.4    Financing Breach.     In the event that (i) Parent and Merger Sub are in compliance with the terms of Section 5.12 of this Agreement, (ii) the terms and conditions set forth in the Commitment Letter with respect to the Financing (or the definitive documentation entered into with respect to any Alternate Financing obtained in the manner provided in, and consistent with the terms of, Section 5.12) have been satisfied and (iii) one or more of the financing institutions obligated to provide a portion of the Financing (or such Alternate Financing) fails to provide its respective portion of such financing and, as a result, the Closing does not occur, Parent and Merger Sub shall, upon the request of the Company, promptly commence a litigation proceeding against any breaching financial institution or institutions in which it will use its best efforts to either (x) compel such breaching institution or institutions to provide its portion of such financing as required or (y) seek from the breaching institution or institutions the maximum amount of damages available under applicable law as a result of such breach. Parent and Merger Sub further agree that any amounts received by Parent and Merger Sub in settlement or resolution of any such proceeding, net of any reasonable fees and expenses incurred by Parent and Merger Sub in connection with any such proceeding, shall be paid to the Company promptly following receipt thereof by Parent and Merger Sub; provided, that if such recovery is obtained prior to the termination of this Agreement in accordance with its terms, Parent shall, subject to the other terms and conditions contained herein, complete the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Schedule Definitions.     All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

        8.2    Nonsurvival of Representations, Warranties and Agreements.     The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

        8.3    Notices.     Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), or (c) two (2) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to Parent or Merger Sub, to:
Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 Telecopy: (614) 225-7495 Attention: William Carter
with a required copy to (which copy shall not constitute notice):
Apollo Management VI, L.P. 9 West 57th Street, 43rd Floor New York, NY 10019 Telecopy: (212) 515-3288
	Attention:	Mr. Joshua Harris
Mr. Scott Kleinman
with a further required copy to (which copy shall not constitute notice):
O'Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036
	Telecopy:	(212) 326-2061
	Attention:	John M. Scott, Esq.
with a further required copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Telecopy:	(212) 403-2000
	Attention:	Andrew J. Nussbaum, Esq.
(ii)	if to the Company, to:
Huntsman Corporation 500 Huntsman Way Salt Lake City, Utah 84108
	Facsimile:	(801) 584-5782
	Attention:	General Counsel

with a required copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002
Facsimile:	713-615-5660
Attention:	Jeffery B. Floyd, Esq.

        8.4    Rules of Construction.

          (a)   Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or that such items are material to the Company and its Subsidiaries taken as a whole, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of (i) an item in one section of the Company Disclosure Letter or Parent Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the SEC Documents shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d)   All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

        8.5    Counterparts.     This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.6    Entire Agreement; No Third Party Beneficiaries.     This Agreement (together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Section 5.6 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement shall be construed to amend any Employee Benefit Plan.

        8.7    Governing Law; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (b)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND

  GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

        8.8    No Remedy in Certain Circumstances.     Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.

        8.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that (i) prior to the mailing of the Proxy Statement to the Company's stockholders, Merger Sub may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent and (ii) concurrent with the consummation of the Merger, Parent or Merger Sub may assign, in its sole discretion, any or all of its respective rights, interests and obligations under this Agreement to any debt financing source, but, in either case (x) no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and (y) no such assignment shall be made that could reasonably be expected to (1) have a Parent Material Adverse Effect or (2) cause a material delay in the satisfaction of the conditions set forth in Sections 6.1 and 6.3. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.9 shall be void.

        8.10    Affiliate Liability.     Each of the following is herein referred to as a "Company Affiliate": (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer or employee of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any personal liability or personal obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation; provided, however, that the foregoing waiver and release shall not apply to claims and obligations for liability arising (i) under the reimbursement obligations under Section 5.6, (ii) from intentional misrepresentation in connection with this Agreement or fraud, or (iii) under the Voting Agreements or any other agreement entered into with Parent or Merger Sub or any of their Affiliates by a Company Affiliate in connection with the transactions contemplated hereby.

        8.11    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, but only to the extent expressly permitted by Section 7.2(b), Section 7.3 or Section 7.4) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated on or prior to the earlier of the last day of the Marketing Period or the Termination Date (other than as a result of the Company's refusal to close in violation of this Agreement) the parties acknowledge that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger; provided, that notwithstanding the foregoing, it is agreed that the Company shall be entitled to enforce specifically the Parent's and Merger Sub's obligation to draw upon and cause the Financing to be funded if the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Financing or any Alternate Financing shall be available. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        8.12    Joint Liability.     Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

        8.13    Amendment.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.14    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

HEXION SPECIALTY CHEMICALS, INC.
By:	/s/ WILLIAM H. CARTER
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer
NIMBUS MERGER SUB INC.
By:	/s/ WILLIAM H. CARTER
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer
HUNTSMAN CORPORATION
By:	By: /s/ JON M. HUNTSMAN
Name:	Jon M. Huntsman
Title:	Chairman of the Board

Signature Page to Agreement and Plan of Merger

APPENDIX B

        THIS VOTING AGREEMENT, dated as of July 12, 2007 (this "Agreement") by and among Hexion Specialty Chemicals, Inc., a New Jersey corporation ("Parent"), the Jon and Karen Huntsman Foundation, a Utah nonprofit corporation (the "Foundation"), Fidelity Charitable Gift Fund ("CGF" and together with the Foundation, the "Stockholders" collectively, and each a "Stockholder" individually), and Jon M. Huntsman (the "Voting Agent").

        WHEREAS, the Stockholders are the holders of record and the "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of certain shares of common stock of Huntsman Corporation, a Delaware corporation (the "Company");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Nimbus Merger Sub Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), and MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P. (collectively "MP") and Parent are entering into a Voting Agreement (the "MP Voting Agreement") pursuant to which MP agrees, subject to the terms of the MP Voting Agreement, to cause to be voted in favor of the Merger certain shares beneficially owned by it;

        WHEREAS, the execution and delivery of this Agreement by the Stockholders,and the Voting Agent, and the form and substance of this Agreement, have been approved by the board of directors of the Company;

        WHEREAS, in connection with the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive the Merger Consideration; and

        WHEREAS, Parent has required, as a condition to its entering into the Merger Agreement, that the Stockholders and the Voting Agent enter into this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as set forth below:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

        1.1   Definitions. Capitalized terms used herein and not defined have the meanings given to such terms in the Merger Agreement. For purposes of this Agreement:

        "Judgment" means any judgment, order or decree.

        "Law" means any federal, state or foreign constitutional provision, statute, law (including common law), ordinance, rule, regulation or interpretation of any Governmental Entity.

        A Person is deemed to "Own" or to have acquired "Ownership" of a security if such Person (i) is the record owner of such security or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

        "Person" means any individual (including any beneficiary of the Stockholders), firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "Subject Securities" means: (i) all securities of the Company (including all shares of Company Common Stock, Company Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock but excluding the Trust Shares) Owned by a Stockholder as of the date of this Agreement; (ii) all additional securities of the Company (including all additional shares of Company Common Stock, Company Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock but excluding the Trust Shares) with respect to which a Stockholder acquires Ownership after the date of this Agreement; and (iii) all shares of Company Common Stock held by the HMP Equity Trust, a Delaware trust (the "HMP Trust") or with respect to which the Stockholders or the Voting Agent have the ability to control the voting thereof considering the particular matter to be voted upon as set forth in the HMP Trust Amended and Restated Trust Agreement dated as of February 10, 2005, as amended on July 12, 2007 (the "Trust Agreement") (such shares of the Company Common Stock as described in this clause (iii) being the "Trust Shares").

        A Person is deemed to have effected a "Transfer" of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person (other than Parent or any subsidiary of Parent), (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person (other than Parent or any subsidiary of Parent), or (iii) reduces such Person's beneficial ownership of, or interest in, such security.

        "Voting Covenant Expiration Date" means the earliest to occur of (i) the date upon which the Merger Agreement is validly terminated pursuant to the terms of Section 7.1 thereof, (ii) the Effective Time of the Merger, (iii) the date after the stockholders meeting, including any adjournment or postponement thereof, in which a vote is held concerning the approval of the Merger, and (iv) the date that any material change or amendment (a "material" change or amendment for purposes of this definition shall mean any reduction in the consideration payable pursuant to the Merger Agreement and any other change that would materially delay the consummation of the Merger) shall be made to the Merger Agreement without the written consent of the Voting Agent.

        1.2   Rules of Construction.

        (a)   Unless otherwise indicated, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section or clause shall be to the Captions, Recitals, Articles, Sections and clauses of this Agreement.

        (b)   The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

        (c)   Notwithstanding any other provision of this Agreement but subject to the introductory language in Section 3.1, this Agreement will not require the Voting Agent to take any action with respect to the Trust Shares which is not permitted by the Trust Agreement.

ARTICLE II
TRANSFER OF SUBJECT SECURITIES; VOTING RIGHTS

        2.1   Restriction on Transfer of Subject Securities. Except as expressly contemplated by Section 2.3 hereof, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall not, and the Voting Agent shall cause the HMP Trust, with respect to Subject Securities that are Class B Assets as defined in the Trust Agreement and subject further to the terms and conditions set forth in the Trust Agreement, not to, directly or indirectly, (a) cause any

Transfer of any of such Subject Securities directly or indirectly owned by such Stockholder or the HMP Trust to be effected or (b) permit any Transfer of any of such Subject Securities to be effected, except in connection with the Merger.

        2.2   Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, except as otherwise expressly contemplated by Section 2.3 hereof, the Stockholders shall not, and the Voting Agent shall cause the HMP Trust, respect to Subject Securities that are Class B Assets as defined in the Trust Agreement and subject further to the terms and conditions set forth in the Trust Agreement, not to, directly or indirectly, (a) deposit any of such Subject Securities into a voting trust or (b) except for this Agreement, grant a proxy (revocable or irrevocable) or power of attorney or enter into any voting agreement or similar agreement that could restrict or otherwise affect its legal power, authority and right to vote any of such Subject Securities.

        2.3   Permitted Transfers. Notwithstanding Sections 2.1 or 2.2, prior to such time, if it occurs, as MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B.L.P. (collectively "MP") shall enter into this Agreement as Stockholders and as a holder of beneficial interests in the HMP Trust and through the Voting Covenant Expiration Date, the Stockholders and the Voting Agent may transfer any Subject Securities if (i) the proposed transferee thereof enters into this Agreement as a Stockholder (which shall be a valid and binding obligation of and enforceable against such transferee) as if an original signatory hereto agreeing to be bound by the joint covenant and grant of proxy herein with respect to the Subject Securities so Transferred (for the avoidance of doubt, the transferee will not be required to comply with this Agreement with respect to any Company Common Stock other than such Subject Securities), (ii) the proposed Transfer shall not result in or constitute (A) an assignment of Huntsman Corporation's rights and obligations under Section 12.4 of the Purchase and Sales Agreement, dated March 23, 1994, by and among Texaco, Inc., Texaco Limited, Texaco Overseas Holdings Inc., Texaco Chemical Company and Huntsman Corporation or (B) an assignment of Huntsman Specialty Chemical Corporation's rights and obligations under Section 10.4(b) of the Purchase and Sale Agreement, dated March 21, 1997, by and among Texaco Inc., Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation, and (iii) each such Transfer shall be effected in a manner that complies with Section 202 of the General Corporation Law of the State of Delaware (the "DGCL"). From and after such time as MP executes a voting agreement pursuant to which MP, among other things, agrees to vote shares of stock of the Company beneficially owned by it and its Affiliates in favor of the Merger and the transactions contemplated by the Merger Agreement and until the Voting Covenant Expiration Date, (x) the Stockholders may transfer Subject Securities without limitation or restriction on the transferee (each such transferee is referred to as an "Unrestricted Transferee" and the securities so Transferred are referred to as "Unrestricted Shares") provided that after each such Transfer, the Stockholders and the HMP Trust collectively beneficially own at least the majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis (as determined at the time of such Transfer) entitled to vote at the meeting of the stockholders of the Company in respect of the Merger, the Merger Agreement and the transactions contemplated thereby (provided that, for purposes of this clause (x), any shares of stock of the Company that are currently beneficially owned by the HMP Trust are the subject of a demand registration notice served on the Company by a stockholder of the Company or are otherwise registered by the Company shall no longer be deemed to be beneficially owned by the HMP Trust on the earlier of (1) the date on which any such demand or similar notice is served upon the Company (until such time, if any, as such demand is withdrawn) and (2) the date on which any such registration statement becomes effective), and (y) the Stockholders (and any transferee of Subject Securities that is not an Unrestricted Transferee) may Transfer shares of Company Common Stock beneficially owned by the Stockholders (or such transferee) that are subject to the terms of this Agreement on the date hereof; provided, however, that (i) after giving effect to each such proposed Transfer, the number of Subject Securities which remain subject to the terms of this

Agreement (including Transferred securities as to which the transferee has complied with (ii) below) shall represent not less than a majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis (as determined at the time of such Transfer) entitled to vote at the meeting of the stockholders of the Company in respect of the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) the proposed transferee thereof enters into this Agreement as a Stockholder (which shall be a valid and binding obligation of and enforceable against such transferee) as if an original signatory hereto agreeing to be bound by the voting covenant and grant of proxy herein with respect to such Transferred Company Common Stock (for the avoidance of doubt, the transferee will not be required to comply with this Agreement with respect to any Company Common Stock other than such Transferred Company Common Stock), (iii) the proposed Transfer shall not result in or constitute (A) an assignment of Huntsman Corporation's rights and obligations under Section 12.4 of the Purchase and Sale Agreement, dated March 23, 1994, by and among Texaco, Inc., Texaco Limited, Texaco Overseas Holdings Inc., Texaco Chemical Company and Huntsman Corporation or (B) an assignment of Huntsman Specialty Chemical Corporation's rights and obligations under Section 10.4(b) of the Purchase and Sale Agreement, dated March 21, 1997, by and among Texaco Inc., Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation and (iv) each such Transfer shall be effected in a manner that complies with Section 202 of the DGCL. Any proposed Transfer made in violation of the terms and conditions of this Voting Agreement shall be null and void and shall be of no force or effect.

ARTICLE III
VOTING OF SHARES

        3.1   Voting Covenant. Subject to the terms and conditions set forth in the Trust Agreement, each of the Stockholders and the Voting Agent hereby agrees that, during the period commencing on the date hereof and continuing until the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, and in connection with any written action by consent of stockholders of the Company (if then permitted), unless otherwise directed in writing by Parent, it shall cause the Subject Securities (other than the Trust Shares) to be voted to the extent any of the Subject Securities (other than the Trust Shares) may be lawfully voted and shall cause the HMP Trust to vote the Trust Shares to be voted to the extent permitted under the Trust Agreement (provided that notwithstanding the terms of the Trust Agreement, the Voting Agent shall use reasonable efforts (it being understood that "reasonable efforts" in this parenthetical shall not include any requirement to (1) pay monies, (2) suffer a loss of economic value or (3) commence any litigation or other proceeding) to cause the Trust Shares beneficially owned by the Voting Agent to be voted as follows):

        (a)   in favor of approval of the Merger, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement, and in favor of any action in furtherance of any of the foregoing; and

        (b)   against any Competing Proposal and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Transactions.

        3.2   Proxy.

        (a)   By way of execution and delivery of this Agreement, each of the Stockholders and the Voting Agent appoint and constitute Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholders' and the Voting Agent's voting rights with respect to the Subject Securities (subject to the terms of the Trust Agreement). Upon the execution of this Agreement, all prior proxies given by the Stockholders and the Voting Agent with respect to any of the

Subject Securities shall be deemed revoked, and each of the Stockholders and the Voting Agent agrees that no subsequent proxies will be given with respect to any of the Subject Securities.

        (b)   This proxy is irrevocable, is coupled with an interest and is granted in consideration of Parent entering into the Merger Agreement. This proxy will terminate (i) on the Voting Covenant Expiration Date, and (ii) with respect to Unrestricted Shares, upon the date of Transfer to an Unrestricted Transferee.

        (c)   Until the termination of this proxy pursuant to Section 3.2(b), the attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Subject Securities other than Unrestricted Shares at any time at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company (if then permitted):

          (i)    in favor of approval of the Merger, and the adoption and approval of the Merger Agreement and the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement; and in favor of any action recommended by the Board of Directors in furtherance of any of the foregoing; and

          (ii)   against any Competing Proposal and against any action or agreement that Parent has advised the Stockholders in writing in advance would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Transactions.

        (d)   The Stockholders and the Voting Agent may vote the Subject Securities on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters provided that this does not have the effect or intent of frustrating clause (c) above.

        (e)   This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholders and the Voting Agent.

        (f)    The Stockholders and the Voting Agent shall not be liable for any breach of this Agreement arising out of any exercise by Parent of the proxy granted to Parent pursuant to this Section 3.2.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        4.1   Valid Existence. The Foundation hereby represents and warrants that it is a Utah nonprofit corporation duly incorporated and validly existing under the laws of the State of Utah, pursuant to articles of incorporation, which as amended are currently in effect. CGF hereby represents and warrants that it is a charitable trust, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, pursuant to a declaration of trust, which as amended is currently in effect

        Each of the Stockholders hereby represents and warrants to Parent as follows:

        4.2   Authorization. Such Stockholder has all power and authority necessary and the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        4.3   No Conflicts or Consents.

        (a)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Law or Judgment applicable to such Stockholder or by which it or any of its properties is or may be bound or affected, or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (other than the Trust Shares) pursuant to, any agreement, contract or other arrangement (whether written or oral) to which such Stockholder is a party or by such Stockholder or any of its assets or properties is or may be bound or affected.

        (b)   The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any additional or further consent or approval of any Person.

        4.4   Title to Securities. As of the date of this Agreement, (a) such Stockholder Owns (free and clear of any encumbrances or restrictions, except such as may exist under applicable securities laws) the Subject Securities (other than the Trust Shares) set forth under the heading "Subject Securities" below such Stockholder's name on the signature page hereof, and (b) such Stockholder does not Own, directly or indirectly, any Subject Securities (other than the Trust Shares) other than those set forth under the name of such Stockholder on the signature page hereof. None of the Subject Securities (other than the Trust Shares) Owned by such Stockholder is subject to any proxy, voting trust or other agreement, arrangement or restriction (whether written or oral) with respect to the voting of the Subject Securities (other than the Trust Shares), except as contemplated by this Agreement.

        4.5   Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be true and correct in all respects at all times through the Voting Covenant Expiration Date.

ARTICLE V
TERMINATION

        5.1   Termination. This Agreement shall terminate on the Voting Covenant Expiration Date.

ARTICLE VI
ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE VOTING AGENT

        6.1   Stockholder Information. Each of the Stockholders and the Voting Agent hereby agrees to permit Parent and Merger Sub to publish and disclose such Stockholder's and the Voting Agent's identity and ownership of Subject Securities and the nature of such Stockholder's and the Voting Agent's commitments, arrangements and understandings under this Agreement in any prospectus, offering memorandum or other marketing materials (including rating agency materials and road show materials) prepared in connection with the financing to be obtained by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement and in any disclosure required to be filed by Parent, Merger Sub or any of its Affiliates with any Governmental Entity.

        6.2   Waiver of Appraisal Rights. Each of the Stockholders and the Voting Agent hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that such Stockholder and the Voting Agent may have by virtue of any Subject Securities Owned by such Stockholder or the Voting Agent (whether under the DGCL), by written or unwritten agreement, contract, arrangement or otherwise.

        6.3   No Solicitation. Subject to the Stockholders' rights to make Transfers in Section 2.3 and to solicit Transferees for the purpose of making such Transfers permitted by Section 2.3, each of the Stockholders and the Voting Agent agrees that Section 4.2 of the Merger Agreement shall apply to such Stockholder and the Voting Agent mutatis mutandis (for the avoidance of doubt, nothing in this Section shall limit the right of any Stockholder to solicit or make Transfers of Company Common Stock otherwise in compliance with Section 2.3 regardless of whether the transferee or proposed transferee would as a result of, or after, such Transfer beneficially own, individually or as a part of a group, 25% of the voting stock of the Company).

        6.4   Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, the Stockholders and the Voting Agent shall and do hereby authorize the Company or the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to any of the Subject Securities.

        6.5   Further Assurances. If a Stockholder is the beneficial owner, but not the record owner, of any Subject Securities (other than the Trust Shares), such Stockholder agrees to take all actions to cause the record holder and any of its nominees to vote all of such Subject Securities (other than the Trust Shares) as required by Sections 3.1 and 3.2 hereof. The Stockholders shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF VOTING AGENT

        The following representations and warranties are given by the Voting Agent:

        7.1   Authorization. The Voting Agent represents and warrants that he has all power and authority necessary and capacity to execute and deliver this Agreement, to perform his obligations hereunder (subject to the terms of the Trust Agreement) and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Voting Agent and this Agreement constitutes a legal, valid and binding obligation of the Voting Agent, enforceable against the Voting Agent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        7.2   No Conflicts or Consents.

        (a)   The execution and delivery of this Agreement by the Voting Agent does not, and, subject to the terms of the Trust Agreement, the performance of this Agreement by the Voting Agent will not, (i) conflict with or violate any Law or Judgment applicable to the Voting Agent or any of his or its respective properties or assets, or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any agreement, contract or other arrangement (whether written or oral) to which the Voting Agent is a party or pursuant to which any of its or his respective properties or assets are or may be bound.

        (b)   The execution and delivery of this Agreement by the Voting Agent does not, and the performance of this Agreement by the Voting Agent will not, require any consent or approval of any Person.

        7.3   Further Actions. The Voting Agent agrees that he will, and will cause his controlled Affiliates or representatives to take, or cause to be taken, all appropriate actions, and to do or cause to be done all things necessary, proper or advisable under applicable Law or otherwise to, in the most expeditious manner possible, effect the terms of this Agreement. The Voting Agent further agrees that he will not, and will cause his Affiliates and representatives not to, take any actions (including, without limitation, authorizing, directing or effecting any voluntary dissolution of any Stockholder or the HMP Trust) that would, or would reasonably be expected to, result in obligations set forth in this Agreement not being satisfied in accordance with its terms.

ARTICLE VIII
MISCELLANEOUS

        8.1   Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        8.2   Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), or (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

    To Parent:

      Hexion Specialty Chemicals, Inc.
      180 East Broad Street
      Columbus, OH 43215
      Telecopy: 614-225-7299
      Attention: William Carter

    with a required copy to (which copy shall not constitute notice):

      Apollo Management VI, L.P.
      9 West 57th Street, 43rd Floor
      New York, NY 10019
      Attention: Mr. Joshua Harris
                        Mr. Scott Kleinman

      and to:

      O'Melveny & Myers LLP
      Times Square Tower
      7 Times Square
      New York, New York 10036
      Attention: John M. Scott, Esq.
      Facsimile: 212-326-2061

    with a further copy to (which further copy shall not constitute notice):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Andrew J. Nussbaum, Esq.
      Facsimile: 212-403-2000

    To the Foundation:

      The Jon and Karen Huntsman Foundation
      500 Huntsman Way
      Salt Lake City, Utah 84108
      Attention: Jon M. Huntsman

    with a required copy to (which copy shall not constitute notice):

      Stoel Rives LLP
      201 S. Main Street, Suite 1100
      Salt Lake City, Utah 84111
      Attention: Richard H. Johnson, Jr.
      Facsimile: 801-578-6999

    To the CGF:

      Fidelity Charitable Gift Fund
      200 Seaport Boulevard, ZE7C
      Boston, MA 02110
      Attention: Mark Alcaide

    with a required copy to (which copy shall not constitute notice):

      Thomas W. Bridge, Esq.
      82 Devonshire Street, F7B
      Boston, MA 02109

    To the Voting Agent:

      Jon M. Huntsman
      500 Huntsman Way
      Salt Lake City, Utah 84108

    with a required copy to (which copy shall not constitute notice):

      Stoel Rives LLP
      201 S. Main Street, Suite 1100
      Salt Lake City, Utah 84111
      Attention: Richard H. Johnson, Jr.
      Facsimile: 801-578-6999.

        8.3   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, then this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business, legal and other purposes of such invalid or unenforceable term.

        8.4   Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein or therein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        8.5   Assignment; Binding Effect. Except as expressly permitted herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any of the Stockholders or the Voting Agent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each of the Stockholders and the Voting Agent and their successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Article II or Article VI or elsewhere in this Agreement, this Agreement shall be binding upon any Person (other than any Unrestricted Transferee) to whom any Subject Securities (other than the Trust Shares) are Transferred or otherwise conveyed. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

        8.6   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each of the Stockholders and the Voting Agent agrees that, in the event of any breach or threatened breach by such Stockholder or the Voting Agent of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each of the Stockholders and the Voting Agent further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6, and each of the Stockholders and the Voting Agent irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        8.7   Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of the Stockholders and the Voting Agent under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Laws.

        8.8   Governing Law; Venue.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (b)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR

PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.8.

        8.9   Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.10 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.11 [intentionally omitted].

        8.12 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        8.13 Stockholder Capacity. The Stockholder signs solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the

Stockholder's Subject Shares. Nothing in this Agreement shall limit or affect any actions taken by a Person who is or becomes a director or officer of the Company taken and in such capacity to the extent this Agreement could be construed to restrict the exercise by such Person of his or her fiduciary duties as a director or officer of the Company.

        8.14 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

* * * * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HEXION SPECIALTY CHEMICALS, INC.
By:	/s/ WILLIAM H. CARTER
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer
THE JOHN AND KAREN HUNTSMAN FOUNDATION
By:	/s/ JON M. HUNTSMAN
Name:	Jon M. Huntsman
Title:	President
Subject Securities: [21,782,000]
FIDELITY CHARITABLE GIFT FUND
By:	/s/ MARK ALCAIDE
Name:	Mark Alcaide
Title:	SVP—Chief Financial Officer
Subject Securities: [1,980,000]
/s/ JON M. HUNTSMAN
Name:	JON M. HUNTSMAN
Subject Securities: [21,782,000]

APPENDIX C

        THIS VOTING AGREEMENT, dated as of July 12, 2007 (this "Agreement") by and among Hexion Specialty Chemicals, Inc., a New Jersey corporation ("Parent"), and MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. (collectively, "Stockholder").

        WHEREAS, the Stockholder is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of certain shares of common stock of Huntsman Corporation, a Delaware corporation (the "Company");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, a newly-formed Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub with and into the Company (the "Merger");

        WHEREAS, the execution and delivery of this Agreement by the Stockholder,and the form and substance of this Agreement, have been approved by the board of directors of the Company;

        WHEREAS, Stockholder has engaged UBS Securities LLC ("UBS") to provide it with certain services in connection with its ownership of securities of the Company pursuant to a written fee agreement, and, pursuant to such agreement, Stockholder would incur additional fees in the amount of $13,000,000 in the event of a merger transaction with Parent as compared to the fees payable thereunder with respect to a previously proposed merger with Basell AF, and Parent acknowledges that the Company has agreed, in connection with this Agreement and the Merger Agreement, to reimburse or otherwise be responsible for such additional fees as set forth herein at the closing of the Merger, without any reduction in the amount of $28 per share consideration being paid to Company stockholders in the Merger;

        WHEREAS, in connection with the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive the Merger Consideration; and

        WHEREAS, Parent has required, as a condition to its entering into the Merger Agreement, that the Stockholder enter into this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as set forth below:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

        1.1   Definitions. Capitalized terms used herein and not defined have the meanings given to such terms in the Merger Agreement. For purposes of this Agreement:

        "Judgment" means any judgment, order or decree.

        "Law" means any federal, state or foreign constitutional provision, statute, law (including common law), ordinance, rule, regulation or interpretation of any Governmental Entity.

        A Person is deemed to "Own" or to have acquired "Ownership" of a security if such Person (i) is the record owner of such security or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

        "Person" means any individual (including any beneficiary of the Stockholder), firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "Subject Securities" means: all securities of the Company (including all shares of Company Common Stock, Company Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder.

        "Trust Shares" means all shares of Company Common Stock held by the HMP Equity Trust, a Delaware trust (the "HMP Trust"), or with respect to which the HMP Trust has the ability to control the voting thereof.

        A Person is deemed to have effected a "Transfer" of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person (other than Parent or any subsidiary of Parent), (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person (other than Parent or any subsidiary of Parent), or (iii) reduces such Person's beneficial ownership of, or interest in, such security.

        "Voting Covenant Expiration Date" means the earliest to occur of (i) the date upon which the Merger Agreement is validly terminated pursuant to the terms of Section 4.1 thereof and (ii) the Effective Time of the Merger.

        1.2   Rules of Construction.

        (a)   Unless otherwise indicated, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section or clause shall be to the Captions, Recitals, Articles, Sections and clauses of this Agreement.

        (b)   The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

ARTICLE II
VOTING OF SHARES

        2.1   Voting Covenant. Subject to the terms and conditions set forth in the Trust Agreement, the Stockholder hereby agrees that if it or any entity it controls is the record owner of any Subject Securities at the record date of any meeting of the stockholders of the Company, however called, or the record date of any adjournment or postponement thereof, and in connection with any written action by consent of stockholders of the Company (if then permitted) with respect to which it Owns Subject Securities on the applicable record date, unless otherwise directed in writing by Parent, it will execute and timely deliver a proxy card in the usual form (or the written consent, as applicable) to cause the Subject Securities Owned on the applicable record date to be voted to the extent any of the Subject Securities may be lawfully voted and shall consent to the voting by the HMP Trust of any Trust Shares to be voted to the extent any of the Trust Shares may be lawfully voted:

        (a)   in favor of approval of the Merger, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement, and in favor of any action in furtherance of any of the foregoing; and

        (b)   against any Competing Proposal.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        3.1   Valid Existence. The Stockholder represents and warrants to Parent that the three limited partnerships that constitute the Stockholder are validly existing under the laws of their jurisdiction of formation.

        Stockholder hereby represents and warrants to Parent as follows:

        3.2   Authorization. The Stockholder has all power and authority necessary and the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3   No Conflicts or Consents.

        (a)   The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any Law or Judgment applicable to the Stockholder or by which it or any of its properties is or may be bound or affected, or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (other than the Trust Shares) pursuant to, any agreement, contract or other arrangement (whether written or oral) to which the Stockholder is a party or by the Stockholder or any of its assets or properties is or may be bound or affected.

        (b)   The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any additional or further consent or approval of any Person.

        3.4   Title to Securities. As of the date of this Agreement, the Trust Shares are Owned by the HMP Trust. As of the date hereof, none of the Subject Securities or the Trust Shares Owned by the Stockholder is subject to any proxy, voting trust or other agreement, arrangement or restriction (whether written or oral) with respect to the voting of the Subject Securities or the Trust Shares, except as contemplated by this Agreement or as set forth in the Amended and Restated Trust Agreement of the HMP Equity Trust, as amended by Amendment No.1 thereto of even date herewith.

        3.5   Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be true and correct in all respects at all times through the Voting Covenant Expiration Date.

ARTICLE IV
TERMINATION

        4.1   Termination. This Agreement shall terminate on the Voting Covenant Expiration Date.

ARTICLE V
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

        5.1   Transfer. The Stockholder agrees that it will retain in the HMP Trust at least 19,870,000 Shares Owned by it through the date of the closing of the Merger, provided that it may Transfer all or part of such shares so long as (i) the Corporation, in its reasonable discretion, agrees that such Transfer does not constitute an assignment of (x) Huntsman Corporation's rights and obligations under Section 12.4 of the Purchase and Sales Agreement, dated March 23, 1994, by and among Texaco, Inc., Texaco Limited, Texaco Overseas Holdings Inc., Texaco Chemical Company and Huntsman Corporation or (y) Huntsman Specialty Chemicals Corporation's rights and obligations under Section 10.4(b) of the Purchase and Sale Agreement, dated March 21, 1997, by and among Texaco Inc., Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation or (ii) the Transferee grants all voting rights to such stock to the HMP Trust or to Jon Huntsman, in form and substance satisfactory to the Corporation in its reasonable discretion.

        5.2   Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, Parent acknowledges and agrees that the Company will reimburse to MP (if MP pays such amounts), or pay directly to UBS, $13,000,000 at the closing of the Merger.

        5.3   Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), or (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

    To Parent:

      Hexion Specialty Chemicals, Inc.
      180 East Broad Street
      Columbus, OH 43215
      Telecopy: 614-225-7299
      Attention: William Carter

    with a required copy to (which copy shall not constitute notice):

      Apollo Management VI, L.P.
      9 West 57th Street, 43rd Floor
      New York, NY 10019
      Attention: Mr. Joshua Harris
                        Mr. Scott Kleinman

      and to:

      O'Melveny & Myers LLP
      Times Square Tower
      7 Times Square
      New York, New York 10036
      Attention: John M. Scott, Esq.
      Facsimile: 212-326-2061

    with a further copy to (which further copy shall not constitute notice):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Andrew J. Nussbaum, Esq.
      Facsimile: 212-403-2000

    To MP:

      MatlinPatterson Global Opportunities Partners L.P.
      MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
      MatlinPatterson Global Opportunities Partners B, L.P.
      c/o MatlinPatterson Global Advisers LLC
      520 Madison Ave., New York, NY 10022-4213
      Attention: Robert H. Weiss, Esq.
      Facsimile: (212) 651-4011

    with a required copy to (which copy shall not constitute notice):

      Whalen LLP
      600 Anton Blvd. Ste. 1740
      Costa Mesa, CA 92626
      Attention: Michael Whalen, Esq.
      Facsimile: 714-384-4340.

        5.4   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, then this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business, legal and other purposes of such invalid or unenforceable term.

        5.5   Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein or therein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        5.6   Assignment; Binding Effect. Except as expressly permitted herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

        5.7   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        5.8   Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of the Stockholders under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Laws.

        5.9   Governing Law; Venue.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (b)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.9.

        5.10 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        5.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        5.12 [intentionally omitted].

        5.13 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        5.14 Stockholder Capacity. The Stockholder signs solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Subject Shares. Nothing in this Agreement shall limit or affect any actions taken by a Person who is or becomes a director or officer of the Company taken and in such capacity to the extent this Agreement could be construed to restrict the exercise by such Person of his or her fiduciary duties as a director or officer of the Company.

        5.15 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

* * * * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HEXION SPECIALTY CHEMICALS, INC.
By:	/s/ WILLIAM H. CARTER Name: William H. Carter Title: Executive Vice President and Chief Financial Officer
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS, L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS Name: Robert H. Weiss Title: General Counsel
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS B, L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS Name: Robert H. Weiss Title: General Counsel
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.
By:	MatlinPatterson Global Advisers LLC, its Investment Advisor
By:	/s/ ROBERT H. WEISS Name: Robert H. Weiss Title: General Counsel

APPENDIX D

July 12, 2007

Transaction Committee of the Board of Directors
Board of Directors
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Members of the Transaction Committee of the Board of Directors and the Board of Directors:

        Huntsman Corporation (the "Company"), Hexion Specialty Chemicals, Inc. (the "Acquiror") and Nimbus Merger Sub Inc., a wholly-owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into that certain Agreement and Plan of Merger, to be dated as of July 12, 2007 (the "Agreement"), pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the "Merger") in which each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Shares") (other than Company Shares held by the Company as treasury stock or held by the Acquiror or Acquisition Sub or by any subsidiary of the Acquiror, Acquisition Sub or the Company, or as to which dissenter's rights have been perfected) would be converted into the right to receive $28.00 per share in cash, such amount to be increased for each day after April 15, 2008, through and including the closing date of the Merger (the "Closing Date"), by adding thereto the excess of (i) an amount equal to $0.006137 per day over (ii) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared, made or paid on a Company Share from and after April 15, 2008 through and including the Closing Date (the "Consideration"). We understand that the Acquiror is entering into voting agreements (the "Voting Agreements") with certain beneficiaries and controlling persons of the HMP Equity Trust and certain other stockholders of the Company (collectively, the "Voting Stockholders" and together with the HMP Equity Trust and their respective beneficiaries and controlling persons, the "HMP Stockholders"), pursuant to which the Voting Stockholders have agreed, among other things, to vote in favor of the Merger (to the extent applicable, in accordance with the terms and provisions of the governance documents of the HMP Equity Trust).

        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the HMP Stockholders, the Acquiror and their respective affiliates.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above; (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Transaction Committee of the Board of Directors (the "Committee"), the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed drafts dated as of July 11, 2007 of the Agreement, the Voting Agreements and certain related documents (collectively, the "Transaction Documents") and a debt financing commitment letter to the Acquiror dated July 7, 2007; and

  (9)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Transaction Documents will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

        We are acting as financial advisor to the Company and the Committee in connection with the Merger and will receive a fee from the Company for our services, most of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, with the consent of the Company and the Committee, we or one or more of our affiliates may provide the Acquiror with, or otherwise assist the Acquiror in obtaining, the financing necessary to complete the Merger, for which services we would expect to receive additional compensation from the Acquiror or its affiliates. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In that respect, we have acted as financial advisor to the Company in connection with the pending sale of the Company's U.S. Base Chemicals and Polymers Business, and we expect to receive additional compensation from the Company upon consummation of such transaction. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Committee and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and transactions related thereto and does not constitute a recommendation to how any shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the

Company, other than the holders of the Company Shares (other than the HMP Stockholders, the Acquiror and their respective affiliates).

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than the HMP Stockholders, the Acquiror and their respective affiliates.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

APPENDIX E

[LOGO]

July 12, 2007

Transaction Committee of the Board of Directors
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Ladies and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share, of Huntsman Corporation, a Delaware corporation (the "Company"), other than the entities and individuals that are entering into voting agreements with Parent (as defined below) in connection with the Transaction (as defined below), the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, of the Merger Consideration (as defined below) to be received by such stockholders in connection with the Transaction, pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of July 12, 2007, (the "Agreement"), by and among Hexion Specialty Chemicals, Inc., a New Jersey corporation ("Parent"), Nimbus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company.

        As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Parent will acquire 100% of the Company's issued and outstanding common stock through a merger of Merger Sub with and into the Company (the "Transaction"), pursuant to which each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Transaction shall be converted into the right to receive $28.00 in cash (the "Merger Consideration").

        Cowen and Company, LLC ("Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        We have been engaged by the Transaction Committee of the Board of Directors of the Company solely to render an opinion with respect to the Transaction and will receive a fee from the Company for providing this opinion pursuant to the terms of our engagement letter with the Transaction Committee, dated as of June 18, 2007, as amended. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company, Parent and their respective affiliates and have received, and may receive, fees for the rendering of such services.

        In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a draft of the Agreement received on July 9, 2007, which is the most recent draft made available to Cowen;

  •
  certain publicly available financial and other information for the Company, including equity research, and certain other relevant financial and operating data furnished to Cowen by the Company management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Management Scenario"), prepared by the Company's management;

  •
  discussions we have had with certain members of the Company's management concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

  •
  certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

  •
  the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the Company Management Scenario, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of our opinion

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verification, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Management Scenario was reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and, with your consent, we have assumed that such projections provide a reasonable basis for our opinion.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Parent, we have relied on the advice of legal counsel to the Company. Our services to the Transaction Committee in connection with the Transaction have been comprised solely of rendering an opinion from a financial point of view with respect to the Merger Consideration. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We were not engaged to be involved in any determinations of the Board of Directors, the Transaction Committee or the Company management to pursue strategic alternatives or in the negotiation of any of the terms of the Transaction, and we were not authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company. We have, with your consent, assumed that all shares of the Company's 5%

Mandatory Convertible Preferred Stock will be converted into shares of the Company's common stock prior to the closing of the Transaction, and, accordingly, our opinion does not address such conversion or the fairness thereof.

        For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

        It is understood that this letter is intended for the benefit and use of the Transaction Committee of the Board of Directors of the Company in considering the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Transaction by the holders of the common stock of the Company, other than the entities and individuals that are entering into voting agreements with Parent in connection with the Transaction, the HMP Equity Trust and their respective beneficiaries, controlling persons and affiliates, is fair, from a financial point of view, to such stockholders.

Very truly yours,

COWEN AND COMPANY, LLC

APPENDIX F

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, will apply as nearly as is practicable.

        (d)   Appraisal rights will be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares will deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, will, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation will send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation will send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that will be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date will be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date will be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder will have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, will be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which will within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition will be filed by the surviving or resulting corporation, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court will determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal will be filed within the time provided in subsection (e) of this section, or if such stockholder will deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation will have the status of authorized and unissued shares of the surviving or resulting corporation.

HUNTSMAN CORPORATION

SPECIAL MEETING OF STOCKHOLDERS
, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF HUNTSMAN CORPORATION

        The undersigned holder of common stock of Huntsman Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated            , 2007, and revoking all prior proxies, hereby appoints [                        ] and [                        ] (together, the "Proxies"), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of common stockholders of Huntsman Corporation to be held at                        , at             a.m. on             ,            , 2007, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:

1.
To adopt the Agreement and Plan of Merger, dated as of July 12, 2007, among Hexion Specialty Chemicals, Inc., a corporation organized under the laws of New Jersey, and Huntsman, as the same may be amended from time to time, pursuant to which Huntsman will become a wholly-owned subsidiary of Hexion Specialty Chemicals, Inc., and each outstanding share of Huntsman common stock will be converted into the right to receive the merger consideration.

        / /    FOR / /    AGAINST / /    ABSTAIN

2.
To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Proxy cards properly executed and returned without direction will be voted "FOR" each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: , 2007	IMPORTANT: Please insert date.
INDIVIDUAL HOLDER:	Signature—Please write legibly
Signature
Print Name Here
Signature (if held jointly)
Print Name Here
CORPORATE OR PARTNERSHIP HOLDER:
Company Name
By:
Its: